Exhibit 10.20

Confidential

SHARE PURCHASE AGREEMENT

Among

LABSTYLE INNOVATION LTD.

DARIO HEALTH CORP.

UPRIGHT TECHNOLOGIES LTD.

VERTEX V (C.I.) FUND L.P., AS HOLDER REPRESENTATIVE

and

THE SELLING SHAREHOLDERS

Dated as of January 27, 2021

Exhibits and Schedules

Exhibit A - Escrow Agreement

Exhibit B - Written Declaration of Loss or Destruction

Exhibit C - Share Transfer Deeds

Exhibit D - Director Resignation Letters

Exhibit E - Company Closing Certificate

Exhibit F – Form of Lock-Up Agreement

Exhibit G – Employment Agreement

Exhibit H – Holdback Agreement

Exhibit I – Legal Opinion

Schedule 1 - Selling Shareholders

Schedule 2 – Knowledge Group

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of January 27, 2021 (the “Effective Date”), is entered into by and among Labstyle Innovation Ltd., an Israeli company (“Purchaser”) and a wholly-owned subsidiary of Dario Health Corporation, a Delaware corporation (“Parent”), UpRight Technologies Ltd., an Israeli company (the “Company”), Vertex V (C.I.) Fund L.P., solely in its capacity as the representative of the Indemnifying Persons (the “Holder Representative”), and each of the Persons identified on Schedule 1 (the “Selling Shareholders”).

WHEREAS each Selling Shareholder is the record owner of the number of Company Shares (as defined below) set forth opposite such Selling Shareholder’s name on Section 3.03(a) of the Company Disclosure Schedule;

WHEREAS the Selling Shareholders are the record owners of, in the aggregate, 100% (one hundred percent) of the issued and outstanding Company Shares;

WHEREAS the Parties intend, subject to the terms and conditions herein, to effect an acquisition by Parent, through the Purchaser, of all of the issued and outstanding share capital of the Company, by way of a share purchase of all of the issued and outstanding share capital of the Company;

WHEREAS as further provided in this Agreement, Purchaser shall have certain indemnification rights against the Indemnifying Persons (as defined below), and will deposit with the Escrow Agent the Escrow Fund otherwise payable by Purchaser to the Indemnifying Persons as security for indemnification obligations, which shall be held in accordance with the provisions of an escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) and the Selling Shareholders have carefully considered the terms of this Agreement and have determined that the terms and conditions of the transactions contemplated hereby, including the Transactions, are fair to and in the best interests of, and are advisable to, the Company and the Equityholders (as defined below), and the Company Board of Directors unanimously recommended that the Selling Shareholders vote for the approval of this Agreement and the transactions contemplated hereby and will be submitting the execution and delivery of this Agreement and the performance of the transaction contemplated hereby to the Selling Shareholders for their approval and adoption in accordance with the Articles and the Companies Law (the “Shareholders Resolution1”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Key Executive is executing and delivering to Purchaser or Parent, as applicable (1) an employment agreement in the form attached hereto as Exhibit G (the “Employment Agreement”), and (2) a holdback agreement, solely with respect to the Key Executive (the “Holdback Agreement”), in the form attached hereto as Exhibit H, in each case to be effective as of the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties hereto, intending to be legally bound, agree as follows:

1 TBD whether this would be done via POAs.

ARTICLE I

DEFINITIONS

Section 1.01	Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

“104H Interim Ruling” shall mean an interim approval confirming, among other matters, that Parent and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments made with respect to an Electing Holder.

“104H Tax Ruling” shall have the meaning ascribed to such term in Section 2.09(c).

“102 Trustee” shall mean a trustee appointed by the Company and approved by the ITA to act as a trustee of the Company Option Plan for the purposes of Section 102.

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of the Company, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company; and (b) all other accounts or notes receivable of the Company.

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquisition Proposal” means, other than the Transactions or any alternative transaction proposed by Purchaser or Parent, any transaction or series of transactions involving: (i) the sale, exclusive license, disposition or acquisition of all or any portion of the business of or more than 10% of the assets of the Acquired Companies, (ii) the issuance, disposition or acquisition of (a) any shares or other equity security of any Acquired Company (other than in connection with the Transactions or the exercise or conversion of any Company Preferred Shares, Company Option, Company Warrant or any other convertible securities of the Company), (b) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any shares or other equity security of any Acquired Company, or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving any Acquired Company.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with, such Person; provided that with respect to any venture capital fund the term “Affiliate” shall not include any portfolio company that may otherwise fall under the definition of “Affiliate”.

“Agreed Amount” shall have the meaning ascribed to such term in Section 11.04.

“Aggregate Consideration” means (i) the Base Closing Consideration, plus (ii) the Company Cash, less (iii) the Company Debt, plus (iv) any Working Capital Excess, less (v) any Working Capital Deficit, less (vi) the Transaction Expenses plus (vii) the aggregate exercise price for all Assumed Options.

“Aggregate Indemnity Amount” shall mean the sum of the Escrow Fund.

“Annual Financial Statements” shall have the meaning ascribed to such term in Section 3.06.

“Antitrust Filing” shall have the meaning ascribed to such term in Section 6.04.

“Articles” means the Amended and Restated Articles of Association of the Company, as amended from time to time.

“Assumed Options” shall have the meaning ascribed to such term in Section 2.10.

“Audit” means any audit, assessment, or other inquiry or examination relating to Taxes by any Tax Authority.

“Base Closing Consideration” means an amount equal to $29,500,000.

“Business” means the business of the Acquired Companies as currently conducted or as currently contemplated to be conducted, in the absence of the Transactions and implication thereon on the Company’s proposed business following the Closing (if any).

“Business Day” means any day that is not a Friday, Saturday, Sunday or other day on which banks are required to be closed in the State of New York or in the State of Israel.

“Change of Control Payments” means any amount payable by an Acquired Company pursuant to an obligation by such Acquired Company under a plan or agreement of any of the Acquired Companies in effect prior to the Closing to any Person (including any Company Employee or former employees of the Company) as a result of or in connection with the Transactions, including to the extent attributed to the acceleration or early vesting of any right or benefit or lapse of any restriction as a result of or in connection with the Transactions (other than acceleration of Company Options in effect on the Effective Date and as disclosed in the Company Disclosure Schedule); but excluding in all cases: (a) any Transaction Expenses; and (b) any payments made pursuant to obligations of the Company in this Agreement.

“Claimed Amount” shall have the meaning ascribed to such term in Section 11.04.

“Closing” shall have the meaning ascribed to such term in Section 2.12.

“Closing Date” shall have the meaning ascribed to such term in Section 2.12.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the balance sheet included in the Interim Financial Statements.

“Company Benefit Arrangements” shall have the meaning set forth in Section 3.16.

“Company Board of Directors” shall have the meaning ascribed to such term in the Recitals.

“Company Cash” shall mean, as of the Closing Date, without duplication, the aggregate of all the Company’s and the Subsidiaries’ cash and cash equivalents in hand and, to the extent not already reflected in cash and cash equivalents, all cash deposits (including cash deposit with any financial, banking, lending or other similar institution as recorded in banking statements), in each case as determined in accordance with GAAP.

“Company Closing Certificate” shall have the meaning ascribed to such term in Section 8.02.

“Company Debt” shall mean as of the Closing Date, without duplication, the Indebtedness of the Company, whether or not recognized as such in accordance with GAAP, and including those resulting from (or otherwise becoming due pursuant to) the transactions contemplated hereunder.

“Company Disclosure Schedule” means the disclosure schedules of the Company regarding this Agreement that has been delivered by the Company to Purchaser concurrently herewith.

“Company Employee” means any current employee of the Acquired Companies.

“Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or is required to be contributed to, by the Acquired Companies for the benefit of any Company Employee or former employee, or with respect to which any Acquired Company has or may have any liability or obligation.

“Company Intellectual Property” means all Intellectual Property used or held for use in the Business by the Acquired Companies as of or prior to the Closing.

“Company Intellectual Property Registrations” means all of the Intellectual Property Registrations owned by, under obligation of assignment to or filed in the name of, the Acquired Companies or otherwise pertaining to any Company Intellectual Property.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights of the Acquired Companies.

“Companies Law” means the Companies Law 5759-1999 of the State of Israel.

“Company Option” shall have the meaning ascribed to such term in Section 3.03.

“Company Optionholder” means a holder of a Company Option.

“Company Option Plan” means the Company’s 2015 Israeli Share Option Plan and the US Addendum thereto, as amended from time to time.

“Company Ordinary Shares” means the ordinary shares of the Company, nominal value NIS 0.01 each.

“Company Patents” means the Patents included in the Company Registered Intellectual Property.

“Company Preferred Shares” means the preferred shares of the Company, including the Preferred Seed Shares, Preferred A Shares and the Preferred B Shares.

“Company Products” means all products, devices, controllers, architecture, technology, software, firmware or service offerings of the Company that have been marketed, sold, or distributed prior to the Effective Date by or on behalf of the Company, including any such products, devices, controllers, architecture, technology, software, firmware or service offerings which are under development.

“Company Registered Intellectual Property” means all of the Intellectual Property covered by the Company Intellectual Property Registrations.

“Company Shares” means collectively, the Company Ordinary Shares and the Company Preferred Shares.

“Company Warrantholder” means a holder of a Company Warrant.

“Company Warrants” means each warrant to purchase Company Shares, outstanding prior to Closing.

“Confidential Information” means all information constituting or relating to Intellectual Property relating to the Company, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and Contractor contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Company and its customers and vendors and all such similar information of Purchaser received by the Company and its respective Representatives in connection with this Agreement; provided, however, “Confidential Information” shall not include information which (i) is or becomes generally available to the public or general industry knowledge other than as a result of a breach of this Agreement by any Party; and (ii) is or becomes available to any Party on a non-confidential basis from a source other than the Company, provided, that such Party can demonstrate that such source was not known by such Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information.

“Consent” means any approval, consent, ratification or permission.

“Contested Amount” shall have the meaning ascribed to such term in Section 11.04.

“Consideration Allocation Certificate” means a spreadsheet that shall be delivered to the Purchaser three (3) Business Days prior to the Closing Date and shall set forth, as of the Closing Date, the following factual information relating to each Equityholder: (i) the names of all Selling Shareholders, their addresses, e-mail address, telephone number, and Israeli identification numbers (if available) of such Selling Shareholder (to the extent the Company has such information); (ii) the number (and class) of Company Shares held by each holder of Company Shares (including any Company Shares issued pursuant to the exercise of Company Warrants); (iii) the number of Vested Company Options held by each Company Optionholder; (iv) the number of Unvested Company Options held by each Company Optionholder and indicating the number of Unvested Company Options held by Company Employee; (v) the number of Promised Options held by each Company Employee and Contractors; (v) the portion of the Aggregate Consideration payable to each Selling Shareholder; (vi) the calculation of the Indemnity Pro Rata Share in the Escrow Fund with respect to each Indemnifying Person; and (vii) solely with respect to the Key Executive, the Key Executive Share Consideration in accordance with the terms of the Holdback Agreement.

“Consideration Shares” mean Parent Common Stocks, provided, however, that in the event that the Consideration Shares to be paid as the Shareholders Consideration would have otherwise reflected, On the Closing Date, more than 19.99% of Parent’s share capital on a fully diluted basis (the “Equity Blocker”), then the class of securities issued as Consideration Shares up to the Equity Blocker shall be Parent Common Stock, and the class of any securities issued as Consideration Shares in excess of the Equity Blocker shall be Parent Preferred Stock.

“Contractor” shall have the meaning ascribed to such term in Section 3.16(d).

“Contracts” means any and all legally binding written or oral contracts or other agreements or understandings (including all schedules, annexes and exhibits thereto, and all amendments, waivers, change orders and statements of work or the like related thereto) of any nature to which the Company is currently a party or by which any of the assets of the Company are currently bound, including loans, letters of credit, guarantees, leases, notes, indentures, security or pledge agreements, franchise agreements, master service contracts, purchase orders, work orders, statements of work, non-disclosure agreements, alliance/partner agreements, licenses, instruments, commitments, covenants not to compete, covenants not to sue, change of control agreements, employment agreements or settlement agreements.

“Control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of more than fifty percent (50%) of the voting securities, by contract or otherwise.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software or other Intellectual Property, that such software or Intellectual Property, or other software or other Intellectual Property incorporated into, derived from, used, or distributed with such software or Intellectual Property: (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) be redistributable at no license fee. Copyleft licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Copyleft Materials” means any software or other Intellectual Property subject to a Copyleft License.

“Documents” means this Agreement (including the Company Disclosure Schedule), the Escrow Agreement, the Payment Agent Agreement, and any other certificates or agreements delivered pursuant hereto or thereto.

“Domain Names” means registered Internet domain names.

“Effective Parent Stock Price” means the volume weighted average of the closing sale prices for one share of Parent Common Stock as quoted on the NASDAQ Global Select Market over the five Trading Days ending on the Effective Date, providing, however, that the Effective Parent Stock Price shall in no event be less than US$10.48 nor exceed US$15.72.

“Environmental Laws” means all applicable foreign, federal, state, district and local Laws currently in effect relating to pollution or protection of the environment, including (a) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment; (b) the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials, (c) the health and safety of persons (including employees) or property; and (d) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Occupational Safety and Health Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Atomic Energy Act, the Emergency Planning and Community Right-to- Know Act or any similar applicable Israeli or foreign Law.

“Equity Exchange Ratio” shall have the meaning ascribed to such term in the Consideration Allocation Certificate.

“Equityholder” means holder of (i) Company Shares, (ii) Company Options, (iii) Promised Options or (iv) Company Warrants.

“Equityholder Claim” shall have the meaning ascribed to such term in Section 2.06.

“Escrow Fund” means the Special IP Escrow Fund plus the Regular Escrow Fund.

“Escrow Agreement” shall have the meaning ascribed to such term in the Recitals.

“Escrow Agent” means an escrow agent selected by the Purchaser with the reasonable consent of the Company.

“Escrow Period” means a Period of 6 months commencing on the Closing Date, and solely with respect to the Sales Tax Escrow a Period of 12 months commencing on the Closing Date.

“Financial Statements” means, collectively, the Annual Financial Statements and the Interim Financial Statements.

“Fully Diluted Equity Securities” shall have the meaning ascribed to such term in Section 2.03.

“Fundamental Documents” means articles of association or certificate of incorporation and bylaws, , including all amendments thereto, as existing on the Effective Date.

“GAAP” means U.S. generally accepted accounting principles.

“General Enforceability Exceptions” shall have the meaning ascribed to such term in Section 3.02.

“Governmental Authority” means any Israeli, United States or foreign government, any state or provincial or other political subdivision thereof, any province, city or municipality, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Securities and Exchange Commission, the ITA, IRS or any other United States or foreign government authority, agency, department, board, commission or instrumentality of the United States or Israel, any state of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“Hazardous Materials” means all pollutants, contaminants, chemicals, wastes, and any other infectious, carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation or remediation under applicable Environmental Laws. The term “Hazardous Materials” includes petroleum and/or petroleum by-products, urea formaldehyde, flammable, explosive and radioactive materials, radon gas, PCBs, pesticides, herbicides, asbestos, silica, acids, metals and solvents.

“Holder Representative” shall have the meaning ascribed to such term in the Recitals.

“Indebtedness”2 of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable; (c) all reimbursement obligations of such Person with respect to letters of credit and similar instruments; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the “deferred purchase price” in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated); (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all obligations of such Person under forward sales, futures, options, swaps, collars, caps and other similar hedging arrangements (including interest rate hedging or protection agreements); (h) all obligations of such Person to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that the entire payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered; (i) all guaranties by such Person of obligations of others; and (j) all liabilities of such Person under leases required to be accounted for as capital leases under GAAP. Notwithstanding the foregoing, Indebtedness shall not include (i) any deferred revenues or obligations under cash deposits held back by the Company’s bank to secure bank guarantees provided under any lease agreements or payments under the Company’s credit cards, and (ii) that certain Bridge Loan by and between the Company and the Parent, dated as of December 23, 2020.

2 NTD: subject to further review of the Company’s accountants.

“Indemnifying Persons” shall have the meaning ascribed to such term in Section 10.02.

“Indemnity Pro Rata Share” shall mean with respect to each Indemnifying Person the quotient obtained by dividing: (w) the portion of the Aggregate Consideration payable to such Indemnifying Person under this Agreement for Company Shares held by such Indemnifying Person as of the Closing (including the Key Executive Share Consideration for the Key Executive being deemed for this purpose to have been issued in its entirety to such Key Executive at the Closing and having an aggregate dollar value as of the Closing equal to the Key Executive Share Value), by (x) the Aggregate Consideration payable to all Indemnifying Persons as of the Closing (in each case giving no effect to any withholdings pursuant to Section 2.09 or to any indemnification obligation pursuant to Article X) (including the Key Executive Share Consideration for the Key Executive being deemed for this purpose to have been issued in its entirety to such Key Executive at the Closing and having an aggregate dollar value as of the Closing equal to the Key Executive Share Value).

“Insurance Policies” shall have the meaning ascribed to such term in Section 3.20.

“Intellectual Property” means all (a) technology, including without limitation technology embodied in or relating to semiconductor devices, microprocessors, controllers, integrated circuits, and all components thereof including technology and processes for manufacturing, testing and validation, proprietary information and materials, and inventions (whether or not patentable or reduced to practice) and invention disclosures; (b) trade secrets, confidential and proprietary information, know-how, methodologies, processes, technical data, customer lists, customer contact information, and customer licensing and purchasing histories, manufacturing information, business plans, product roadmaps; (c) databases and data collections, computer programs, software (including all source code and object code), models, firmware, algorithms and implementations thereof, development tools, flow charts, programmers’ annotations and notes, product user manuals, and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded, product designs, reference designs and product specifications and documentation, mask works, integrated circuit topographies, works of authorship of any kind (whether or not published); (d) trademarks, service marks, product names, product packaging, trade dress, designations of origin, trade names and logos relating to any of the foregoing; and (e) improvements, modifications, enhancements, revisions and releases relating to any of the foregoing.

“Intellectual Property Contracts” shall have the meaning ascribed to such term in Section 3.13.

“Intellectual Property Registrations” means all: (i) Patents, including applications therefor; (ii) registered Trademarks and applications therefor, including intent-to-use applications; (iii) Copyright registrations and applications therefor; (iv) Domain Name registrations; (v) mask works and integrated circuit topography registrations and applications therefor; (vi) industrial design registrations and applications therefor; and (vii) other applications, certificates, filings, registrations or other documents issued by, filed with, or recorded by, any private, state, Governmental Authority or other public or quasi-public legal authority in connection with any Intellectual Property Rights.

“Intellectual Property Rights” means all worldwide common law and statutory rights in Intellectual Property arising from and/or associated with the Company Product, including the following: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) trade secrets, confidential information, know-how and proprietary information arising from or relating to Intellectual Property (“Trade Secrets”); (iii) copyrights, copyrights registrations and all applications therefor and renewals thereof, and all other rights corresponding thereto throughout the world arising from or relating to Intellectual Property (“Copyrights”); (iv) Domain Names; (v) industrial design rights; (vi) trade names, logos, slogans, trade dress, common law trademarks and service marks and goodwill associated with any of the foregoing (“Trademarks”); (vii) mask work and integrated circuit topography and registrations and applications therefor; (viii) moral and economic rights of authors and inventors, however denominated; and (ix) industrial designs and any registrations and applications therefor.

“Interim Financial Statements” shall have the meaning ascribed to such term in Section 3.06.

“Interim Option Ruling” shall have the meaning ascribed to such term in Section 2.11.

“Invention Assignment Agreements” shall have the meaning ascribed to such term in Section 3.13.

“IRS” means the Internal Revenue Service of the United States, or any successor agency thereto, including its agents, representatives, and attorneys.

“Israeli Securities Law” means the Israeli Securities Law, 1968, as amended, and the rules and regulations promulgated thereunder.

“Israeli Option Tax Ruling” shall have the meaning ascribed to such term in Section 2.11.

“ITA” means the Israel Tax Authority.

“Key Executive Share Consideration” means an aggregate number of shares of Parent Common Stock issued or issuable to the Key Executive pursuant to, and subject to the terms and conditions of, the Holdback Agreement between such Key Executive and Parent, which is equal to the Key Executive Share Value.

“Key Executive Share Value” means an aggregate amount of value equal to 30% of the entire Consideration Shares of the Key Executive (which, solely for attribution purposes, shall be attributed to Ordinary Shares held by Key Executive prior to Closing).

“Key Executive(s)” means Oded Cohen.

“Knowledge” means, (a) with respect to the Company, (i) the actual knowledge of the individuals listed on Schedule 2 (the “Knowledge Group”), and (ii) the facts or circumstances that would be known after reasonable inquiry by the individuals listed on Schedule 2, in each case which is reasonable in the course of preforming such individual’s duties; and (b) with respect to any other Person, the actual knowledge of such Person.

“Latest Balance Sheet Date” shall have the meaning ascribed to such term in Section 3.06.

“Law” means each provision of any currently existing applicable Israeli, federal, provincial, state, local or foreign law, statute, bylaw, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority and the principles of common law of any applicable jurisdiction.

“Lease(s)” means all leases, subleases (including where an Acquired Company is the sublessor), licenses, sublicenses or other agreements pursuant to which the Acquired Companies use or occupy, or have the right to use or occupy, any of the Leased Real Property, and all rights associated therewith.

“Leased Real Property” means the real property leased or licensed in the name of the Acquired Companies or used or held for use primarily in connection with the conduct of the Business, as now conducted.

“Liability” or “Liabilities”3 means any and all debts, liabilities, payables, commitments, obligations, and the costs or expenses related thereto, whether absolute or contingent, liquidated or unliquidated, secured or unsecured, matured or unmatured, determined or undeterminable, and whether or not accrued or reflected on a balance sheet, including those arising under any Law, Contract or Proceeding (regardless of whether such liabilities arising under such Law, Contract or Proceeding are required to be reflected on a balance sheet in accordance with GAAP).

“Lien” shall mean any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities, and other restrictions or charges of any kind or nature whatsoever (other than general restrictions under applicable Laws).

“Losses” means all actual losses, claims, damages (excluding consequential, special, exemplary damages of any kind, and punitive damages imposed on the Purchaser (unless actually awarded to a third party)), Liabilities, deficiencies, dues, penalties, fines, costs, obligations, Taxes, judgments, expenses and reasonable fees, including court costs and reasonable attorneys’, accountants’, Contractors’, and other professional fees and expenses actually incurred in connection with any pending or threatened Proceeding, injunction, judgment, order, decree, or ruling or enforcement of rights hereunder, and whether or not deriving out of a Third Party Claim indemnifiable in accordance with the terms of this Agreement.

“Material Adverse Effect” means any event, change or effect that is, either individually or in the aggregate, that (i) has a material adverse effect to the condition (financial or otherwise), properties, assets, liabilities, business or operations of the Acquired Companies or Parent, as applicable, taken as a whole; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded (i) any effects resulting from conditions generally affecting the industry or industries in which the Company or Parent, as applicable, participates or the Israeli, U.S. or global economy or capital markets as a whole to the extent that such conditions do not have a disproportionate impact on the Company or Parent, as applicable, when compared to other companies in the industries in which the Company or Parent, as applicable, participates; (ii) with respect to the Company, effects resulting from the execution of this Agreement or announcement or pendency of the Transactions including the impact thereof on (1) relationships, contractual or otherwise, with customers, suppliers, distributors, employees or partners, (2) any resulting actions of competitors of the Company, and (3) any resulting shortfalls or declines in revenue, margins or profitability; (iii) general economic, business or political conditions (to the extent that such conditions do not have a materially disproportionate impact on the Company or Parent, as applicable, when compared to other companies in the industries or geographies in which the Company or Parent, as applicable, participates); (iv) with respect to the Company, failure to meet any projections or forecasts, in and of itself; (v) acts of God or other calamities, national or regional political or social conditions, including acts of god, stoppages or shutdowns of any Governmental Authority, any declaration of war, hostilities, act of terrorism, military actions, pandemics, epidemics or disease outbreaks or any escalation or material worsening of any such stoppages or shutdowns, in each case, existing or underway as of the date hereof, (to the extent that such conditions do not have a disproportionate impact on the Company or Parent, as applicable, when compared to other companies in the industries or geographies in which the Company or Parent, as applicable, participates); (vi) changes in applicable Laws or in generally accepted accounting principles or accounting standards, or changes in general legal, regulatory or political conditions; (vii) any action taken by the Acquired Companies that is required under or otherwise consummate the Transactions (including this Agreement), or (viii) any Law or any directive, pronouncement or guideline issued by a Governmental Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, the COVID-19 pandemic.

3 NTD: subject to further review of the Company’s accountants.

“Material Contract” means any Contract identified or required to be identified in Section 3.12(a) of the Company Disclosure Schedule.

“Net Working Capital” means, as the Closing Date, (i) the Company’s total current assets as of the Closing (as defined by and determined in accordance with GAAP), less (ii) the Company’s total current liabilities as of the Closing (as defined by and determined in accordance with GAAP. For purposes of calculating the Net Working Capital, (i) the Company’s current assets shall (regardless of whether they would be treated as a current asset under GAAP) exclude all Company Cash, and (ii) the Company’s current liabilities shall (regardless of whether they would be treated as a current liability under GAAP) exclude all Company Debt, any Transaction Expenses incurred but unpaid as of immediately prior to the Closing and the CLA Agreement (as defined in the Company Disclosure Schedule), and include without duplication, all pre-Closing accrued Taxes and Taxes payable.

“Net Working Capital Deficit” shall mean the amount, if any, by which the Target Net Working Capital exceeds the Net Working Capital.

“Net Working Capital Excess” shall mean the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital.

“Officer’s Claim Notice” shall have the meaning ascribed to such term in Section 10.05.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Licenses include without limitation Copyleft Licenses.

“Open Source Materials” means any software or other Intellectual Property subject to an Open Source License.

“Order” means any judgment, writ, decree, injunction, order, compliance agreement or settlement agreement of or with any Governmental Authority or arbitrator.

“Ordinance” means the Israel Income Tax Ordinance [New Version] 5721-1961, as amended, and all rules and regulations promulgated thereunder, as may be amended from time to time, including, and publications and clarifications issued by the ITA.

“Ordinary Course” means the ordinary and usual course of operations of the Business of the Acquired Companies, consistent with their past custom and/or practice.

“Parent Common Stock” means the shares of common stock, US$0.0001, of Parent.

“Parent Preferred Stock” means the shares of preferred stock, US$0.0001, of Parent.

“Party” or “Parties” means, prior to Closing, the Selling Shareholders and the Company, on the one hand, and Purchaser, on the other and, after the Closing, the Selling Shareholders, on the one hand, and Purchaser and the Company, on the other.

“Paying Agent” means a paying agent selected by the Purchaser with the reasonable consent of the Company.4

“Paying Agent Agreement” means the Paying Agent Agreement to be entered between the Purchaser, the Paying Agent and the Holder Representative.

“Per Share Ordinary Amount” shall have the meaning ascribed to such term in Section 2.03.

“Permits” means any permit, license, authorization, registration, certificate, variance or similar right issued or granted by any Governmental Authority (but excluding registrations of Intellectual Property Rights).

“Permitted Liens” means (a) statutory liens for Taxes accrued but not yet due and payable nor delinquent or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens arising or accrued as a matter of law in the Ordinary Course, provided that the obligations secured by such liens are not delinquent or material, and (e) the items set forth in Section 3.18(b) Company Disclosure Schedule.

“Person” means any individual, corporation (including any nonprofit corporation), company, partnership (limited or general), limited liability company, joint venture, association, estate, trust or unincorporated organization, labor union, Governmental Authority or other entity.

“Personal Information” means data in the control of the Company that relates to an identified or identifiable individual, including name, address, telephone number, electronic mail address or other online contact information, unique government-issued identifier, bank account number or credit card number, or unique identifier, including unique mobile device identifier, I.P. address, screen name or cookie identifier.

“Preferred A Shares” mean the Preferred A-1 Shares, the Preferred A-2 Shares, the Preferred A-3 Shares and the Preferred A-4 Shares.

“Preferred A-1 Shares” mean the series A-1 preferred shares of the Company, nominal value NIS 0.01 each.

“Preferred A-2 Shares” mean the series A-2 preferred shares of the Company, nominal value NIS 0.01 each.

“Preferred A-3 Shares” mean the series A-3 preferred shares of the Company, nominal value NIS 0.01 each.

“Preferred A-4 Shares” mean the series A-4 preferred shares of the Company, nominal value NIS 0.01 each.

“Preferred B Shares” mean the Preferred B-1 Shares, the Preferred B-2 Shares and the Preferred B- 3 Shares.

“Preferred B-1 Shares” mean the series B-1 preferred shares of the Company, nominal value NIS 0.01 each.

“Preferred B-2 Shares” mean the series B-2 preferred shares of the Company, nominal value NIS 0.01 each.

“Preferred B-3 Shares” mean the series B-3 preferred shares of the Company, nominal value NIS 0.01 each.

“Preferred Seed Shares” mean the series Seed preferred shares of the Company, nominal value NIS 0.01 each.

“Proceeding” means any civil, criminal or administrative action, cause of action, lawsuit, arbitration, proceeding, hearing, charge, complaint, claim, citation, notice, request, demand, assessment, Audit, examination or other legal, governmental, administrative or arbitral proceeding, investigation or inquiry, conducted or heard by or before, or otherwise involving any court or other Governmental Authority or any arbitrator or arbitration panel.

“Promised Options” shall mean rights to receive Company Options, as detailed under the Consideration Allocation Certificate.

“Purchaser Indemnified Parties” shall have the meaning ascribed to such term in Section 10.02.

“Regular Escrow Fund” means the number of shares of Parent Common Stock equal to 8% of the total number of Consideration Shares representing the Aggregate Consideration.

“Related Parties” shall have the meaning ascribed to such term in Section 3.31.

“Release Date” shall have the meaning ascribed to such term in Section 10.01.

“Released Parties” shall have the meaning ascribed to such term in Section 2.05.

“Rep Expenses” shall have the meaning ascribed to such term in Section 11.02.

“Rep Expense Amount” shall mean an amount of $200,000.

“Representative” of a Person means such Person’s directors, officers, employees, agents and advisors (including attorneys, accountants, Contractors, bankers or financial advisors), as applicable.

“Response Notice” shall have the meaning ascribed to such term in Section 11.04.

“Rules” shall have the meaning ascribed to such term in Section 12.07.

“Sales Tax Escrow” means Consideration Shares which shall remain in the Regular Escrow Fund for at least six (6) additional months following the expiration of the Regular Escrow Fund, the number of Consideration Shares which is the lower between (i) the outstanding number of Consideration Shares under the Regular Escrow Fund on the Release Date, and (ii) 50% of the number of Shares Consideration under the Regular Escrow Fund at the Closing. For the avoidance of doubt, except as set forth in this Agreement, the Sales Tax Escrow is an integral part of the Regula Escrow Fund and unless specifically stated otherwise herein, all terms set forth in this Agreement with respect to the Regular Escrow Fund, shall apply on the Sales Tax Escrow.

“Securities” means, with respect to any Person, such Person’s “securities” as defined in Section 2(1) of the Securities Act and shall include such Person’s capital stock, membership interests, partnership interests or other equity interests or any options, warrants or other securities or rights that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock, membership interests, partnership interests or other equity interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“SEC Reports” means the reports, schedules, forms, statements and other documents required to be filed by the Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Parent was required by law or regulation to file such material).

“Section 3(i) Options” shall mean any Company Option granted and subject to Taxes pursuant to Section 3(i) of the Ordinance.

“Section 102” means Section 102 of the Ordinance.

“Section 102 Options” shall mean Company Options granted and subject to Taxes pursuant to Section 102(b)(2) of the Ordinance.

“Section 102 Securities” shall mean Section 102 Shares and Section 102 Options.

“Section 102 Shares” shall mean Company Shares issued upon exercise of Section 102 Options.

“Selling Shareholders” shall have the meaning ascribed to such term in the Recitals.

“Shareholders Meeting” shall have the meaning ascribed to such term in the Recitals.

“Special IP Escrow Period” means a Period commencing on the Closing Date and ends on the Special IP Escrow End Date.

“Special IP Escrow End Date” means the date of either: (i) the settlement of the ObVus Claim with full release of any and all claims and liability against Company, Purchaser and Parent (in a form reasonably acceptable to the parties), or (ii) the entry of a final, non-appealable judgment regarding the ObVus Claims by a court of competent jurisdiction, and exhaustion, waiver or abandonment of all rights of appeal therefrom, or (iii) expiration of all patents referred to in the ObVus Claim, (iv) upon the date which is three (3) years after the last legal demand and/or claim and/or proceeding/ and/or action of ObVus, Solutions LLC with respect to claims covered under the Special IP Escrow.

“Special IP Escrow Fund” means an amount of 110,000 Shares Consideration.

“Stipulated Amount” shall have the meaning ascribed to such term in Section 11.04.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities or organizations controlled directly or indirectly by such Person; provided that with respect to any venture capital fund the term “Subsidiary” shall not include any portfolio company that may otherwise fall under the definition of “Subsidiary”; further provided, that with respect to the Company, the U.S. Subsidiary (which is the Company’s sole subsidiary).

“Target Net Working Capital” means US$0.00 (zero US Dollars).

“Tax” means any and all taxes, including any net income, gross income, gross receipts, branch profits, sales, use, value added, transfer, franchise, profits, license, registration, documentary, conveyancing, gains, withholding, national insurance (‘bituach leumi’), national health insurance (‘bituach briyut’) and other payroll taxes, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat, Medicare related taxes or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, inflation linkage (‘hefreshei hatzmada’), penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (Israeli, United States (federal, state or local) or foreign).

“Tax Authority” means the IRS, ITA and any state, local, or foreign Governmental Authority responsible for the assessment, collection, imposition or administration of any Taxes.

“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, documents, claims for refund, or other written information of or with respect to any Tax which is supplied to or required to be supplied to any Tax Authority (or to any third party to whom a Tax is required to be paid), including any and all attachments, amendments and supplements thereto.

“Tax Contest” shall have the meaning ascribed to such term in Section 7.01.

“Transaction Expenses” means all costs, fees and expenses of third parties incurred or payable by the Acquired Companies related to the Transactions and the efforts to consummate the Transactions, whether incurred in connection with this Agreement or otherwise (except for fees and expenses of the Paying Agent and Escrow Agent, pursuant to the terms of the Escrow Agreement and the Paying Agent Agreement), including (i) all legal fees, accounting, tax (excluding recoverable VAT, to the extent there are any), investment banking fees or other expenses, and (ii) the costs of the Company D&O Tail Policy.

“Transactions” means the transactions contemplated by this Agreement.

“Transaction Expenses Certificate” shall have the meaning ascribed to such term in Section 8.02.

“Unvested Company Options” shall have the meaning ascribed to such term in .

“U.S. Subsidiary” shall have the meaning ascribed to such term in Section 3.01.

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in form and substance reasonably satisfactory to Purchaser and/or the Paying Agent (which for the avoidance of doubt includes, upon the Purchaser’s written request, the Purchaser’s opportunity to review the application to the ITA), that is applicable to the payments to be made to any Person pursuant to this Agreement, stating that no withholding, or reduced withholding, of Israeli Tax is required with respect to such payment or providing other instructions regarding such payment or withholding. For the sake of clarity, the 104H Tax Ruling, 104H Interim Ruling, the Interim Option Ruling and the Israeli Option Tax Ruling are Valid Tax Certificates.

“VAT Law” shall men Israel Value Added Tax Law of 1975.

“Vested Company Options” shall have the meaning ascribed to such term in Section 3.25

“Warranty Obligations” shall have the meaning ascribed to such term inSection 3.25.

Section 1.02	Definitional and Interpretative Provisions.

(a)       The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)       The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c)       All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)       Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(e)       Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f)        All references to time shall refer to California time.

(g)       Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

(h)       The term “foreign” when used with respect to applicable Law or a Governmental Authority shall refer to all jurisdictions other than Israel or the United States.

(i)        The term “Dollar”, “$”, or USD shall refer to the currency of the United States of America. When such reference is made and the actual liability or payment is set in Israeli New Shekels, for purpose of this Agreement, the representative rate of exchange published by the Bank of Israel on the day prior to the day on which the calculation is made, unless otherwise specified herein.

ARTICLE II

DESCRIPTION OF THE TRANSACTION

Section 2.01	The Transaction.

(a)       Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement and the issuance of the Consideration Shares (as defined below), at the Closing: (i) the Selling Shareholders, severally and not jointly, shall sell, assign, transfer and deliver in the aggregate all of the Company Shares to Purchaser, and Purchaser will acquire good and valid title of all of the Company Shares from the Selling Shareholders; and (ii) Parent shall assume the Assumed Options in exchange for options to purchase Parent Common Stock, in each case in accordance with the terms of this Agreement, and subject to adjustments and withholdings (if applicable) as set forth in this Agreement.

Section 2.02	Consideration for Company Shares.

(a)       Subject to the terms and conditions of this Agreement and in accordance with Section 2.04, at the Closing, each Selling Shareholder shall be entitled to receive in consideration for the sale and transfer of its Company Shares, an amount of Consideration Shares equal to the product of the its portion of the Aggregate Consideration, as set forth in the Closing Allocation Certificate (the “Shareholders Consideration”). Notwithstanding anything to the contrary, the total value of the Shareholders Consideration shall not exceed the Aggregate Consideration minus the total value of the Assumed Options.

(b)       The Per Share Ordinary Amount will be calculated as follows: The quotient obtained by dividing (i) the Aggregate Consideration of the holders of Company Ordinary Shares and holders of the Assumed Options by (ii) the “Fully Diluted Equity Securities” (which is equal to the total number of Company Ordinary Shares plus the total number of Company Shares issuable upon the exercise or settlement of the Company Options and Company Warrants, that are issued and outstanding immediately prior to the Closing Date, and assumed pursuant to Section 2.10 plus the total number of Company Shares underlying the Promised Options, shall be defined as the “Per Share Ordinary Amount”.

(c)       The parties hereto acknowledge and agree that the Key Executive Share Consideration (i) is part of the entire consideration payable to the Selling Shareholders (including the Key Executive), in connection with and solely for the sale of the shares of the Company, (ii) shall not be considered wages or compensatory income for Key Executive’s past, present or future services for the Company or Parent following the date of this Agreement or considered as part of the Key Executive’s salary for any purposes of calculating disbursements to social benefits, pension fund and/or managers insurance and/or education fund, paid leave, or for calculating of severance pay or other payments derived from salary during the Key Executive’s employment and upon termination of the Key Executive’s employment, for which the Key Executive will be fully compensated in accordance with the terms of the Key Executive’s employment agreement, and (iii) shall be treated as consideration for the shares of the Company for all Tax purposes. For income and other applicable Tax purposes, the parties hereto agree to report payments of the Key Executive Share Consideration consistently with the foregoing intended Tax treatment and none of the Company, Parent or any of its affiliates shall deduct any portion of the Key Executive Share Consideration as compensation for services rendered for Israeli or U.S. federal or state Tax purposes or take any position contrary to the forgoing Tax treatment on any Tax Return or in any Tax proceeding, unless otherwise required by a change in applicable law or raised by a Tax authority after the Closing Date.

Section 2.03	Company Warrants.

(a)       Any Company Warrants outstanding at the Closing and all rights to acquire Company Shares pursuant thereto will terminate at Closing.

(b)       To the extent a Company Warrant is exercised (including by way of a cashless exercise contingent upon the Closing), the number of and class of Company Shares each Warrantholder will be entitled to receive upon exercise of such Warrant as well as the portion of the Shareholders Consideration each Warrantholder will be entitled to receive at the Closing upon the exercise of such Warrants in accordance with their terms, shall be set forth in the Consideration Allocation Certificate and shall be deemed as Company Shares and treated as outstanding for all purposes hereunder.

(c)       For clarification purposes the Parties acknowledge that for purposes of this Section 2.03 and the calculation of the amount distributed to each Equityholder, any Warrantholders exercising Warrants by way of a cashless exercise contingent upon the Closing will be deemed to be, and are treated as, Selling Shareholders (and the formulas set forth above should include the number of Company Shares issuable upon a cashless exercise of such Warrants).

Section 2.04	Clarifications; Mechanics.

Anything to the contrary notwithstanding:

(a)       At the Closing, Purchaser shall deposit or cause the deposit of (i) the portion of the Shareholders Consideration less (ii) the Escrow Fund, with the Paying Agent, for disbursement by the Paying Agent, only upon receipt of a duly executed and completed letter of transmittal (which will include appropriate tax forms related to withholding of Israeli taxes and appropriate Form W-8/W-9 (or other appropriate United States tax form)), as shall be annexed as an annex to the Paying Agent Agreement, to each Selling Shareholder, or the 104H Trustee, as the case may be, in accordance with the Consideration Allocation Certificate and the terms hereof; provided that, solely with respect to the Key Executive, such deposit shall be equal to (i) his portion of the Shareholders Consideration less (ii) the Key Executive Share Consideration. With respect to any portion of the Shareholders Consideration that becomes payable to the Selling Shareholders after the Closing (including upon release of any portion of the Escrow Fund to the Selling Shareholders, and with respect to the Key Executive, the Key Executive Share Consideration), Purchaser and/or the Escrow Agent shall promptly deposit all such Consideration Shares with the Paying Agent, for disbursement by the Paying Agent to each Selling Shareholder or, subject to the receipt of the 104H Tax Ruling, to the 104H Trustee, in accordance with the Consideration Allocation Certificate, the provisions of the Escrow Agreement, the Holdback Agreement (as applicable) and the provisions hereof.

(b)       At Closing, Purchaser shall deposit or cause the deposit the Key Executive Share Consideration with the 104H Trustee, to be retained by the 104H Trustee in accordance with the terms of the Holdback Agreement, and be released in accordance with this Agreement, the Escrow Agreement and the Holdback Agreement.

(c)       Notwithstanding the above, at or as soon as reasonably practicable following the Closing, any portion of the Shareholders Consideration payable at Closing in respect of Company Shares received upon exercise of Section 102 Options and held by the Section 102 Trustee, shall be transferred by the Paying Agent to the 102 Trustee. Any further distributions to holders of Company Shares received upon exercise of Section 102 Securities shall be made in accordance with the terms of Section 2.04(a) (including the requirement to surrender the letter of transmittal by the 102 Trustee with respect to Section 102 Shares) and in accordance with the requirements of Section 102(b)(2) of the Ordinance and the Israeli Option Tax Ruling (or Interim Option Ruling).

(d)       Notwithstanding anything to the contrary in this Agreement, the maximum Aggregate Consideration that Purchaser shall be required to pay to all of the Equityholders pursuant to this Agreement (including the Assumed Options) shall in no event exceed an aggregate value of $31,000,000.

Section 2.05	WAIVER AND RELEASE OF CLAIMS.

(a)       Effective for all purposes, and contingent upon, the Closing, each Selling Shareholder acknowledges and agrees on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, Affiliates, estate, successors and assigns (each, a “Releasing Party”) that each hereby releases and forever discharges the Company, each Equityholder and the Purchaser (each a “Beneficiary”) and each of such Beneficiary’s respective Affiliates, directors, officers, employees, representatives, agents, members, stockholders, successors, predecessors and assigns (each, a “Released Party” and collectively, the “Released Parties”) from any and all Equityholder Claims such Releasing Party may have or assert it has against any of the Released Parties, from the beginning of time through the time of the Closing and following the Closing, in each case whether known or unknown, or whether or not the facts that could give rise to or support a Claim are known or should have been known, in each case, solely to the extent involving such Selling Shareholder’s capacity as a shareholders of the Company. In this Agreement an “Equityholder Claim” shall mean: (i) any claim or right to receive any number of Company Shares other than the number of Company Shares set forth opposite his, her or its name in the Consideration Allocation Certificate (subject to any changes contemplated in this Agreement, so as to create the Consideration Allocation Certificate); (ii) any claim or right to receive any portion of the Aggregate Consideration or any other form, amount or value of consideration, payable or issuable to any Equityholder pursuant to the terms of this Agreement, other than as specifically set forth in the Consideration Allocation Certificate and applicable to such Selling Shareholder; or (iii) any claim with respect to the authority to enter into the Transactions and the enforceability of the Transactions.

(b)       Each Selling Shareholder hereby confirms, acknowledges, represents and warrants for himself, herself or itself that he, she or it: (A) (i) is the holder of the number of Company Shares set forth opposite his, her or its name in the Consideration Allocation Certificate; (ii) other than the number and class of Company Shares, Company Options and/or Company Warrants set forth opposite his, her or its name in the Consideration Allocation Certificate, is not entitled to any additional Company Shares or any other form of equity securities including, shares, options, warrants or any other convertible security, or right to acquire shares, options or warrants of or any other convertible security into share capital of the Company; and (iii) waives any right to receive any additional Company Shares (as a result of any anti-dilution rights, preemptive rights, conversion rights (of any of the Company Shares which are outstanding as of the date of this Agreement or any Company Shares he, she or it may have been entitled to receive as a result of the conversion of any convertible loan agreement or any other convertible instrument that was issued by the Company prior to Closing), rights of first offer, co-sale and no-sale rights, any other participation, first refusal or similar rights, any adjustment of the conversion price of any preferred share whatsoever or otherwise); and (B) (i) examined the Consideration Allocation Certificate and is entitled only to the distribution set forth in such a chart (subject to any changes and adjustments contemplated in this Agreement); (ii) waives any right to receive consideration other than as set forth in the Consideration Allocation Certificate (including, without limitation, for any interest payments, the method of calculation of any of the values set forth in this Agreement or the method of determination of the Selling Shareholder’s Indemnity Pro Rata Share, any preferential amount, any amount resulting from the conversion of shares any other rights of any nature under the Articles, or any shareholders agreement, which the Selling Shareholders and/or its successors and assignees ever had, now have or hereafter can, shall or may have, at any time, due to actions or events that occurred prior to Closing which do not conform or are not consistent with the terms of this Agreement and the consideration attributed to such Selling Shareholders in the Consideration Allocation Certificate); (C) hereby terminates and waives any rights, powers and privileges such Selling Shareholder has or may have pursuant to any investors rights agreement, registration rights agreement or any other shareholders agreement entered into by such Selling Shareholders (in his capacity as a shareholder) with respect to the Company, including any right to make a claim or demand for any discrepancy between any such investors rights agreement, shareholders agreement, share purchase agreement or convertible loan agreement such Selling Shareholder and the provisions of this Agreement and his, her or its entitlement pursuant to such agreements; (D) for as long as this Agreement is in force agrees not to sell, transfer, assign or convert any of its Company Shares, or subject such Company Shares to any Liens, except pursuant to this Agreement; and (E) has not heretofore assigned or transferred, or purported to have assigned or transferred, to any corporation (or any other legal entity) or person whatsoever, any claim, debt, liability, demand, obligation, cost, expense, action or cause of action herein released.

(c)       Notwithstanding anything in this Section 2.05, the foregoing releases and covenants shall not apply to any claims (a) relating to any right of such Selling Shareholder under this Agreement or any Document, including the Purchaser’s failure to pay the Aggregate Consideration or any other payments in accordance with this Agreement (including the Escrow Fund, if applicable); (b) relating to Purchaser’s failure to perform any of its obligations, undertakings or covenants set forth in this Agreement (including, without limitation the filing of the Registration Statement on Form S-8) or any of the Documents (including any exhibit thereto); (c) relating to any entitlement relating to employment payment, including salary, bonuses, accrued vacation, any other employee compensation and/or benefits, and unreimbursed expenses, (d) relating to or arising from any commercial relationship such Releasing Party may have with any of the Released Parties and (e) under the indemnification rights under Article X of this Agreement, and (f) any matter or event that involved fraud or intentional misrepresentation by the Purchaser or Parent.

(d)       Anything to the contrary notwithstanding: (i) the foregoing release shall enter into effect and is conditioned upon the consummation of the Closing and shall become null and void, and shall have no effect whatsoever, without any action on the part of any person or entity, upon termination of this Agreement in accordance with its terms; and (ii) should any provision of this release be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of this Release.

(e)       Nothing contained in this Section 2.05 shall derogate from, or shall be deemed to constitute a release by the Releasing Party, the right to indemnification of former and current directors and officers of the Company in their capacity as such pursuant to any indemnification agreements between the Releasing Party and the Company set forth in the Company Disclosure Schedules, the Company’s Fundamental Documents, or any applicable policy of directors’ and officers’ insurance maintained by the Company.

Section 2.06	Escrow Fund.

(a)       Escrow Deposit. At the Closing, Purchaser shall deliver or cause to be delivered to the Escrow Agent which will also serve, if required, as a trustee for the purposes of Section 104H of the Ordinance (the “104H Trustee”), as the escrow agent under the Escrow Agreement, the number of Consideration Shares constituting the Escrow Fund less the portion of the Key Executive Indemnity (as defined below), to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and released from the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement. The Consideration Shares constituting the Escrow Fund will be deducted from the portion of the Aggregate Consideration attributed to the Indemnifying Persons based on the respective Indemnity Pro Rata Share of each Indemnifying Person.

(b)       Upon the date which is six (6) months of the Closing Date, the remaining Consideration Shares then held in the Escrow Fund that are not (i) subject to a claim at such time, if any (the “Pending Claims Consideration”), (ii) comprising the Special IP Escrow Fund, or (iii) comprising the Sales Tax Escrow, shall be automatically released and distributed by the Escrow Agent to the 104 Trustee, 102 Trustee or the Selling Shareholders, as applicable, per the mechanism, mutatis mutandis, described under Section 2.04, to each Indemnifying Person according to such Indemnifying Person’s Indemnity Pro Rata Share in accordance with the terms of the Escrow Agreement. The Escrow Agent shall continue to hold the Pending Claims Consideration until such time as the claims for such Losses have been resolved or satisfied (in which case the balance of the Pending Claims Consideration, if any, shall be released and distributed by the Escrow Agent to the 104 Trustee, 102 Trustee or the Selling Shareholders, as applicable, per the mechanism, mutatis mutandis, described under Section 2.04, to the Indemnifying Persons according to each Indemnifying Persons’ Indemnity Pro Rata Share in accordance with the Escrow Agreement, which value shall be determined by the relevant Escrowed Share Value (as defined below)).

(c)       Upon the date which is twelve (12) months of the Closing Date, the remaining Consideration Shares then held in the Escrow Fund that are not (i) Pending Claims Consideration, (ii) comprising the Special IP Escrow Fund (if not released at such time), or (iii) comprising pending claims with respect to the Sales Tax Losses, shall be automatically released and distributed by the Escrow Agent to the 104 Trustee, 102 Trustee or the Selling Shareholders, as applicable, per the mechanism, mutatis mutandis, described under Section 2.04, to each Indemnifying Person according to such Indemnifying Person’s Indemnity Pro Rata Share in accordance with the terms of the Escrow Agreement. The Escrow Agent shall continue to hold the number of Consideration Shares attributed to the Sales Tax Losses until such time as the claims for such Losses have been resolved or satisfied (in which case the balance, if any, shall be released and distributed by the Escrow Agent to the 104 Trustee, 102 Trustee or the Selling Shareholders, as applicable, per the mechanism, mutatis mutandis, described under Section 2.04, to the Indemnifying Persons according to each Indemnifying Persons’ Indemnity Pro Rata Share in accordance with the Escrow Agreement, which value shall be determined by the relevant Escrowed Share Value).

(d)       For purposes of Article XI, including determining the number of Consideration Shares that are used to satisfy any Pending Claims Consideration or Losses against the Escrow Fund (including with respect to the Losses as a result of the ObVus Claims) and the distribution of any such Consideration Shares from the Escrow Fund to the Indemnifying Person, each such Consideration Share will be deemed to have a value equal to the greater of: (i) the Effective Parent Stock Price, or (ii) the volume weighted average of the closing sale prices for one share of Parent Common Stock as quoted on the NASDAQ Global Select Market over the five Trading Days ending on the relevant date in which such Losses have been reserved (or released, upon the release date form the Escrow Fund) by the Escrow Agent according to the Officer’s Claims Notice.

(e)       Upon the date which is the Special IP Escrow End Date, the remaining Consideration Shares then held in the Escrow Fund that are not (i) comprising the Regular Escrow Fund (if not released at such time according to Section 2.06(b), or (ii) Pending Claims Consideration, under the Escrow Agreement, if any, shall be automatically released and distributed by the Escrow Agent to the 104 Trustee, 102 Trustee or the Selling Shareholders, as applicable, per the mechanism, mutatis mutandis, described under Section 2.04, to each Indemnifying Person according to such Indemnifying Person’s Indemnity Pro Rata Share in accordance with the terms of the Escrow Agreement. The Escrow Agent shall continue to hold the Pending Claims Consideration attributed to the Special IP Escrow Fund until such time as the claims for such Losses have been resolved or satisfied (in which case the Special IP Escrow shall be released and distributed by the Escrow Agent to the 104 Trustee, 102 Trustee or the Selling Shareholders, as applicable, per the mechanism, mutatis mutandis, described under Section 2.04, to the Indemnifying Persons according to each Indemnifying Persons’ Indemnity Pro Rata Share in accordance with the Escrow Agreement).

(f)       The portion of the Key Executive’s Indemnity Pro Rata Share of the Escrow Fund (which shall consist of a number of vested shares of Parent Common Stock having an aggregate value equal to such Key Executive’s Indemnity Pro Rata Share of the Escrow Fund as set forth in the Consideration Allocation Certificate, shall not be placed into the Escrow Fund at Closing, but shall be retained by the 104H Trustee as collateral security for certain indemnification obligations hereunder (such portion, the “Key Executive Indemnity”), which Key Executive Indemnity shall vest, be forfeited or be settled into shares of Parent Common Stock pursuant to the Holdback Agreement; provided that any Key Executive Indemnity that so vests shall continue to be held by the 104 Trustee and shall be released to the Key Executive at the same time the corresponding funds (in accordance with each Indemnifying Person’s Indemnity Pro Rata Share) are released to the Indemnifying Persons from the Escrow Fund in accordance with the terms of this Agreement, the Escrow Agreement and the Holdback Agreement.

Section 2.07	Consideration Charts.

(a)       Estimated Closing Balance Sheet. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Estimated Closing Balance Sheet”), certified by the Chief Financial Officer of the Company, setting out its good faith estimate of the following amounts, in each case as at the anticipated Closing Date:

(1)       the Company Cash;

(2)       the Company Debt;

(3)       the Net Working Capital;

(4)       the amount of the Transaction Expenses that remain (or will remain) outstanding as at the Closing Date;

(5)       the Net Working Capital Excess (if any), the Net Working Capital Deficit (if any), and the Aggregate Consideration, in each case derived from this Section 2.07 (b).

(b)       Consideration Allocation Certificate. Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser the Consideration Allocation Certificate, executed by the Chief Financial Officer of the Company. In no event shall Purchaser be required to make any payments pursuant to this Agreement unless and until the Consideration Allocation Certificate has been duly executed and delivered by the Company. Purchaser shall be entitled to rely entirely upon the Consideration Allocation Certificate in connection with making the payments pursuant to this Agreement.

Section 2.08	Closing of the Company’s Share Registry.

At the Closing Date, holders of certificates representing Company Shares that were outstanding immediately prior to the Closing Date shall cease to have any rights as shareholders of the Company, and the share registry of the Company shall be closed with respect to all shares outstanding immediately prior to the Closing Date.

Section 2.09	Withholding Rights; 104H Tax Ruling.

(a)       Right to Withhold. Each of Purchaser, the Paying Agent, the Escrow Agent, the 102 Trustee, the 104H Trustee and the Company, including its Subsidiaries (each a “Payer”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as Purchaser, or applicable Payer, as the case may be, are required to deduct or withhold therefrom under the Israeli Option Tax Ruling, Interim Option Ruling, 104H Interim Ruling, the 104H Tax Ruling, the Code, or, except with respect to the Shares Consideration, the Israeli Income Tax Regulations (withholding from payments for services or assets) 5737-1977, with respect to the making of such payment. To the extent that such amounts are so withheld by Purchaser or applicable Payer, as the case may be, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid, (ii) such withheld amounts shall be timely remitted by Purchaser or applicable Payer, to the applicable Governmental Authority, and (iii) Purchaser, the Escrow Agent or the Company, as applicable, shall promptly provide to the Person from which such amounts were withheld written confirmation of the amount so withheld.

(b)       Notwithstanding the foregoing in Section 2.09(a) above, if the Paying Agent provides Parent prior to the Closing Date with an undertaking as required under Section 6.2.4.3(c) of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), with respect to Israeli Tax, any consideration payable or otherwise deliverable pursuant to this Agreement (other than Section 102 Securities) shall be paid to and retained by the Paying Agent for the benefit of each Selling Shareholder for a period of 180 days from Closing or an earlier date required in writing by such Shareholder or by the ITA (the “Withholding Drop Date”) (during which time the Paying Agent shall not withhold any Israeli Tax on such consideration, except if otherwise required by applicable Law or pursuant to a demand from the ITA), and during which time each Shareholder may obtain a Valid Tax Certificate. In the event that no later than three (3) Business Days before the Withholding Drop Date, a Selling Shareholder submits to the Purchaser and the Payer a Valid Tax Certificate reasonably satisfactory to Payer, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate (such amount will be deducted in Consideration Shares equal to such tax withholding amount and remitted to the ITA by the Payer after such Payer sold the portion of such Consideration Shares otherwise deliverable to such Selling Shareholder that is required to enable the Payer to comply with such applicable deduction or withholding requirements) and the balance of the payment or Consideration Shares that is not withheld shall be promptly paid to such Selling Shareholder (subject to withholding on account of any non-Israeli taxes, if applicable). Until such Selling Shareholder, or anyone on its behalf, presents to the Payer, a Valid Tax Certificate, or evidence reasonably satisfactory to Purchaser and the Payer that the full applicable Tax amount with respect to such Selling Shareholder is paid or withheld, the certificates of Consideration Shares shall be issued in the name of the Paying Agent or Escrow Agent, as applicable, to be held in trust for the relevant Selling Shareholder and delivered to such Selling Shareholder in compliance with the withholding requirements under this Section (during which time the Payer shall not withhold any Israeli Tax from such consideration). If any Selling Shareholder (A) does not provide the Payer with a Valid Tax Certificate no later than three Business Days before the Withholding Drop Date (unless the Selling Shareholder submits a written request to extend the period ending on the Withholding Drop Date by 10 days, which request shall not be unreasonably withheld, conditioned or delayed) , or (B) submits a written request with the Payer to release such Selling Shareholder’s portion of the Shareholders Consideration prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate to the Payer at or before such time, then any amount required to be withheld with respect to the Consideration Shares shall be funded, through the forfeiture or sale of the portion of the Consideration Shares, otherwise deliverable to such Selling Shareholder that is required to enable the Payer to comply with applicable deduction or withholding requirements. To the extent that any Selling Shareholder is unable, for whatever reason, to sell the applicable portion of the Consideration Shares, then the Payer shall be entitled to hold all of the Consideration Shares, otherwise deliverable to the applicable Selling Shareholder until the earlier of: (i) the receipt of a Valid Tax Certificate; or (ii) such time when the Payer is practically able to sell the portion of such Consideration Shares otherwise deliverable to such Selling Shareholder that is required to enable the Payer to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the relevant Payer in connection with such sale shall be borne by, and deducted from the payment to, the applicable Selling Shareholder. The amount in cash to be withheld from such payments shall be calculated according to the applicable withholding rate which amount shall be calculated in NIS based on a US$:NIS exchange rate at the time of release of the applicable Consideration Shares by the Paying Agent which amount shall be delivered to the ITA by the Paying Agent (any applicable currency conversion commissions will be borne by the applicable Selling Shareholder and deducted from payments to be made to such Selling Shareholder). The applicable Payer shall furnish the Selling Shareholder with documents evidencing such Tax withholding and remittance to the ITA. In the event that the Paying Agent receives a demand from the ITA to withhold any amount out of the Shareholders Consideration payable to any of the Selling Shareholders and transfer it to the ITA prior to the Withholding Drop Date, the Paying Agent (1) shall notify such Selling Shareholder of such matter promptly after receipt of such demand, and provide such Selling Shareholder with reasonable time (but in no event less than 30 days, unless otherwise explicitly required by the ITA or under any applicable Law) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA, and (2) to the extent that any such certificate, ruling or confirmation is not timely provided by such Selling Shareholder to the Purchaser or the Paying Agent, transfer to the ITA any amount so demanded, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Selling Shareholder.

(c)       As soon as practical following the date hereof, the Company and the Selling Shareholders may prepare and file with the ITA an application for a ruling permitting any Shareholders, who elect to become a party to such a tax ruling (each, an “Electing Holder”), to defer any applicable Israeli Tax with respect to any Consideration Shares (including in relation to any payments made with respect to the Key Executive Share Consideration) that such Electing Holder will receive pursuant to this Agreement until the date set forth in Section 104H of the Ordinance (the “104H Tax Ruling”). Parent and Purchaser shall cooperate with the Company, the Electing Holders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling or the Interim 104H Tax ruling; provided that (i) the final wordings of such rulings shall be reasonably approved in advance by Purchaser; and (ii) any costs associated with the application for the Interim 104H Tax Ruling or the 104H Tax Ruling shall be paid by the Company or reduced from the Aggregate Consideration as Transaction Expenses. Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the 104H Tax Ruling, as promptly as practicable. For the avoidance of doubt, the Company and the Electing Holders shall not make any application to the ITA with respect to any matter relating to Interim 104H Tax Ruling or the 104H Tax Ruling without first consulting with the Purchaser’s Israeli legal counsel and granting Purchaser’s legal counsel the opportunity to review and comment on the draft application, and the Company and the Electing Holders shall inform Purchaser’s counsel of the content of any discussions and meetings relating thereto in advance and allow Purchaser’s Israeli legal counsel to participate in any such discussions or meetings

(d)       Notwithstanding anything to the contrary in this Agreement, if the 104H Tax Ruling or the Interim 104H Tax Ruling shall be received and delivered to Purchaser prior to the applicable withholding date in form and substance reasonably acceptable to Purchaser, then the provisions of the 104H Tax Ruling or the Interim 104H Tax Ruling, as the case may be, shall apply and all applicable withholding procedures with respect to any Electing Holders shall be made in accordance with Section 104H of the Ordinance, the provisions of the 104H Tax Ruling or Interim 104H Tax Ruling, as the case may be.

(e)       Notwithstanding anything else to the contrary in this Agreement, the Paying Agent and the 102 Trustee shall be entitled to withhold Israeli Taxes with respect to the consideration payable for Section 102 Securities, on the 15th calendar day of the calendar month following the month during which the Closing occurs, unless the Israeli Option Tax Ruling or Interim Option Ruling are provided prior to such time, and in such case, the Paying Agent and the 102 Trustee shall act in accordance with the Israeli Option Tax Ruling or Interim Option Ruling, as applicable.

Section 2.10	Treatment of Company Options; Israeli Option Tax Ruling.

(a)       At the Closing and subject to the provisions of the Israeli Option Tax Ruling and the Interim Option Ruling, each (i) outstanding Company Option that is unexpired, unexercised and outstanding immediately before the Closing, vested and exercisable as of immediately before the Closing (each, a “Vested Company Option”), (ii) each outstanding Company Option that is unexpired, unexercised and outstanding immediately before the Closing, unvested and not exercisable as of immediately before the Closing (each, an “Unvested Company Option”), and (iii) each Promised Option, held by a Company Employee, Contractor or the 102 Trustee for the benefit of a Company Employee, shall be assumed by Purchaser and converted automatically into an option at the same tax route under which such Company Option granted and/or Promised Option should have been granted (each, an “Assumed Option”) exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded to the nearest whole number of shares of Parent Common Stock) obtained by multiplying (A) the number of Company Ordinary Shares that would have been issuable upon exercise of such Company Option immediately prior to the Closing by (B) the Equity Exchange Ratio, at a per share exercise price equal to the quotient (rounded up to the next whole cent) obtained by dividing (x) the exercise price per Company Ordinary Share at which such Company Option was exercisable immediately prior to the Closing by (y) the Equity Exchange Ratio.

(b)       At the Closing, each unvested option to acquire Company Shares that is held by a person other than a Company Employee shall terminate for no consideration.

(c)       Each Assumed Option shall continue to vest after the Closing on the vesting schedule in place for such Assumed Option immediately prior to or at the Closing (subject to the restrictions and other terms of such vesting schedule). Each Assumed Option shall be governed by other terms and conditions set forth in the Company Option Plan and the applicable stock option or other agreement as are in effect immediately prior to the Closing, except that Parent shall have any and all amendment and administrative authority with respect to such Assumed Option (subject, in the case of any amendment, to any required consent of the affected holder of each Assumed Option).

(d)       Except as may be otherwise agreed to by Purchaser and the Company or as otherwise contemplated or required to effectuate this Section 2.10(d), (i) no action shall be taken by the Company prior to the Closing to accelerate the vesting and/or exercisability of any Company Option, (ii) the Company shall cause the provisions in any Company Benefit Arrangements providing for the issuance or grant of any other interest in respect of the Company Shares to be deleted or otherwise terminated as of the Closing, except for the exercise and/or conversion of then-existing exercisable or convertible securities and any Company Options that are to be assumed in accordance with Section 2.10(a) of this Agreement, and (iii) the Company shall take such other actions as shall be reasonably necessary to insure that immediately after the Closing, no Company Benefit Arrangement shall allow for the grant of new equity securities of the Company or Parent or any Subsidiary thereof other than the Company Options that are to be assumed in accordance with Section 2.10(a) of this Agreement.

(e)       At or before the Closing, the Company shall provide to Parent such documents, records and other information as is necessary or appropriate, and shall take all actions necessary or appropriate to give effect to the foregoing provisions of this Section 2.10, including obtaining all necessary consents and causing to be effected any necessary amendments to or the termination of any Company Options and the Option Plan.

(f)       As soon as reasonably practicable after the execution of this Agreement, the Company shall instruct its legal counsel, advisors and accountants, in reasonable coordination with Purchaser, to prepare and file with the ITA an application in form and substance reasonably acceptable to Purchaser for a ruling in relation to the tax treatment of the Section 102 Securities under this Agreement to confirm, among other things that (i) the assumption of the 102 Options will not result in a taxable event and that tax continuity shall apply, provided that the applicable consideration paid to holders of Section 102 Securities is deposited at least until the end of the duration of the 102 Trust Period with the 102 Trustee and (ii) Purchaser and anyone acting on its behalf shall be exempt from withholding tax in relation to any payments made to the 102 Trustee in relation to Section 102 Securities (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Option Tax Ruling”). Each of Company and Purchaser shall cause their respective legal counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Option Tax Ruling. Subject to the terms and conditions hereof, Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Israeli Option Tax Ruling as promptly as practicable. The final text of the Israeli Option Tax Ruling or the Interim Option Ruling shall in all circumstances be subject to the prior written confirmation of Purchaser or its counsel, which consent shall not unreasonably be withheld, conditioned or delayed. If the Israeli Option Tax Ruling is not granted prior to Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming, among other things, that Purchaser and anyone acting on its behalf shall be exempt from Israeli withholding tax in relation to any payments made to the 102 Trustee (the “Interim Option Ruling”). To the extent the Interim Option Ruling is obtained, all references herein to the Israeli Option Tax Ruling shall be deemed to refer to such interim ruling, until such time that a final definitive Israeli Option Tax Ruling is obtained.

(g)       The assumption of any Company Options granted under the Ordinance is intended to be effected in a manner which is consistent with the provisions of the Israeli Option Tax Ruling, if obtained. Following the Closing Date, Parent’s Board of Directors, a committee thereof or such other committee to which Parent’s Board duly delegates authority shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to each Assumed Option. The exercise of the Assumed Option and/or sale of underlying shares shall be subject to the terms of the Israeli Option Tax Ruling, if obtained and to such terms and restrictions, including blackout periods, as are generally applicable to such exercise and sale of options to purchase Parent Common Stock.

(h)       In connection with the assumption of any Company Options issued to employees of the U.S. Subsidiary, such assumption will be done in accordance with Section 2.10, such that Section 409A of the Code will not apply to such assumption.

Section 2.11	Rep Expense Amount.

As soon as possible following the Closing, a portion equal to the Rep Expense Amount shall be deposited by the Company with the Paying Agent, to be used by the Holder Representative for the payment of expenses incurred by the Holder Representative in performing his duties pursuant to this Agreement. The Rep Expense Amount shall in no manner affect or impact the amount of the Escrow Fund. In the event that the Holder Representatives have not used the entire Rep Expense Amount at such time as the termination of the Escrow Period and the Special IP Escrow Period or promptly following the completion of the Holder Representative’s duties in accordance with the terms of this Agreement, any remaining amount shall be distributed by the Paying Agent, per the mechanism described under Section 2.04, to the Indemnifying Persons pro rata to their respective Indemnity Pro Rata Share. Any reimbursement out of the Rep Expense Amount, shall be in accordance with Section 12.02 below.

Section 2.12	Post-Closing Adjustment.

Within sixty (60) days after the Closing Date, Purchaser shall, in its absolute discretion be entitled (but shall not, for the avoidance of doubt, be required) to prepare and deliver to the Holder Representative a proposed statement setting out its calculation of the Company Cash, the Company Debt, and the Net Working Capital as at Closing (the “Proposed Closing Balance Sheet”). The Proposed Closing Balance Sheet shall include all of the balance sheet line items included in the Estimated Closing Balance Sheet.

(b)       During the thirty (30) days immediately following the Holder Representative’s receipt of the Proposed Closing Balance Sheet (the “Closing Balance Sheet Review Period”), the Holder Representative will be provided with reasonable access (including electronic access) to the financial records of the Company, for purpose of reviewing the Proposed Closing Balance Sheet.

(c)       The Holder Representative shall notify Purchaser in writing (the “Notice of Disagreement”) prior to the expiration of the Closing Balance Sheet Review Period if the Holder Representative disagrees with the Proposed Closing Balance Sheet. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and the Holder Representative’s determination of the amount of the Net Working Capital. If no Notice of Disagreement is given to Purchaser prior to the expiration of the Closing Balance Sheet Review Period, then the Proposed Closing Balance Sheet shall be deemed to have been accepted by the Holder Representative and shall become final, binding and conclusive upon the Parties.

(d)       If a Notice of Disagreement is given to Purchaser prior to the expiration of the Closing Balance Sheet Review Period, then the Holder Representative and Purchaser shall meet (which meeting may take place via teleconference) within ten (10) Business Days of delivery of such Notice of Disagreement (or at such other time and place mutually agree between the parties) and use all reasonable efforts to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(e)       If the Holder Representative and Purchaser have been unable to resolve all of the differences they may have with respect to the matters specified in the Notice of Disagreement within thirty (30) days of the delivery of the Notice of Disagreement (or such other period as may be mutually agreed by Purchaser and the Holder Representative), either the Holder Representative or Purchaser may submit any amounts remaining in dispute (the “Disputed Amounts”) for resolution to an independent certified public accounting firm from the ‘Big Four’ (any such firm, the “Independent Accountants”) who shall have the privileges, powers and immunities of an arbitrator. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Proposed Closing Balance Sheet and the Notice of Disagreement, respectively. Each of Purchaser and the Holder Representative shall submit a statement of its position and supporting documentation within twenty (20) days of engagement of the Independent Accountants. The Independent Accountants shall be instructed to make a determination as soon as practicable, and in any event within sixty (60) calendar days after their engagement. The Independent Accountants shall prepare a written statement setting forth their resolution of the Disputed Amounts and adjustments to the Proposed Closing Balance Sheet.

(f)       The statement which is (i) the Estimated Closing Balance Sheet delivered by the Company to the Purchaser, if the Purchaser fails to deliver the Proposed Closing Balance Sheet to the Company, (ii) the Proposed Closing Balance Sheet, if the Holder Representative fails to deliver through the expiration of the Closing Balance Sheet Review Period a Notice of Disagreement, or (iii) the closing balance sheet statement as adjusted through an agreement of Purchaser and the Holder Representative after resolving the Disputed Amounts set forth in the Notice of Disagreement, (iv) the closing balance sheet statement as adjusted through the determination of the Independent Accountant pursuant to this Section 2.12 (the “Final Closing Balance Sheet”). The Final Closing Balance Sheet shall be final, binding and conclusive on the parties.

(g)       The Estimated Closing Statement, the Proposed Closing Statement, the Final Closing Statement and all related calculations and documents shall be prepared in accordance with GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, in each case to the extent consistent with GAAP, as were used in the preparation of the Annual Financial Statements (as defined below); provided however, that the Net Working Capital, the Company’s Cash, and the Company’s Debt shall be adjusted as defined pursuant to the terms hereof.

(h)       Final Aggregate Consideration Adjustment Payments.

(1)       If the Aggregate Consideration calculated based on the Estimated Closing Balance Sheet exceeds the Aggregate Consideration as set out in the Final Closing Balance Sheet, then the Holder Representative shall instruct the Escrow Agent to release the amount of Consideration Shares of such excess to the Parent from the Regular Escrow Fund.

(2)       If the Aggregate Consideration calculated based on the Final Closing Balance Sheet exceeds the Aggregate Consideration calculated based on the Estimated Closing Balance Sheet, then Purchaser shall cause, within five (5) Business Days of the date of the Final Closing Balance Sheet being determined, transfer to the Paying Agent an amount of Consideration Shares equal to such excess (the “Consideration Adjustment Amount”) for payment to the Selling Shareholders (in accordance with their respective Indemnity Pro Rata Share).

(3)       All of the fees and expenses of the Independent Accountants pursuant to this Section 2.12 shall be borne by the Purchaser and the Holder Representative (on behalf of the Selling Shareholders), based on the inverse of the percentage that the Independent Accountants’ determination (before such allocation) bears to the total amount of the total Disputed Amounts originally submitted to the Independent Accountant.

(i)       Notwithstanding anything to the contrary in this Agreement, the maximum Aggregate Consideration that Purchaser shall be required to pay to all of the Equityholders pursuant to this Agreement (including in connection with the Assumed Options and any Consideration Adjustment Amount) shall in no event exceed an aggregate value of $31,000,000.

Section 2.13	Lock-Up of Consideration Shares.

Notwithstanding any other provision of this Agreement, as a condition to the issuance of any part of the Aggregate Consideration to a Selling Shareholder, each of the Selling Shareholders shall be required to execute and deliver a lock-up agreement substantially in the form attached hereto as Exhibit F (a “Lock-Up Agreement”) in respect of such Consideration Shares that are issued to them as part of the Shareholders Consideration.

Section 2.14	Closing.

(a)       Time and Place. The consummation of the Transactions (the “Closing”) shall take place at the offices of Sullivan Tel-Aviv Law Offices, 28 Haarbaa St., Tel Aviv, Israel, simultaneously with the execution and delivery of this Agreement. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

(b)       Transactions at Closing. At, or prior to the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(1)       Each Selling Shareholder shall deliver to Purchaser one or more share certificates (or a written declaration of loss or destruction in lieu thereof in the form attached hereto as Exhibit B) accompanied by duly executed deeds of transfer in the form attached as Exhibit C.

(2)       Purchaser, the Holder Representative on behalf of itself and on behalf of each Indemnifying Person, and the Escrow Agent shall enter into the Escrow Agreement.

(3)       Purchaser shall deliver to the Escrow Agent the Escrow Fund less the portion of the Key Executive Indemnity, in accordance with Section 2.06.

(4)       The Company shall deliver to the Paying Agent the Rep Expense Amount, as set forth in Section 2.11 of this Agreement.

(5)       The Company shall register the transfer of the Company Shares held by the Selling Shareholders to Purchaser in the register of shareholders of the Company, and shall provide Purchaser with a true and correct copy of such updated register of shareholders reflecting such entry, certified by the Chief Executive Officer of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to the Purchaser (it being clarified and understood that the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article III, and (B) any other representations and warranties set forth in this Article III it is readily apparent on the face of such disclosure that it applies to such other representations and warranties):

Section 3.01	Organization and Standing.

(a)       The Company (i) is a corporation duly organized, validly existing under the laws of the State of Israel, (ii) has all requisite corporate power and authority necessary to carry on the Business and to own, lease and operate all of its properties. Section 3.01(a)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction in which the Company is qualified to do business as a foreign corporation. The Company is duly qualified or licensed to do business and in good standing in the jurisdictions in which the character of the properties owned or leased by it and used by it or in which the conduct of its businesses requires it to be so qualified, and where the failure to be so qualified or in good standing, would reasonably be expected to have a Material Adverse Effect. Section 3.01(a)(ii) of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company has, or ever had, facilities, an office or an employee or Contractor. The minute books of the Company contain accurate records, in all material respects, of all meetings (including any actions taken by written consent or otherwise without a meeting) and accurately reflect, on all material respects, all other actions taken by the Company shareholders, board of directors and all committees of the board of directors of the Company during such periods. Such minute books and the shareholders register of the Company have been delivered or made available by the Company to Purchaser.

(b)       Except as set forth in Section 3.01(b) of the Company Disclosure Schedule and except for Upright Technologies Inc., a corporation incorporated under the laws of the State of Delaware and wholly-owned by the Company (the “U.S. Subsidiary”), the Company has never had and does not have any Subsidiaries and has never owned and does not own, directly or indirectly, any capital stock of or other equity or voting interests in any corporation, partnership, joint venture, association or other entity.

(c)       The U.S. Subsidiary is duly qualified or licensed to do business and is in good standing in its jurisdiction of formation and each other jurisdiction in which such concept is recognized and in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company and the U.S. Subsidiary, taken as a whole.

(d)       The Company has delivered or made available to Purchaser (i) accurate and complete copies of the Fundamental Documents, as currently in effect, including all amendments thereto, of each Acquired Company; (ii) the equity records of each Acquired Company; and (iii) the minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the U.S. Subsidiary, and the boards of directors and all committees thereof of the U.S. Subsidiary. The Acquired Companies are not in violation of any of the provisions of the Fundamental Documents. The books of accounts, stock records, minute books and other records of each Acquired Company are accurate, up-to-date and complete, in all material respects, and have been maintained in accordance with prudent business practices and all applicable Law.

(e)       Section 3.01(e) of the Company Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors (or similar body) of each Acquired Company; (ii) the names of the members of each committee of the board of directors (or similar body) of each Acquired Company (if any); and (iii) the names and titles of the officers of each Acquired Company.

Section 3.02	Authority, Capacity, Validity and Effect.

The Company has all requisite power and authority (corporate or otherwise) or capacity to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Document and to perform and consummate the Transactions. Each Document to which the Company is a party, and the performance of its respective obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of the Company, as applicable, and each Document to which the Company is a party has been duly and validly executed and delivered by the Company, and constitutes, or upon its execution and delivery as contemplated by this Agreement will constitute, a valid and legally binding obligation of the Company enforceable against the Company, in accordance with its terms and conditions, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; or (b) rules of law governing specific performance, injunctive relief and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

Section 3.03	Capitalization.

(a)       The authorized share capital of the Company consists of (i) 953,338,927 Company Ordinary Shares, of which 101,267,073 are issued and outstanding as of the date of this Agreement, (ii) 45,557,900 Preferred Seed Shares, of which 45,557,800 are issued and outstanding as of the date of this Agreement, (iii) 16,607,000 Preferred A-1 Shares, of which all are issued and outstanding as of the date of this Agreement, (iv)25,487,000 Preferred A-2 Shares, all of which are issued and outstanding as of the date of this Agreement, (v) 5,855,200 Preferred A-3 Shares, all of which are issued and outstanding as of the date of this Agreement, (vi) 1,064,600 Preferred A-4 Shares, all of which are issued and outstanding as of the date of this Agreement, (vii) 62,079,712 Preferred B-1 Shares, of which 56,803,787 are issued and outstanding as of the date of this Agreement, (viii) 8,109,661 Preferred B-2 Shares, all of which are issued and outstanding as of the date of this Agreement, and (ix) 23,000,000 Preferred B-3 Shares, none of which are issued and outstanding as of the date of this Agreement. There are no Company Shares held in treasury. The Company Shares are held of record by the Persons set forth on Section 3.03(a) of the Company Disclosure Schedule, which sets forth for each Selling Shareholder (i) the name of the holder; and (ii) the number of Company Ordinary Shares and/or Company Preferred Shares held by such holder. Except as set forth in this Section 3.03(a) of the Company Disclosure Schedule, the Company has no other share capital authorized, issued or outstanding. All outstanding Company Shares are all duly and validly authorized, fully paid and non-assessable and issued in accordance with the Company’s Fundamental Documents. The rights, preferences and privileges of the Company Preferred Shares and Company Ordinary Shares are as set forth in the Articles. There are no declared or accrued but unpaid dividends with respect to any Company Shares. Each Company Preferred Share is convertible into one Ordinary Share.

(b)       Except for the Company Option Plan, neither the Company nor any of the Acquired Companies has ever adopted, sponsored or maintained any share option plan or any other plan or agreement providing for equity compensation to any Person. The Company Option Plan has been duly authorized, approved and adopted by the board of directors of the Company and, to the extent required under applicable Law, the Company’s shareholders and is in full force and effect. The Company has reserved for issuance to employees of and Contractors to the Company and the Acquired Companies 37,251,633 Company Ordinary Shares under the Company Option Plan, of which options to purchase 24,619,860 Company Ordinary Shares have been granted and are outstanding or promised (each, a “Company Option”) as of the date of this Agreement and 6,133,553 Company Ordinary Shares have been issued following exercise of Company Options and are held by the 102 Trustee as set forth in Section 3.03(a) of the Company Disclosure Schedule. Section 3.03(b) of the Company Disclosure Schedule sets forth for each outstanding Company Option: (1) the name of the holder of such option, (2) the domicile address of such holder (to the extent the Company as such information), (3) an indication of whether such holder is an employee of the Company or any of the Subsidiaries, (4) the date of grant or issuance of such option, the number of Company Ordinary Shares subject to such option, (5) the exercise price of such option, (6) the vesting schedule for such option, including the extent vested to the date of this Agreement, (7) whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the Transactions, and (8) with respect to Company Options granted to Israeli taxpayers, whether each such Company Option was granted pursuant to Section 3(i) of the Ordinance or, Section 102 and specifying the subsection of Section 102 pursuant to which the Company Option was granted. The treatment of Company Options pursuant to Section 2.10 is compliant with the terms of the Company Option Plan.

(c)       Except as set forth in the Articles or specified on Section 3.03(c) of the Company Disclosure Schedule and except as contemplated by this Agreement, there are no:

(i)       outstanding subscriptions or subscription rights, preemptive rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of, or other similar rights, agreements, arrangements or commitments of any character relating to, Securities of the Company;

(ii)       obligations to make any payment linked to the value of any Securities of the Company;

(iii)       Liens (including a right of first refusal, right of first offer, proxy, voting trust, or voting agreement) with respect to the sale, issuance or voting of any Securities of the Company (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding Securities); or

(iv)       obligations to redeem, repurchase or otherwise acquire Securities of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(d)       Section 3.03(d) of the Company Disclosure Schedule shall list for each outstanding Company Warrant: (i) the name of the holder thereof, and (ii) the number of Company Shares into which such Company Warrant is exercisable as of immediately prior to the Closing. As of the Closing, none of the Company Warrants will be outstanding or exercisable.

(e)       Upon consummation of the Transactions, Purchaser will own all the issued and outstanding share capital of the Company free and clear of all Liens. The information contained in the Consideration Allocation Certificate shall be accurate and complete as of the Closing.

(f)       Except as set forth in the Amended and Restated Investors’ Rights Agreement dated April 23, 2019 (which will be terminated at Closing), the Company is not under any obligation to register under the Securities Act and the Israeli Securities Law and the rules and regulations promulgated thereunder and all applicable state securities or “blue sky” Laws, any Securities of the Company.

(g)       Except as contemplated by this Agreement or as set forth on Section 3.03(g) of the Company Disclosure Schedule, and except for proxies signed in connection with the issuance of Company Options or proxies signed by Selling Shareholders in connection with the Transaction, neither the Company nor any Shareholder is a party to any voting trusts, proxies or other agreements or understandings with respect to the Company Shares.

(h)       The exercise price of all Company Options granted to U.S. employees is at least equal to the fair market value of the underlying equity on of the date such Company Options were granted.

Section 3.04	No Conflict; Required Filings and Consents; Approvals.

The execution, delivery and performance by the Company of the Documents to which it is a party, and the consummation of the Transactions by the Company (alone or in combination with any other event) and the compliance by the Company with the provisions of this Agreement, will not conflict with, or result in any breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under, or give rise to a loss of a material benefit under, or any right of termination, cancellation or acceleration, or results in the creation of any Liens on any of the assets, properties or rights of the Company pursuant to (a) any Law applicable to the Company or any of its properties and assets; or (b) the Company’s Fundamental Documents; (c) any Order to which the Company or any of its properties and assets are subject; or (d) any Material Contract to which the Company is a party or otherwise bound.

Section 3.05	Governmental Consents and Approvals.

Except as contemplated by this Agreement or as set forth on Section 3.05 of the Company Disclosure Schedule, the Company is not required to give any notice to, or make any filing with, any Governmental Authority, or obtain any Permit, in each case for the valid execution, delivery and performance by the Company of the Documents and the consummation of the Transactions.

Section 3.06	Financial Statements.

(a)       Section 3.06(a) of the Company Disclosure Schedule contains true, correct and complete copies of the following:

(i)       the audited balance sheets of the Company, as of December 31, 2019, December 31, 2018 and December 31, 2017, and the related audited statements of operations, shareholders’ equity and cash flows for each of the fiscal years then ended, together with any notes thereto (all of the foregoing, the “Annual Financial Statements”); and

(ii)       the unaudited and un-reviewed balance sheet of the Company as of September 30, 2020 (the “Latest Balance Sheet Date”), and the related unaudited statement of operations, shareholders equity and cash flows for the 9-month period then ended (all of the foregoing, “Interim Financial Statements”).

(b)       The Financial Statements (i) have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as may be indicated therein or in the notes thereto) and consistent with each other and have been prepared in accordance with the books and records of the Company; and (ii) present fairly, in all material respects, the financial condition, results of operations and cash flows of the Company, as of the respective dates thereof and for the respective periods covered thereby; provided, however, that the Interim Financial Statements do not contain all footnotes required under GAAP and are subject to normally recurring year-end audit adjustments, which will not be material individually or in the aggregate. All reserves established by the Company that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP as consistently applied by the Company for pre-Closing periods.

(c)       Since the Latest Balance Sheet Date, there has been no material change in any accounting principle, procedure or practice followed by the Company or in the method of applying such principle, procedure or practice.

Section 3.07	Absence of Undisclosed Liabilities.

Except as set forth on Section 3.07 of the Company Disclosure Schedule, the Company has no monetary Liabilities, except (a) to the extent reflected or reserved against on the Latest Company Balance Sheet and prior to the date hereof; (b) Liabilities arising in the Ordinary Course since the Latest Balance Sheet Date; or (c) Transaction Expenses.

Section 3.08	Absence of Certain Changes.

Since the Latest Balance Sheet Date, the Business has been conducted in the Ordinary Course. Since the Latest Balance Sheet Date, (a) no Material Adverse Effect has occurred; and (b) the Company has not experienced any material damage, destruction or loss affecting in the use of, any material assets of the Company (whether or not covered by insurance).

Section 3.09	Assets; Absence of Liens and Encumbrances.

(a)       Section 3.09(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement all equipment, materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Company and the Subsidiaries with an individual book value of greater than $25,000.

(b)       The Company and each of the Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in the Business, free and clear of any Liens, except as reflected in the Financial Statements and set forth in Section 3.09(b) of the Company Disclosure Schedule and except for Liens for ad valorem Taxes not yet due and payable.

Section 3.10	Accounts Receivable.

All Accounts Receivable of the Company are bona fide, result from the Ordinary Course, have been properly recorded in the Interim Financial Statements (to the extent required to be recorded therein) and, subject to reserves for doubtful accounts recorded in the Interim Financial Statements, and to the knowledge of the Company, are collectible in the ordinary course of business without any set-off or counterclaim, provided that in each case, the foregoing shall not be construed as a guarantee of such collectability or enforceability.

Section 3.11	Internal Controls.

The Company (a) makes and keeps accurate books and records that fairly reflect, in all material respects, the transactions and dispositions of assets of the Company; and (b) maintains internal accounting controls that provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of their respective financial statements in conformity with GAAP; (ii) receipts and expenditures are made only in accordance with general or specific authorizations of management and directors of the Company; (iii) access to its assets is permitted only in accordance with general or specific authorizations of management and directors of the Company; and (iv) the reported accounting for its assets and liabilities is compared with existing assets and liabilities at reasonable intervals; in each case, as customary for a company at the same stage of development as the Company.

Section 3.12	Contracts and Commitments.

(a)       Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list or description of each of the following Contracts which are in effect on the Effective Date (or any groups of related or similar Contracts, including any series of Contracts under a master agreement and including statements or work and purchase orders) (“Material Contracts”):

(i)       Contracts that are not terminable by the Company on fewer than sixty (60) days notice without payment by or penalty, liability or other adverse consequence to the Company;

(ii)       Contracts that involve payments based on sharing profits or revenues of the Company or that create a partnership, joint venture or an alliance, referral or reseller relationship;

(iii)       Contracts that are required to be set forth on Section 3.20(b) of the Company Disclosure Schedule;

(iv)       Contracts that involve a specific commitment of Company resources having value exceeding $25,000 individually;

(v)       Contracts that pertain to projects commonly known as “fixed price/deliverable based projects” as to which the Company has not completed performance in any respect;

(vi)       Contracts that relate to capital expenditures exceeding $25,000 individually to be made after the date of this Agreement;

(vii)       Contracts that (A) impose a Lien on any of the Company’s assets; (B) create, incur or guarantee any Indebtedness of the Company to any other Person, or (C) assume, or otherwise become liable for, the obligations of any other Person;

(viii)       Contracts that relate to the disposition or acquisition of material assets or any interest in any business enterprise (including any Liability related to or arising out of any acquisition or other business combination such as any earn-out, performance, bonus or other contingent payment arrangement, however such arrangement may be evidenced) not in the Ordinary Course of the Company;

(ix)       Outbound Intellectual Property Contracts that are required to be set forth on Section 3.13(e) of the Company Disclosure Schedule (except for Outbound Intellectual Property Contracts entered in the ordinary course of business);

(x)       Contracts with Company Employees granting any bonus, severance benefits, change of control benefits, or termination pay (in cash or equity or otherwise) to any Employee with respect to which the Company has or may have any liability or obligation, in each case, except as required under applicable law, or Contracts with any labor union, works council or similar organization;

(xi)       Contracts that are non-disclosure agreements, other than those entered into with any actual or prospective customer, reseller, distributor, partner, contractor, prospective employee or vendor in the Ordinary Course or those entered into with Company Employees or consultants in such capacity;

(xii)      Contracts that (A) include any non-competition or non-solicitation covenant or similar arrangement that limits the right of the Company to engage in, or to compete (geographically or otherwise) in any line of business or with any other Person anywhere in the world or (B) grant exclusive rights of any type or scope;

(xiii)     Contracts that provide for indemnification by or of the Company (excluding indemnification for third party infringement claims caused by a Company Product that is contained in the Company’s standard Contract with customers entered into in the Ordinary Course);

(xiv)     Contracts that contain “most favored nation” provisions or any similar preferred pricing provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other parties;

(xv)      Contracts with any Governmental Authority;

(xvi)     Contracts that relate to the settlement of any Proceeding;

(xvii)    Contracts with suppliers of the Company with a value exceeding $25,000 individually;

(xviii)   Contracts establishing powers of attorney, other than routine powers of attorney relating to representation before governmental agencies;

(xix)      collective bargaining agreements or other agreements or arrangements with any labor union, trade union or works council; or

(xx)       Contracts that have a restriction on assignment on the Company in the event of a change of control.

(b)       Prior to the date of this Agreement, the Company has delivered or made available to Purchaser a true, correct and complete copy of each Material Contract, including all amendments, modifications and supplements thereto through the date of this Agreement (or a written description of the material terms of any Material Contract that is not written).

(c)       Each Material Contract is a valid, binding and enforceable obligation of the Company in accordance with its terms against the Company and, to the Knowledge of the Company, against each other party thereto (in each case, subject to General Enforceability Exceptions), and is in full force and effect.

(d)       There is no existing default by the Company under any of the Material Contracts and no event has occurred or, to the Knowledge of the Company, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would reasonably constitute default by the Company or subject the Company to any penalty or liquidated damages, under any Material Contract.

(e)       The Company has not received any notice or other written communication from any Person regarding (A) any actual or alleged breach of, default under or failure to comply with any term or requirement of any Material Contract; or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination or amendment to any Material Contract.

(f)       The Company has not received notice of and, to the Knowledge of the Company, there are no existing defaults by any other Person party to a Material Contract; and, to the Knowledge of the Company, no event has occurred or that with or without notice, lapse of time or the happening or occurrence of any other event, would reasonably constitute a default under any Material Contract by any other Person party thereto (other than the Company).

Section 3.13	Company Intellectual Property.

(a)       Intellectual Property Registrations. Section 3.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Intellectual Property Registrations as of the Effective Date and (i) for each Patent, the patent number or application serial number for each jurisdiction in which filed, date issued and filed, and present status thereof; (ii) for each registered Trademark and trademark application, the application serial number or registration number, by country, province and state, and the class of goods or services covered, the nature of the goods or services, the date issued and filed, and the present status thereof, as well as a list of all material common law trademarks used by the Company, including a list of applicable jurisdictions, the nature of the goods and services offered under the common law trademark and the dates of first use; (iii) for any Domain Names, the registration date, any renewal date and name of registry; (iv) for each copyright registration or application, the number and date of such registration or copyright application by country, province and state, as well as a list of all material copyrights for which an application has not been filed; (v) all threatened or actual Proceedings (including reexamination and reissue proceedings) before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to such Company Intellectual Property Registrations listed in subsections (i) trough (iv); and (vi) any actions that must be taken within one hundred and eighty (180) days after the date of this Agreement for the purposes of obtaining, maintaining, perfecting, preserving or renewing any such Company Intellectual Property Registrations.

(b)       Validity. Each of the Company Intellectual Property Registrations is, to the extent applicable, valid and subsisting (excluding pending applications).

(c)       Ownership.

(i)       No Company Intellectual Property and Company Intellectual Property Registrations owned or purported to be owned by the Company are subject to any Proceeding or outstanding decree, order, judgment, or stipulation, restricting the use, transfer, or licensing thereof by the Company, or which affects the validity, use or enforceability of such Company Intellectual Property Company Intellectual Property Registrations owned or purported to be owned by the Company, in each case, except for decree, order, judgment that impact all companies in the industry.

(ii)       The Company owns, and has good and exclusive title to, all Company Intellectual Property Registrations and Company Intellectual Property owned or purported to be owned by the Company free and clear of any Lien (other than the Outbound Intellectual Property Contracts). All Company Intellectual Property Registrations and Company Intellectual Property owned or purported to be owned by the Company are fully transferable, alienable or licensable by the Company and its Affiliates without restriction and without payment of any kind to any Person, subject to any applicable Law.

(iii)       No Person other than the Company that licensed or otherwise granted rights under Intellectual Property to the Company has claimed ownership interest in or exclusive license rights to any improvements made by the Company to that Intellectual Property.

(iv)       The Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that were at any time Company Intellectual Property that the Company owned or purported to own or Company Intellectual Property Registrations, to any other Person

(v)       Except as set forth in Section 3.13(c)(v) of the Company Disclosure Schedule, the Company has required each current and former employee and current and former Contractor of the Company who has contributed to the creation of Intellectual Property for the Company to sign a proprietary information/confidentiality agreement, which assigns to the Company all right, title and interest in and to the Intellectual Property created by such Person (the “Invention Assignment Agreements”). The Company has delivered or made available to Purchaser true, correct and complete copy of the forms of all Invention Assignment Agreements. To the Company’s knowledge, there are no disputes regarding the scope of any assignment of Intellectual Property Rights to the Company by any Company Employee or former employee of the Company or current or former Contractor, or performance under such assignment agreement, including with respect to any payments to be made or received by the Company thereunder.

(vi)       No governmental funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property or Company Intellectual Property Registrations owned or purported to be owned by the Company in any jurisdiction in which Company currently conducts or has conducted business.

(d)       Non-Infringement. To the Company’s Knowledge, the operation of the Business, including the design, development, manufacture, use, import, export, sale, licensing or other exploitation of Company Products or the use of the Company Intellectual Property owned or purported to be owned by the Company with respect thereto, does not infringe or violate any Intellectual Property Rights or misappropriate any Intellectual Property of any third party (provided that the above shall not be deemed to refer to any Intellectual Property Rights that are not owned or purported to be owned by the Company and which may be used in any Company Products). The Company has not received notice from any Person (i) alleging any infringement or misappropriation with respect to any Intellectual Property or Intellectual Property Rights; (ii) claiming that the Company must license from any Person or refrain from using any Intellectual Property or Intellectual Property Rights; or (iii) challenging the ownership by the Company of any of the Company Intellectual Property owned or purported to be owned by the Company. To the Knowledge of the Company, no such a claim is threatened by any Person and no valid basis exists for such a claim. The Company has not received any opinion of counsel regarding any allegation of infringement relating to the operation of the Business or the Company Products.

(e)       Intellectual Property Contracts. Schedule 3.13(e)(A) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts which are in effect on the Effective Date to which the Company is a party with respect to Intellectual Property or Intellectual Property Rights licensed by the Company to any third party (“Outbound Intellectual Property Contracts”). Schedule 3.13(e)(B) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts which are in effect on the Effective Date pursuant to which a third party has licensed any Intellectual Property or Intellectual Property Rights to the Company (other than shrink-wrap, click through or similar licenses for commercially available software) (“Inbound Intellectual Property Contracts”). The Inbound Intellectual Property Contracts and Outbound Intellectual Property Contracts, collectively, are referred to herein as the “Intellectual Property Contracts.”

(f)       Open Source and Copyleft Materials. All use and distribution of Company Products, or any Open Source Materials, by or through the Company is in compliance in all material respects with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. Section 3.13(f) of the Company Disclosure Schedule lists all Open Source Materials used in the Company Products, including products in development or testing thereof, and (i) identifies the Open Source License applicable thereto; (ii) identifies, where available, a URL at which the applicable Open Source Materials are available and at which the applicable Open Source License is identified; (iii) describes the manner in which such Open Source Materials were used; (iv) with regard to Copyleft Material states whether (and, if so, how) the Open Source Materials were modified by or for the Company; and (v) states whether the Open Source Materials were distributed by or for the Company. Except as set forth and disclosed above and in the Company Disclosure Schedule, the Company has not (A) incorporated Open Source Materials into, or combined Open Source Materials with, any of the Company Products; (B) distributed Open Source Materials in conjunction with or for use with any of the Company Products; or (C) used Copyleft Materials in a manner that requires the Company Products, any portion thereof, or any Company Intellectual Property, to be subject to Copyleft Licenses.

(g)       Sufficiency of Intellectual Property Rights. The Company owns or is validly licensed (pursuant to an enforceable (subject to General Enforceability Exceptions) license) sufficient Intellectual Property Rights to conduct the Business including the design, development, manufacture, use, import, export, sale, licensing or other exploitation of Company Products.

(h)       Software. Except as disclosed in Schedule 3.13(h) of the Company Disclosure Schedule, the Company has not disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably would be expected to, result in the delivery, license, or disclosure of any source code to any Person who is not, as of the date of this Agreement, an employee of the Company.

(i)       Governmental Rights. No government, university, college, other educational institution, research center or non-profit institution (collectively, “Institutions”) provided facilities or funding for the development of any Company Intellectual Property owned or purported to be owned by the Company or Company Product. To the knowledge of the Company, no Institutions have any rights in or with respect to any developments of any Intellectual Property made by any current or former employee, or Contractor of the Company that relate in any manner to Company Intellectual Property owned or purported to be owned by the Company or the Company Products. Except as disclosed on Section 3.13(i) of the Company Disclosure Schedule, no current or former employee, or Contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property owned or purported to be owned by the Company has performed services for any Institution during a period of time during which such employee, or Contractor was also performing services for the Company.

(j)       Third-Party Infringement. To the Knowledge of the Company, no Person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property Rights owned or purported to be owned by the Company.

(k)       Trade Secret Protection. The Company has taken reasonable steps to protect and maintain the rights of the Company in the Company’s Confidential Information and Trade Secrets in accordance with industry practices applicable to companies of similar size offering similar services. Without limiting the foregoing, except as set forth in Section 3.13(k) of the Company Disclosure Schedule, the Company has required each employee and Contractor who had access to Company’s Confidential Information and Trade Secrets to execute a written agreement that provides reasonable protection for such Confidential Information and Trade Secrets and all current and former employees, and Contractors of the Company with access to such Confidential Information or Trade Secrets have executed such an agreement. All disclosures by the Company of any Company Confidential Information and Trade Secrets have been made pursuant to a written agreement that provides reasonable protection for such Trade Secrets and Confidential Information.

Section 3.14	Litigation and Other Proceedings.

Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, there are not any (a) Proceedings of any nature instituted, commenced or pending against or involving the Company, the Business or the assets of the Company or any Shareholder, employee or director of the Company in its, his or her capacity as such, whether at law or in equity or whether civil or criminal in nature, including any Proceeding that seeks to prevent, enjoin, alter or delay the Transactions; or (b) pending Orders of any Governmental Authority with respect to or involving the Company, the Business or the assets of the Company or any Shareholder, employee or director of the Company in its, his or her capacity as such, nor, to the Knowledge of the Company, are any of the foregoing Proceedings or Orders currently threatened by any Person. To the Company’s Knowledge, no fact or circumstances exist, individually or in the aggregate and with or without notice or lapse of time, that reasonably could be expected to result in any of the foregoing being instituted. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, there is no Proceeding by the Company pending, or which the Company has commenced preparations to initiate, against any other Person, currently or at any time in the last five (5) years.

Section 3.15	Compliance with Laws; Permits; Privacy

(a)       To the knowledge of the Company, the Company is in compliance and has been in compliance, in all material respects, with all Laws, Permits and Orders applicable to the Company or its assets, properties or Business, including the Export Control Laws of all countries that pertain to the Company and the Business, (b) to the Company’s knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time): (i) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply in any material respect with, any Law, Permit or Order applicable to the Company or its assets, properties or Business; or (ii) may give rise to any material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any curative action of any nature; and (c) the Company has not received any written notification from any Governmental Authority or any other Person asserting that (i) the Company is not in compliance, in all material respects, with any Law, Permit or Order applicable to the Company or its assets or Business; or (ii) the Company may have an obligation to undertake, or to bear all or any portion of the cost of, any curative action of any nature. The Company has not received notice of, and the Company has no Knowledge that any Governmental Authority intends to conduct, an investigation with respect to the Company, and, to the knowledge of the Company, no such investigation is in progress. The Company possesses all Permits necessary to conduct the Business in each jurisdiction (federal, state, local and foreign) in which the Company has conducted business, and Section 3.15(a) of the Company Disclosure Schedule contains a true, correct and complete list of all such Permits and all Orders under which the Company, the Business or any assets of the Company is operating or bound. All such Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Permit.

(b)       Except as set forth in Schedule 3.15(b), (i) the Company is not in material violation of any applicable Laws relating to the rights of any Person with respect to Personal Information, including the applicable Laws relating to the collection, storage, use, security and/or transfer of Personal Information, and (ii) the Company is in material compliance with all applicable industry standards relating to Personal Information.

(c)       Except as set forth in Schedule 3.15(b), the Company: (i) has been, and is protecting, with industry standard security measures, the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper access, modification, transmittal or use; (ii) does not use or intentionally collect or intentionally receive Personal Information relating to children under thirteen years of age in violation of the Children’s Online Privacy Protection Act; and (iii) has been, and is, in material compliance with each privacy policy it has made publicly available and the terms of each of its contractual obligations that is applicable to Personal Information.

(d)       All third party servicing, outsourcing, hosting or similar arrangement with respect to the management of information are set forth in Schedule 3.15(d).

(e)       The Company has commercially reasonable and industry standard technological and procedural measures in place to protect all Personal Information against loss, theft and unauthorized access or disclosure. The Company has implemented and maintained a system of internal controls, as customary for a company at the same stage of development as the Company, sufficient to provide reasonable assurance that the Company complies with all applicable Laws, and that the they will not collect, fail to secure, share or use such Personal Information in a manner that breaches or violates any (i) such Laws, (ii) internal or customer-facing privacy or data security policy adopted by, or otherwise applicable to, the Company or the Business, or (iii) contractual commitment made by the Company that is applicable to Personal Information. Except as set forth in Schedule 315(e), no written claim has been asserted or, to the knowledge of the Company, threatened with respect to the Company’s receipt, collection, use, storage, processing, disclosure or disposal of Personal Information.

Section 3.16	Employees.

(a)       Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of all employees of the Company, and includes each employee’s name, position and title, department, work location, status, actual scope of employment (e.g., full- or part-time or temporary), overtime classification (e.g., exempt or non-exempt), date of commencement of employment, prior notice entitlement, salary and any other material compensation or benefit payable, maintained or contributed to or with respect to which any potential liability is borne by the Company (whether now or in the future) to each of the listed employees and including but not limited to the following entitlements: bonus (including type of bonus, calculation method and amounts received in 2019 and 2020), deferred compensation, commissions (including calculation method and amounts received in 2019 and 2020), overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments) sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers’ insurance and education fund), their respective contribution rates and the salary basis for such contributions, whether such employee, is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary), last compensation increase to date including the amount thereof, and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). Other than their salaries and except as set forth in Section 3.16(a) of the Company Disclosure Schedule, the employees of the Company are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, no employee of the Company is entitled (whether by virtue of any Law, Contract or otherwise) to any benefits, entitlement or compensation that is not listed in Section 3.16(a) of the Company Disclosure Schedule. Except as set forth in Section 3.16(a) of the Company Disclosure Schedule and other than the grant of Promised Options, the Company did not make any promises or commitments to any of its employees or former employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, as listed in Section 3.16(a) of the Company Disclosure Schedule. Other than as listed in Section 3.16(a) of the Company Disclosure Schedule (i) there are no other employees employed by the Company, and (ii) all Company Employees and former employees of the Company have signed an employment agreement substantially in the form delivered or made available to Purchaser.

(b)       Details of any person who has accepted an offer of employment made by the Company but whose employment has not yet started and any Company’s employee who was given or who received a notice of termination of his or her employment in the last twelve (12) months prior to the signing date of this Agreement are contained in Section 3.16(b) of the Company Disclosure Schedule. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, no key employee of the Company has been dismissed in the last twelve (12) months prior to the signing date of this Agreement.

(c)       The Company is not and was never a party to any collective bargaining agreement, or other Contract or arrangement with a labor union, trade union or other organization or body involving any of its employees or employee representatives, or is otherwise required (under any Law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing. The Company is not and was never a member of any employers’ association or organization. The Company has never paid, is not required to pay and has never been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. Except for extension orders which generally apply to all employees in Israel to those apply to employees in the Company’s filed of business, no extension orders apply to the Company and no employee of the Company benefits from any such extension orders. There are no and have never been any labor organizations representing, and to the Knowledge of the Company there are no labor organizations purporting to represent or seeking to represent, any Company’s employees. The Company does not have Knowledge of any union organizing activities or proceedings of any labor union to organize any Company’s employees. The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. The Company has never had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Company’s employees.

(d)       Section 3.16(d) of the Company Disclosure Schedule sets forth a true and complete list of all present independent contractors and consultants (“Contractors”) to the Company, and includes each Contractor’s name, date of commencement, and rate of all regular compensation and benefits, bonus or any other material compensation payable. Except as set forth on Section 3.16(d) of the Company Disclosure Schedule, all Contractors can be terminated on notice of thirty days or less to the Contractor. All Contractors are and were rightly classified as independent contractors and would not reasonably be expected to be reclassified by the courts or any other authority as employees of the Company, for any propose whatsoever. According to the Contractors agreements with the Company, no Contractor is entitled to any rights under the applicable labor laws. All Contractors have received all their rights to which they are and were entitled to according to any applicable law or Contract with the Company. Except as set forth on Section 3.16(d) of the Company Disclosure Schedule, the Company does not engage any personnel through manpower agencies.

(e)       The Company does not have unsatisfied obligations of any nature to any of its former employees or Contractors, and their termination was in compliance with all material applicable Laws and Contracts.

(f)       The Company has delivered to Purchaser: (i) accurate and complete copies of all such standard agreements; (ii) accurate and complete copies of all employee manuals and handbooks, all Company’s policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the Company’s employees and Contractors; (iii) a written summary of all material unwritten policies, practices and customs in the Company.

(g)       Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, the Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course, consistent with past practice and as detailed in Section 3.16(g) of the Company Disclosure Schedule). There are no pending claims against the Company under any workers’ compensation plan or policy or for short or long term disability.

(h)       To the Knowledge of the Company, no employee of the Company: (i) has received an offer to join a business that may be competitive with the Company’s Business; or/and (ii) is in violation of any term of any employment Contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others.

(i)       Except as set forth in Section 3.16(i) of the Company Disclosure Schedule, since the inception of the Company (or any predecessor entities, if applicable), the Company has been in compliance, in all material respects, with all then applicable Laws relating to employees and employment issues, including termination of employment, discrimination, terms and conditions of employment, wages, hours, overtime and overtime payment, working during rest days and occupational safety and health, privacy issues, discrimination, fringe benefits and employment practices, and have not engaged in any unfair labor practices.

(j)       The Company does not currently engage any employee or Contractor, whose employment or engagement requires special licenses or permits.

(k)       Without derogating from any of the above representations, the Company’s liability towards its employees regarding severance pay, accrued vacation and contributions to all Company Benefit Arrangements are fully funded or if not required by any source to be funded are accrued on the Company’s financial statements as of the date of such financial statements. Section 14 Arrangement was properly applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding all former and current employees of the Company based on their full salaries and from their commencement date of employment. All amounts that the Company is legally or contractually required to either (A) deduct from its employees’ salaries and any other compensation or benefit or to transfer to such employees’ Company Benefit Arrangements or (B) withhold from employees’ salaries and any other compensation or benefit and to pay to any Governmental Authority as required by any applicable Law, have been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice).

Section 3.17	Employee Benefit Plans.

(a)       Section 3.17(a) of the Company Disclosure Schedule sets forth a list of each material Company Employee Plan, and each other material plan, agreement, program or arrangement providing for fringe benefits, provident funds (including pension funds, managers’ insurance policies, further education funds or other similar funds), life insurance, loss of earnings insurance, severance, change in control benefits, or equity or equity-related compensation, welfare benefits, bonus, commission, incentive compensation, deferred compensation, vacation, holiday, or other compensation or benefits for the benefit of current, former or retired employees, directors, advisors or Contractors of the Company (collectively, the “Company Benefit Arrangements”).

(b)       With respect to each Company Employee Plan and each Company Benefit Arrangement, the Company has complied in all material respects with the terms of each Company Employee Plan and each Company Benefit Arrangement. The consummation of the Transactions will not, either alone or in combination with any other event (i) entitle any current or former employee, director, Contractor or advisor of the Company to additional severance pay, retirement benefit or any other material compensation or benefit according to any Law or Contract; or (ii) accelerate the time of payment or vesting of any award or benefit, or increase the amount of compensation due to any such employee or former employee, director, Contractor or advisor; and (iii) have a material adverse effect on the labor relations of any of the Company and to the Company’s Knowledge, no Company employees or Contractor is expected to provide the Company with notice regarding his or her intention to terminate his or her employment or engagement with the Company due to the consummation of the Transactions.

(c)       Except as set forth in (b)Section 3.17(b), there is no Contract to which the Company or its Subsidiary is a party covering any employee of the Company, which, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Sections 280G , as a result of the transactions contemplated by this Agreement. There is no Contract to which the Company, any of its Subsidiaries or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code.

Section 3.18	Taxes.

(a)       The Company and each of the Subsidiaries (i) have filed (taking into account any extensions of time in which to file) all material federal, state, local and foreign returns, estimates, claims for refund, information statements and reports or other similar documents with respect to any and all material Taxes (including amendments, schedules, or attachments thereto) (“Tax Returns”) required to be filed with any Governmental Authority by any of them and all such filed Tax Returns are true, correct and complete, in all material respects, and were prepared in compliance with all applicable Laws and (ii) have timely paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Company reports for the payment of, all material Taxes required to be paid (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items or carryforwards) for all Taxable periods up to December 2019, and since then, the Company and the Company’s Subsidiaries have not incurred any liability for Taxes (i) from extraordinary gains or losses within the meaning of GAAP, or (ii) outside the ordinary course of business.

(b)       The Company has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes from payments made or deemed made to any Person and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. The Company is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax Laws.

(c)       No deficiencies for any Taxes have been asserted in writing or assessed in writing, or to the Knowledge of the Company, proposed, against the Company or any of the Subsidiaries that are not subject to adequate reserves on the consolidated financial statements of the Company and the Subsidiaries (in accordance with GAAP) as adjusted in the ordinary course of business consistent with past practice, nor has the Company or any of the Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or the Subsidiaries for Taxes.

(d)       To the Company’s knowledge, no audit of any Tax Return of the Company or any of the Subsidiaries is presently in progress, nor has the Company or any of the Subsidiaries been notified in writing of any request for such an audit.

(e)       Neither the Company nor its Subsidiary has participated or engaged in any transaction or action which would require special reporting in accordance with Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive tax planning. Neither the Company nor its Subsidiary has received any “reportable tax opinion” or taken any “reportable position,” all within the meaning of Sections 131D and 131E of the Israeli Tax Ordinance, Sections 67C and 67D of the Israeli Value Added Tax Law, 1975, as amended, Section 231(e) of the Customs Ordinance [New Version] 5717-1957 and Section 21(c) of Fuel Excise Law, 5718-1958.

(f)       With respect to each transaction in which any of the Company’s Subsidiaries have participated that is classified as a “reportable transaction” within the meaning of U.S. Treasury Regulation §1.6011-4(b)(1) (or any similar provision of the Tax Laws of any other jurisdiction), such participation has been properly disclosed on IRS Form 8886 or as otherwise required under the Tax Laws of any other jurisdiction.

(g)       To the Company’s knowledge, no extension of time within which to file any Tax Return required to be filed by the Company or any of the Subsidiaries is currently in effect.

(h)       No action, suit, investigation, claim or assessment is pending or, to the Knowledge of the Company, threatened with respect to Taxes for which the Company or any of the Subsidiaries may be liable.

(i)       No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of the Subsidiaries does not pay Taxes or file Tax Returns asserting that the Company or such Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction or required to file a Tax Return in such jurisdiction.

(j)       None of the Company or the Subsidiaries is bound by any Tax indemnity, Tax sharing agreement or Tax allocation agreement or arrangement or any similar agreement with respect to Taxes, nor is there any other reason, as transferee or successor, by operation of Law or otherwise, that the Company or any of the Subsidiaries will have, as of the Closing Date, any liability for Taxes of any other entity.

(k)       There are no Tax rulings, requests for rulings, private letter rulings, similar agreement, or closing agreements relating to Taxes for which the Company or any of the Subsidiaries is reasonably expected to be liable that would reasonably be expected to affect the Company’s or any of the Subsidiaries’ liability for Taxes for any taxable period ending after the Closing Date.

(l)       None of the Company or the Subsidiaries will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period ending after the Closing Date, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale or the receipt of any prepaid amount, income inclusions, if applicable, such as any item of income or gain, or exclusion of any item of deduction or loss from, taxable income made on or prior to the Closing Date or any election, if applicable, under Section 108(i) of the Code, in each case prior to Closing.

(m)       All Taxes that the Company or any of the Subsidiaries is required by law or contract to withhold or to collect from each payment made to any employee, independent contractor, consultant, creditor, shareholder or other person have been duly withheld and collected and have been duly and timely paid to the appropriate Governmental Authority. The Company and the Subsidiaries have complied with all record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, consultant, creditor or shareholder.

(n)       None of the Subsidiaries (i) is or has been an Israeli resident as defined in Section 1 of the Ordinance or (ii) has or has had any assets that principally comprise, directly or indirectly, assets located in Israel, in either case as determined in accordance with the Israeli Law relating to Taxes. To the Knowledge of the Company, neither the Company nor any of the Subsidiaries currently have, nor have ever had, a “permanent establishment” (as defined in any applicable income tax treaty) or a fixed place of business in any country other than their respective countries of incorporation.

(o)       The Company has at all times been an Israeli resident for Tax purposes. Since its incorporation, the Company has not paid and has no liability for Taxes in any jurisdiction other than Israel; and no claim has been made in writing by any Tax Authority in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by such jurisdiction.

(p)       None of the Company or the Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(q)       None of the Company or the Subsidiaries has been at any time a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code.

(r)       During the last three years, none of the Company or the Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code (or any similar provision of Law relating to Taxes).

(s)       The Company is not and has not at any time sought qualification or claimed benefits as a “Preferred Enterprise or as an “Approved Enterprise” as such terms are defined in the Law for Encouragement of Capital Investments, 1959 (the “Encouragement Law”).

(t)       The Company has no retained earnings which would be subject to corporate Tax due to the distribution of a “dividend” from such earnings (as the term “dividend” is specifically defined by the ITA in the framework of the Encouragement Law). Neither the Company nor any Subsidiary has ever been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(u)       The Company is duly registered for the purposes of Israeli value added tax and has complied in all material respects with all requirements concerning value added Taxes (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) (ii) has collected and remitted to the relevant Governmental Authority all output VAT which it is required to collect and timely remit under the VAT Law; and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law.

(v)       The prices and terms for the provision of any property or services by or to the Company and the Subsidiaries are at arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation, if required by such Laws, has been timely prepared or obtained and, if necessary, retained. Each of the Company and the Subsidiaries complies in all material respects, with the requirements of Section 85A of the Ordinance and the regulations promulgated thereunder and any equivalent Tax Law.

(w)       The Company Option Plan has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA under Section 102(b)(2) of the Ordinance. All Company Options and Section 102 Shares listed in Sections 3.03(a) and 3.03(b) of the Company Disclosure Schedule as intended to be subject to tax under Section 102(b)(2) of the Ordinance were and are currently in compliance in all material respects with the applicable requirements of Section 102(b)(2) of the Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Company Options only following the lapse of the required 30 day period from the filing of the Company Options Plan with the ITA, the receipt of the required written consents from the option holders, the appointment of an authorized trustee to hold the Company Options and Company Shares, the receipt of any and all tax rulings, compliance with the provisions of any tax ruling received and the due deposit of such Company Options and Company Shares with the 102 Trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012. All Company Options granted to US taxpayers have an exercise price equal to no less than the fair market value of the underlying Company Shares on the grant date of such Company Option, as determined in accordance with Section 409A of the Code. The Company has complied with all applicable Tax Laws and requirements in connection with the exercise and/or sale of any Company Option granted under Section 3(i) of the Ordinance and has withheld all Tax that should have been required to be withheld in connection therewith under applicable Tax Laws.

(x)       Other than any Tax Returns that have not yet been required to be filed (taking into account any extensions), the Company has made available to Purchaser complete copies of (i) all Tax Returns of the Company and the Subsidiaries relating to the taxable periods with respect to which the applicable statute of limitation has not already expired, (ii) any audit report issued with respect to or relating to any Taxes due from or with respect to the Company and the Subsidiaries, (iii) any closing or settlement agreements entered into by or with respect to the Company and the Subsidiaries with any Governmental Authority, (iv) all Tax opinions, memoranda and similar documents addressing Tax matters or positions of the Company and the Subsidiaries relating to the taxable periods with respect to which the applicable statute of limitation has not already expired, and (v) all material written communications to, or received by, the Company and the Subsidiaries from any Governmental Authority, including Tax rulings and Tax decisions relating to the taxable periods with respect to which the applicable statute of limitation has not already expired.

(y)       The Company and the Subsidiaries have maintained up to date, full and accurate records, invoices and supporting documentation to substantiate the tax deductibility of services and expenses incurred and the deductibility of the related VAT, as well as the entries performed in the Tax returns.

Section 3.19      Company’s Governmental Grants. Section 3.19A of the Company Disclosure Schedule sets forth a complete and correct list of all pending and outstanding grants from the State of Israel or any agency thereof, or from any other Governmental Authority, to the Company and to any Subsidiary (the “Governmental Grants”), including “Approved Enterprise”, “Benefitted Enterprise” or “Preferred Enterprise” status conferred by the Israeli Investment Center (the “Investment Center”). No prior approval of the Investment Center, or any other Governmental Authority, is required in order to consummate the transactions contemplated under this Agreement or to preserve entitlement of the Company or any Subsidiary to any such incentive, subsidy, or benefit. Section 3.19B of the Company Disclosure Schedule sets forth a complete and correct list of all pending and outstanding grants received by the Company or any Subsidiary from the Israeli Innovation Authority (formerly known as the OCS) (the “IIA”) the Company has made available to Purchaser complete and correct copies of all material documents requesting or evidencing grants, and supplements and amendments thereto, submitted by the Company or by any Subsidiary and of all letters of approval granted to the Company or to any Subsidiary. Each of the Company and of the Subsidiaries is in compliance, in all material respects, with all terms, conditions and requirements of its grants and has duly fulfilled in all respects all the undertakings relating thereto.

Section 3.20	Real Property; Absence of Liens and Encumbrances.

(a)       Neither the Company nor any of its Subsidiaries currently owns, nor has ever owned any real property.

(b)       Leased Real Property. Section 3.20(b) of the Company Disclosure Schedule lists all Leases of the Company, and the Company has delivered or made available to Purchaser true, correct and complete copies of all Leases, including all modifications, amendments and supplements thereto. The Company holds the leasehold interests in the Leased Real Property free and clear of all Liens other than Permitted Liens. Each Lease is in full force and effect and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to its Knowledge, against any other party thereto (in each case, subject to General Enforceability Exceptions). All rent and other sums and charges payable by the Company under the Leases are current, the Company have not received any written notice of default or termination under any Lease, no termination event or condition or uncured default on the part of the Company or to its Knowledge, any party thereto, exists under any Lease. Neither the Company (nor any of its Affiliates) has any outstanding options or rights of first refusal to purchase any Leased Real Property or any portion thereof or interest therein.

Section 3.21	Insurance.

Section 3.21 of the Company Disclosure Schedule contains a true, correct and complete list of all policies of fire, liability, product liability, workers’ compensation, health and other forms of insurance presently in effect with respect to the Business or its assets (the “Insurance Policies”), including the named insured(s) and all beneficiaries thereunder, true, correct and complete copies of which have been delivered or made available by the Company to Purchaser. All Insurance Policies are valid, outstanding and enforceable (subject to General Enforceability Exceptions) policies. All premiums payable under each such policy have been timely paid since inception of such policy and no notice of cancellation or termination has been received by the Company or its Affiliates with respect to any such policy. The Company does not have any Knowledge of, any threatened notice regarding any actual or possible refusal of any coverage or rejection of any material claims under any Company Insurance Policy.

Section 3.22	Environmental Matters.

The Company has (a) been in compliance, in all material respects, with all applicable Environmental Laws; (b) not received any written notice with respect to the business of, or any property owned or leased by, the Company from any Governmental Authority or third Person alleging that the Company is not in material compliance with any Environmental Law; and (c) not caused the “release” of any Hazardous Materials in violation of any applicable Environmental Law, so as to give rise to any material Liability under Environmental Laws for the Company.

Section 3.23	Brokers’ Fees; Transaction Expenses.

The Company has no liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions based upon arrangements made by or on behalf of the Company. Other than the Transaction Expenses that will be due to the entities or individuals as set forth in the Consideration Allocation Certificate, there are no other Transaction Expenses.

Section 3.24	Fair Disclosure.

This Agreement, including the Disclosure Schedule and any certificate, instrument or other document that are exhibits to this Agreement by the Company, does not contain any misrepresentation of a material fact, and, to the knowledge of the Company, does not omit to state any material fact necessary to make the statements contained herein or therein (in the light of the circumstances under which such representations were or will be made or provided) not misleading. The Company has delivered or made available to Purchaser all documents listed in the Disclosure Schedule.

Section 3.25	Warranty Obligations; Company Product Matters.

(a)       Company Products.

(i)       Section 3.24(c)(i) of the Company Disclosure Schedule contains a complete and accurate list of all Company Products, including title and most current version and release number.

(ii)       Each Company Product conforms in all material respects to the specifications and documentation therefor, all applicable material contractual commitments.

Section 3.26	Bank Accounts

Section 3.26 of the Company Disclosure Schedule identifies all bank and brokerage accounts of the Company, whether or not such accounts are held in the name of the Company, lists the respective signatories therefor, and lists the names of all individuals holding a power of attorney from the Company with respect to such accounts.

Section 3.27	Bankruptcy, Etc.

The Company is not involved in any Proceeding by or against it as a debtor before any Governmental Authority under any bankruptcy, winding-up, insolvency, arrangement, other similar Laws of general application affecting the enforcement of creditors’ rights, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of its assets.

Section 3.28	Foreign Corrupt Practices Act.

The Company and, to the Company’s Knowledge, each employee and agent of the Company, has complied with and is in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply with or a violation of the Foreign Corrupt Practices Act of 1977, as amended, the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, or other Laws that prohibit commercial bribery, domestic corruption or money laundering, and the standards established by the Financial Action Task Force on Money Laundering.

Section 3.29	Restrictions on Business Activities.

Except as set forth in Section 3.12(a)(xiii) of the Company Disclosure Schedule, there is no agreement or judgment, injunction, order or decree (except if the aforementioned applies to all companies in the industry), in either case to which the Company is a party, or to the knowledge of the Company, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise limit: (a) any current business practice of the Company; (b) any acquisition of property (tangible or intangible) by the Company; (c) the conduct of Business by the Company as currently conducted; or (d) the freedom of any of the Company to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of any of the Company. Without limiting the generality of the foregoing, the Company has not (i) entered into any agreement under which it is restricted from selling, licensing, manufacturing or otherwise distributing any Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (ii) entered into any agreement that will bind Purchaser with respect to Purchaser’s or Purchaser’s Affiliates’ (other than the Acquired Companies) own customers, products or services.

Section 3.30	Customers and Suppliers.

Section 3.30 of the Company Disclosure Schedule sets forth a list of (a) the 10 largest customers of the Company during the last full fiscal year and the amount of revenues accounted for by such customer (including from product sales and professional services) during each such period and any Contract entered with such customer and (b) each supplier that is the sole supplier of any significant product or service to the Company. No such customer or supplier has indicated within the past year that it will stop purchasing products from the Company or materially reduce its general volume of purchases (without regard to normal short-term fluctuations) from the Company.

Section 3.31	Related Party Transactions.

Except as set forth in Section 3.31 of the Company Disclosure Schedule, no director, officer, employee of any Acquired Company or, to the Knowledge of the Company, members of any of their immediate family (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of any Acquired Company (i) has been involved, directly or indirectly, in any material business arrangement or other material relationship with any Acquired Company, or (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any Acquired Company. For purpose of this Agreement, “immediate family” of any Person shall mean spouse, parents, children and brothers and sisters of such Person.

Section 3.32	Full Disclosure.

Except for the representations and warranties expressly and specifically made by the Company in this Agreement or certificates delivered by the Company pursuant to this Agreement, the Company does not make any express or implied representation or warranty, and the Company hereby disclaims all other representations and warranties of any kind or nature, express or implied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

Each of the Selling Shareholders, severally and not jointly, represents and warrants, to and for the benefit of Purchaser with respect to itself (ant not anyone else), as follows:

Section 4.01	Title to Company Shares.

Each Selling Shareholder has, and, subject to Closing (including the receipt by the Paying Agent, the 104H Trustee or 102 Trustee, as applicable, of the Consideration Shares), shall deliver at the Closing to the Purchaser, good and valid title to the Company Shares set forth on Section 3.03(a) of the Company Disclosure Schedule with respect to each Selling Shareholder, free and clear of any Liens. All of such Company Shares (a) are fully paid and non-assessable, and (b) are not subject to any pending transfer or other disposal except as contemplated in this Agreement.

Section 4.02	Authority; Binding Nature of Agreements.

(a)       Each Selling Shareholder has full right, power and authority to enter into and to perform such Selling Shareholder’s obligations under each of the Documents to which such Selling Shareholder is or may become a party. This Agreement constitutes the legal, valid and binding obligation of such Selling Shareholder, and, assuming the due authorization, execution and delivery by all other parties hereto, is enforceable against such Selling Shareholder in accordance with its terms (subject to General Enforceability Exceptions). Upon the execution of each of the other Documents to which such Selling Shareholder is a party, each such other Document constitutes the legal, valid and binding obligation of such Selling Shareholder, and assuming the due authorization, execution and delivery by all other parties thereto, constitute the valid and enforceable against such Selling Shareholder in accordance with its terms, subject to the General Enforceability Exceptions. Each Selling Shareholder has reviewed the Estimated Consideration Allocation Chart and confirms that it agrees with the calculations set forth therein as such calculations relate to the consideration to be received by such Selling Shareholder pursuant to this Agreement. Solely with respect to US residence and to the extent applicable, the spouse, if any, of such Selling Shareholder who is a resident of a community property jurisdiction has the absolute and unrestricted right, power and capacity to execute and deliver and to perform his or her obligations under the spousal consent being executed by him or her. Said spousal consent constitutes such spouse’s legal, valid and binding obligations, enforceable against him or her in accordance with its terms.

(b)       If such Selling Shareholder is a corporate body: (i) it is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; and (ii) all necessary actions and conditions have been taken, fulfilled and done in order to enable it to enter into, perform and comply with its obligations hereunder and those obligations are validly, and legally binding and enforceable upon it, subject to General Enforceability Exceptions.

Section 4.03	Non-Contravention; Consents.

(a)       Neither (1) the execution, delivery or performance of this Agreement by such Selling Shareholder, nor (2) the consummation of the Transactions to which such Selling Shareholder is a party by such Selling Shareholder, will (with or without notice or lapse of time):

(i)       if such Selling Shareholder is not an individual, contravene, conflict with or result in a violation or breach of (i) any of the provisions of the articles of association, partnership agreement, bylaws or other charter or organizational documents of such Selling Shareholder, or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of such Selling Shareholder, in each case with respect to the transactions contemplated by this Agreement;

(ii)       contravene, conflict with or result in a violation or breach by such Selling Shareholder of any provisions of any applicable Law to which such Selling Shareholder is subject to, or any order, writ, injunction, judgment or decree to which such Selling Shareholder is bound, except where any such conflicts, violations or breaches, individually or in the aggregate will not impair the ability of such Selling Shareholder to consummate the Transactions; or

(iii)       contravene, conflict with or result in a violation or breach of or a default under any provision of, give any Person the right to declare a default under, cause or permit the termination, cancellation, acceleration or other change of any right or obligation or loss of any benefit under, or require any consent under, any Contract to which such Selling Shareholder is a party or by which such Selling Shareholder is bound or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating to, such Selling Shareholder, except where any such conflicts, violations, breaches, defaults, rights or losses individually or in the aggregate will not impair the ability of such Selling Shareholder to consummate the Transactions.

(b)       No Consent is required from, any Person (including any Governmental Authority) in connection with (x) the execution, delivery or performance by such Selling Shareholder of the Documents to which such Selling Shareholder is a party or (y) the consummation by such Selling Shareholder of the Transactions, other than where the failure to make filings, give notice or obtain Consents will not impair the ability of such Selling Shareholder to consummate the Transactions.

(c)       For the purpose of clarity, the representations and warranties made by each Selling Shareholder in this Article IV do not relate to any compliance or other requirements that may apply to the Company, the Purchaser or Parent in connection with the Transactions (such as compliance with anti-trust Laws, if applicable).

Section 4.04	Capacity of Selling Shareholder.

(a)       Each Selling Shareholder has the capacity to comply with and perform all of such Selling Shareholder’s covenants and obligations under each of the Documents to which such Selling Shareholder is or may become a party.

(b)       Each Selling Shareholder has not (A) made a general assignment for the benefit of creditors, (B) is not bankrupt or insolvent, (C) suffered the attachment or other judicial seizure of all or a substantially all of such Selling Shareholder’s assets, (D) admitted in writing such Selling Shareholder’s inability to pay such Selling Shareholder’s debts as they become due, or (E) taken or been the subject of any action that will have an adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Documents; or

(c)       There is no Proceeding pending, and, to such Selling Shareholder’s Knowledge, no Person has threatened to commence any Proceeding against such Selling Shareholder (in his/her/its capacity as such) that may have an adverse effect on the ability of such Selling Shareholder to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Documents.

Section 4.05	Tax Withholding Information.

Any and all information provided to Purchaser by such Selling Shareholder (if any) for purposes of enabling Purchaser to determine the amount to be deducted and withheld from the consideration payable to such Selling Shareholder pursuant to this Agreement under applicable Law is true, accurate and complete.

Section 4.06	Finder’s Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Selling Shareholder who is entitled to any fee or commission from any Acquired Company or any of its Affiliates in connection with the Transactions.

Section 4.07	No Registration; Transfer Restrictions.

Each Selling Shareholder acknowledges that it has such knowledge and experience in financial or business matters that it is capable of evaluating and understanding the merits and risks of the Consideration Shares. Each Selling Shareholder understands that there is no assurance of any economic benefit which may arise in favor of Such Selling Shareholder, and each Selling Shareholder further acknowledges that, without derogating from the Purchaser’s representations and warranties under Section 5 below, it may incur material financial losses in entering into the transactions contemplated hereunder. Such Selling Shareholder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Consideration Shares, and has so evaluated the merits and risks of such investment. Such Selling Shareholder is able to bear the economic risk of an investment in the Consideration Shares and, at the present time, is able to afford a complete loss of such investment. Such Selling Shareholder acknowledges that as of the date hereof, the Company has limited financial resources, and thus an investment in the Consideration Shares is subject to significant risk. Each Selling Shareholder is either (i) an accredited investor as defined in Rule 501(a) of Regulation D promulgated under Act, or (ii) a Non U.S. Person as defined under Regulation S promulgated under the Securities Act. To the extent that a Selling Shareholder is a non U.S. Person, such Selling Shareholder (x) is not receiving the Consideration Shares for the account or benefit of any U.S. Person, (y) is not, at the time of execution of this Agreement, and will not be, at the time of the issuance of the Consideration Shares, in the United States and (z) is not a “distributor” (as defined in Regulation S promulgated under the Act).

Such Selling Shareholder acknowledges that it has had the opportunity to review the ancillary agreements relating to this Agreement (including all exhibits and schedules thereto) and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Consideration Shares and the merits and risks of investing in the Consideration Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

Each Selling Shareholder understands and acknowledges that any part hereof may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Consideration Shares, other than pursuant to an effective registration statement or Rule 144 under the Act, to an affiliate (as such term is defined in Rule 144) of Such Selling Shareholder or in connection with a pledge, the Purchaser or the Parent may require the transferor thereof to provide to the Purchaser or the Parent, as applicable, an opinion of counsel to such Selling Shareholder, to the effect that such transfer does not require registration of such transferred Consideration Shares under the Securities Act.

Subject to Section 7.13, each Selling Shareholder agrees to the imprinting, so long as is required, of a legend on any of the Consideration Shares issuable upon the transactions in this Agreement in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

Subject to Section 7.13, each certificate representing the Consideration Shares, if such Consideration Shares are being offered in reliance upon Regulation S, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

Section 4.08	No Other Representations.

Except for the representations and warranties expressly and specifically made by such Selling Shareholder in this Article IV, such Selling Shareholder does not make any express or implied representation or warranty, and hereby disclaims all other representations and warranties of any kind or nature, express or implied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company and each Indemnifying Person that:

Section 5.01	Organization

Purchaser is a corporation duly organized and validly existing under the Laws of the State of Israel.

Section 5.02	Authority Relative to this Agreement

Purchaser has all requisite power and authority (corporate or otherwise) to execute, deliver and preform this Agreement and each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Agreement and Document to which it is a party and to perform and consummate the Transactions. The Agreement and each Document to which Purchaser is a party, and the performance of its respective obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of Purchaser, and the Agreement and each Document to which Purchaser is a party has been duly and validly executed and delivered by Purchaser and constitutes, or upon its execution and delivery as contemplated by this Agreement will constitute, a valid and legally binding obligation of Purchaser enforceable against Purchaser in accordance with its terms and conditions, except as limited by the General Enforceability Exceptions. The Board of Directors (or the appropriate committee thereof) of the Purchaser (i) has determined that this Agreement, the Documents and the other transactions contemplated hereby are desirable and in the best interests of the Purchaser and its shareholders and (ii) have approved this Agreement, the Documents to which it is a party, and the other transactions contemplated hereby. No other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement, the Documents to which it is a party or any certificate or other instrument required to be executed and delivered by the Purchaser pursuant hereto or to consummate the issuance of the Consideration Shares or any other transactions contemplated hereby or thereby. None of such actions have been amended, rescinded or modified.

Section 5.03	No Conflict

The execution, delivery and performance by Purchaser of the Documents to which it is a party, and the consummation of the Transactions as contemplated herein, will not (a) violate any Law applicable to Purchaser or any of its assets; or (b) conflict with, or result in any breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under, or give rise to any right of termination, cancellation or acceleration under, or require the consent, release, waiver or approval of any third party under, or result in the creation of any Lien upon any of its assets under any provision of (i) the Documents; (ii) Purchaser’s Fundamental Documents; (iii) any Permit of the Purchaser; or (iv) any material Contract to which it is a party or by which it or its assets is or may be bound.

Section 5.04	Governmental Consents and Approvals

Except for any required Antitrust Filings and filings required with the Companies Registrar following the Closing, Purchaser and Parent have not been and are not required to give any notice to, or make any filing with, any Governmental Authority or any other Person, or obtain any Permit, in each case for the valid execution, delivery and performance by Purchaser of the Documents.

Section 5.05	Litigation

There is no Proceeding pending, or to the Purchaser’s Knowledge, threatened against or affecting the Purchaser that, individually or in the aggregate with similar Proceedings, would reasonably be expected to limit Purchaser’s ability to consummate the Transactions hereunder.

Section 5.06	Acknowledgement of the Purchaser’s Receipt of Information

The Purchaser acknowledges and agrees that it, or its Representatives (a) has had an opportunity to ask questions and receive answers and materials, and to discuss the business of the Company and its Subsidiaries and any other related matter, with certain key officers of the Company and its Subsidiaries, and (b) has conducted its own independent investigation of the Company and its Subsidiaries, their respective Businesses and the Transactions contemplated hereunder. The Purchaser hereby acknowledges and agrees that other than the Company and Selling Shareholders’ representations and warranties set forth in Article 3 and Article 4 hereof, none of the Company and Selling Shareholders or any of their Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Business of the Company or any Subsidiary thereof nor with respect to the Company share capital, including with respect to any information provided or made available to the Parent or Purchaser.

Section 5.07	No Other Representations.

Except for the representations and warranties expressly and specifically made by the Purchaser in this Article V, the Purchaser does not make any express or implied representation or warranty, and hereby disclaims all other representations and warranties of any kind or nature, express or implied.

ARTICLE VI

REPRESENTATIONS OF PARENT

Except as set forth in this Agreement, the SEC Reports or in the Parent Disclosure Schedules delivered to the Company on the date of this Agreement, the representations and warranties of the Parent contained in this Section 6 are true and correct as of the date of this Agreement.

Section 6.01     The Parent is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware and has the requisite power and authority to own its properties and to carry on its business. Section 6.01 of the Parent Disclosure Schedule lists each entity owned or controlled, directly or indirectly by the Parent (each a “Parent Subsidiary” and collectively, the “Parent Subsidiaries”). Each Parent Subsidiary is duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the state or foreign jurisdiction of its incorporation or formation, as applicable, as set forth in Section 6.01 of the Parent Disclosure Schedule. Except as set forth on Section 6.01 of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary (i) owns or controls, directly or indirectly, any interest in any other corporation, association or other business entity or (ii) participates in any joint venture, partnership or similar arrangement. Each Parent Subsidiary has the requisite company power to own, operate and lease its properties and to carry out its business. Each of the Parent and the Parent Subsidiaries (collectively referred to herein as the “Parent Group”) is qualified or licensed to do business in the jurisdictions listed in Section 6.01 of the Parent Disclosure Schedule, except for any failure to be so qualified or licensed that would not have a Material Adverse Effect. Each member of the Parent Group is qualified or licensed to do business in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of its business makes qualification necessary, except where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. No member of the Parent Group is in violation of any provision of any of its organizational documents.

Section 6.02     The Parent has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the applicable Documents.

Section 6.03      The Consideration Shares to be issued by Parent at Closing have been duly authorized for issuance pursuant to this Agreement and, when issued and delivered by the Parent pursuant to this Agreement against the receipt of Company Shares as set forth herein, will be duly and validly issued, fully paid and non-assessable and will have the rights, preferences and priorities set forth in the Parent’s Certificate of Incorporation. The shares of Parent Common Stock have been duly authorized and reserved for issuance and when issued by the Parent, will be duly and validly issued, fully paid and non-assessable.

Section 6.04      Prior to the Closing, each of the applicable Documents (other than this Agreement, which has already been authorized) will have been duly authorized. This Agreement has been duly authorized, executed and delivered and constitutes, and each of the other applicable Documents, upon due execution and delivery, will constitute, valid and binding obligations of the Parent, enforceable against the Parent in accordance with their respective terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect related to laws affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and except that no representation is made herein regarding the enforceability of the Parent ’s obligations to provide indemnification and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 6.05      Neither the execution and the delivery of this Agreement or any applicable Transaction Document, nor the consummation of the transactions contemplated hereby, will (with or without the passage of time or giving of notice): (i) violate any injunction, judgment, order, decree, ruling, charge or other restriction, or any Law applicable to any member of the Parent Group, (ii) violate any provisions of any of the charter documents of any member of the Parent Group, (iii) violate or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a violation or default) under, result in the termination of, accelerate the performance required by any of the terms, conditions or provisions of any Parent Material Contract (as defined in Section 6.11 below) of any member of the Parent Group, or by which any member of the Parent Group, or any of its respective operating assets, is bound or (iv) result in the creation of any lien, charge or other encumbrance on the assets or properties of any member of the Parent Group.

Section 6.06      The Parent has filed all SEC Reports on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Parent and its Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 6.07      Since the date of the Parent’s most recent financial statements as set forth in Section 6.07 of the Parent Disclosure Schedule, there has been no Material Adverse Effect.

Section 6.08      The conduct of business by members of the Parent Group as presently and proposed to be conducted is not subject to continuing oversight, supervision, regulation or examination by any governmental official or body of the United States, or any other jurisdiction wherein any such members currently conduct such business, except as described in the Agreement. Neither the Parent, nor any other member of the Parent Group has received any notice of any violation of, or noncompliance with, any Law applicable to its business, the violation of, or noncompliance with, which would have or would reasonably be expected to have a Material Adverse Effect, and the Parent knows of no facts or set of circumstances which could give rise to such a notice.

Section 6.09     Each member of the Parent Group has all franchises, permits, authorizations, licenses, and any similar authority necessary for the conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Agreement or the SEC Reports, no member of the Parent Group has received written notice of (i) any pending proceedings which could reasonably be expected to result in the revocation, cancellation, suspension of any adverse modification of any such franchises, permits, authorizations, licenses or other similar authority or (ii) any default under any of such franchises, permits, licenses, authorizations or other similar authority, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.10      Except as disclosed in the Agreement or in the SEC Reports, no breach or default by any member of the Parent Group or, to the Parent’s knowledge, any other party, exists in the due performance under any of the terms of any note, bond, indenture, mortgage, deed of trust, lease, rental agreement, material contract, material purchase or sales order or other material agreement or instrument to which any member of the Parent Group is a party or by which it or its property is bound or affected (each of the foregoing, a “Parent Material Contract”), and there exists no condition, event or act which constitutes, nor which after notice, the lapse of time or both, could constitute a default under any of the foregoing, except as would not, individually or in the aggregate, has had or is reasonably be expected to have a Material Adverse Effect. The Parent Material Contracts disclosed in the Agreement are accurately described in the Agreement and are in full force and effect in accordance with their respective terms, subject to any applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally and to general equitable principles and the availability of specific performance.

Section 6.11      The members of the Parent Group collectively, solely and exclusively own all right, title and interest in, or possesses enforceable rights to use, all patents, patent applications, trademarks, service marks, copyrights, rights, licenses, franchises, trade secrets, confidential information, processes and formulations necessary for the conduct of its business as now conducted (collectively, the “Parent Intangibles”), except where the failure to own or possess such rights would not, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the Parent’s knowledge, no member of the Parent Group has infringed upon the rights of others with respect to the Parent Intangibles and, except as disclosed in the Agreement, no member of the Parent Group has received any notice that such member has or may have infringed or is infringing upon the rights of others with respect to the Parent Intangibles, nor has such member received any written notice of conflict with the asserted rights of others with respect to the Parent Intangibles. To the Parent’s knowledge, all such Parent Intangibles are enforceable and no others have infringed upon the rights of any members of the Parent Group with respect to the Parent Intangibles. None of the Parent Intangibles have expired or terminated, or are expected to expire or terminate, within three years from the date of this Agreement. All current and former officers, employees, consultants and independent contractors of each member of the Parent Group having access to proprietary information of a member of the Parent Group, its customers or business partners and inventions owned by any member of the Parent Group have executed and delivered to the applicable member of the Parent Group an agreement regarding the protection of such proprietary information. The Parent Group has secured, by valid written assignments from all of Parent Group’s current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Parent Intangibles, unencumbered and unrestricted exclusive ownership of each such third party’s Parent Intangibles in their respective contributions, except where the failure to do so would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No current or former employee, officer, director, consultant or independent contractor of any member of the Parent Group has any right, license, claim or interest whatsoever in or with respect to any Parent Intangibles.

Section 6.12      Except as set forth in the Agreement or the SEC Reports, no member of the Parent Group is a party to any collective bargaining agreement nor does it employ any member of a union. No executive officer of any member of the Parent Group has provided written notice that such officer intends to leave the Parent Group or otherwise terminate such officer’s employment with the Parent Group. No executive officer of any member of the Parent Group, to the Parent’s knowledge, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Parent Group to any material liability with respect to any of the foregoing matters. Each member of the Parent Group is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No labor dispute with the employees of the Parent or any of its subsidiaries exists or, to the Parent’s knowledge, is threatened, and the Parent has no knowledge of any existing or imminent labor dispute by the employees of any of its principal suppliers, manufacturers, customers or contractors.

Section 6.13      Except (i) as set forth in the Agreement, (ii) may be required under state securities or Blue Sky laws, (iii) as may be required under the Securities Act, the rules and regulations of the Commission under the Securities Act (the “Securities Act Regulations”), the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations of the SEC under the Exchange Act (the “Exchange Act Regulations”), the rules of Nasdaq (the “Exchange”) or (iv) will have been obtained or made on or prior to the Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any court or governmental authority or other Person on the part of any member of the Parent Group is required in connection with the issuance of the Consideration Shares or the consummation of the transactions contemplated herein or in the other applicable Documents.

Section 6.14      Subsequent to the respective dates as of which information is given in the Agreement, each of the members of the Parent Group has operated their respective businesses in the ordinary course and, except as may otherwise be set forth in the Agreement or in the SEC Reports, there has been no: (i) Material Adverse Effect; (ii) transaction otherwise than in the ordinary course of business consistent with past practice; (iii) issuance of any securities (debt or equity) or any rights to acquire any such securities other than pursuant to equity incentive plans approved by its board of directors; (iv) damage, loss or destruction, whether or not covered by insurance, with respect to any asset or property of any members of the Parent Group; or (iv) agreement to permit any of the foregoing.

Section 6.15     There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Parent , threatened against or affecting the Parent , any member of Parent Group or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the applicable Documents or the Consideration Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Parent nor any member of the Parent Group, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Parent, there is not pending or contemplated, any investigation by the Commission involving the Parent or any current or former director or officer of the Parent. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Parent or any member of the Parent Group under the Exchange Act or the Securities Act.

Section 6.16      No member of the Parent Group is: (i) in violation of its charter documents, (ii) in violation of any statute, rule or regulation applicable to such member, the violation of which would have or would reasonably be expected to have a Material Adverse Effect; or (iii) in violation of any judgment, decree or order of any court or governmental body having jurisdiction over such member of the Parent Group, which violation or violations individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.17      Except as disclosed in the Agreement, none of the shareholders of the Parent, or any director, officer or manager of the Parent or any member of the Parent Group (i) owns, directly or indirectly, any interest in any Person which is a competitor, supplier or customer of any member of the Parent Group (unless such person is a publicly traded company), (ii) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including any of the Parent Intangibles) which is utilized by or in connection with the business of any member of the Parent Group, (iii) is a customer of, or supplier to, any member of the Parent Group or (iv) directly or indirectly has an interest in or is a party to any Parent Material Contract pertaining or relating to any member of the Parent Group. In addition, no shareholder of the Parent, director, officer or employee of the Parent or any Shareholder, nor, to the Parent’s knowledge, any affiliate of any such person is presently, directly or indirectly through his/her affiliation with any other person or entity, a party to any loan from any member of the Parent Group.

Section 6.18      Each of the Parent and the members of the Parent Group has filed, on a timely basis, each federal, state, local and foreign tax return, report and declarations that were required to be filed, or has requested an extension therefor and has paid all taxes and all related assessments, charges, penalties and interest to the extent that the same have become due. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Parent know of no basis for any such claim. Neither the Parent nor any Subsidiary has executed any waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. To the Parent’s knowledge, none of the Parent Group’s tax returns is presently being audited by any taxing authority. No liens have been filed and no claims are being asserted by or against any member of the Parent Group with respect to any taxes (other than liens for taxes not yet due and payable). The Parent has received no notice of assessment or proposed assessment of any taxes claimed to be owed by it or any other Person on its behalf. Neither the Parent nor any member of the Parent Group is a party to any tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect. The Parent and the Subsidiaries have complied in all material respects with all applicable legal requirements relating to the payment and withholding of taxes and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

Section 6.19      Except as otherwise disclosed in the Agreement or the SEC Reports, (i) each member of the Parent Group has at all times conducted and currently conducts its business in compliance, in all material respects, with all Environmental Laws, including having and complying with all environmental permits, licenses and other approvals and authorizations necessary for the operation of its business as presently conducted, (ii) no member of the Parent Group has received any communication from any Governmental Authority or any other Person alleging that it may be or was in violation of, or liable under, any Environmental Law, and (iii) there is no claim pending, or to the Parent’s knowledge, threatened, against the Parent or any member of the Parent Group arising under any Environmental Law.

Section 6.20     Except as disclosed in the Agreement or the SEC Reports, neither the Parent nor any member of the Parent Group owns any real property. Each of the Parent and the members of the Parent Group has good and marketable title to all personal property and assets reflected as owned by it in the financial statements referred to in Section 6.06 above and which are material to the business of the Parent or such member of the Parent Group, in each case free and clear of any security interests, mortgages, liens, encumbrances, claims and other defects, except such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property. The real property, improvements, equipment and personal property held under lease by each of the Parent and the members of the Parent Group are held under valid and enforceable leases, with such exceptions as are not material, and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property. With respect to the property and assets leased, each member of the Parent Group is in compliance with such leases.

Section 6.21      Each member of the Parent Group and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Parent, the Members of the Parent Group or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Parent or a member of the Parent Group, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Code, of which the Parent or such member of the Parent Group is a member. Each “employee benefit plan” established or maintained by the Parent, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

Section 6.22      Neither the Parent, any of its Subsidiaries, nor, to the Parent’s knowledge, any director, officer, agent, employee or other Person acting on behalf of any of such entities has, in the course of its actions for, or on behalf of, the Parent or any Subsidiary has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Parent, its Subsidiaries and, to the Parent’s knowledge, its and their respective affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 6.23      The operations of the Parent and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Authority involving the Parent or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

Section 6.24       Neither the Parent, any of its Subsidiaries nor, to the Parent’s knowledge, its or their respective directors, officers, agents, employees or affiliates are currently the subject of sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority applicable to the Parent and its Subsidiaries (collectively, “Sanctions”), nor is the Parent or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

Section 6.25      Parent maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure.

Section 6.26      Except as described in the Agreement or the SEC Reports, the Parent maintains effective internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 of the Exchange Act Regulations) and a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences Except as described in the Agreement or the SEC Reports, since the end of the Parent’s most recent audited fiscal year, there has been (1) no material weakness in the Parent’s internal control over financial reporting (whether or not remediated) and (2) no change in the Parent’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Parent’s internal control over financial reporting.

Section 6.27      Each of the Parent and its subsidiaries is insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are prudent and customary in the business in which it is engaged, including directors and officers liability.

Section 6.28      The Parent Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and is listed on the Exchange; the Parent has taken no action designed to, or likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act or delisting the Parent Common Stock from the Exchange; except as set forth in the Agreement or the SEC Reports, the Parent has not received any notice that it is out of compliance with the listing or maintenance requirements of the Exchange and the Parent is, and will continue to be, in material compliance with all such listing and maintenance requirements; and the Parent has not received any notification that the SEC or the Exchange is contemplating terminating the registration of the Parent Common Stock under the Exchange Act or delisting the Parent Common Stock from the Exchange. No representation or warranty by the Parent contained in Section 6 of this Agreement and no statement by the Parent contained in the Parent Disclosure Schedule contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they are made, not misleading.

ARTICLE VII

COVENANTS OF THE PARTIES

Section 7.01	Access to Records and Properties of the Company

Subject to applicable Law, from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall and shall cause the Company’s Representatives acting on its behalf to (a) provide to the Purchaser and its Representatives reasonable access to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof during normal business hours of the Company (and, as applicable, the U.S. Subsidiary), and (b) furnish promptly such information concerning the Business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company, as the Purchaser may reasonably request, including access to the Company’s Tax Returns and any communications with any Tax Authority.

Section 7.02	Conduct of the Business

During the period commencing as of the date hereof, and prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement or the Documents or as specifically consented to by Parent in advance in writing, which consent shall not unreasonably withstand, delayed or conditioned, the Company (i) shall carry on the Business in the Ordinary Course in substantially the same manner as heretofore conducted (including, without limitation, pay the debts and Taxes of the Company when due (except upon mutual agreement of the Company and Purchaser), pay or perform other obligations when due, and keep available the services of the present officers and employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them), (ii) shall maintain its current accounting methods or practices (other than as required by GAAP) and (iii) shall not take any action inconsistent with the provisions of this Agreement or any of the other Documents to which it is a party.

Section 7.03	Notices of Certain Events

During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, (a) the Company shall promptly notify the Purchaser in writing, after becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause: (i) any representation or warranty of the Company that is contained in any Document to be untrue or inaccurate in any material respect; (ii) a violation or breach of any covenant of the Company contained in this Agreement and any of the Documents; or (iii) in the event it reasonably believes that any condition to Closing set forth in this Agreement cannot be satisfied, and (b) (a) the Purchaser or Parent (as applicable) shall promptly notify the Company in writing, after becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause: (i) any representation or warranty of the Purchaser or Parent that is contained in any Document to be untrue or inaccurate in any material respect; or (ii) a violation or breach of any covenant of the Purchaser and/or the Parent contained in this Agreement or any of the Documents; or (b) in the event it reasonably believes that any condition to Closing set forth in this Agreement cannot be satisfied. No disclosure by the Company pursuant to this Section 7.03, however, will be deemed to amend or supplement the Company Disclosure Schedule or Parent Disclosure Schedule (as applicable), or to prevent or cure any misrepresentation, breach of warranty or breach of covenant of the Company, the Purchaser or Parent (as applicable) under this Agreement or any other Document.

Section 7.04	No Solicitation

From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, none of the Selling Shareholders or the Company shall (and shall cause their respective Representatives and, in the case of the Company, its Subsidiaries to not), directly or indirectly, (a) solicit, initiate or encourage (including by way of furnishing any information that the Company or such Selling Shareholder that could be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal) or take any action to facilitate any inquiry or the making or submission of any proposal or offer, or any action likely to lead to the submission of such a proposal or offer, from any Person relating to an Acquisition Proposal, (b) participate or propose to participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person other than the Parent any information in connection with or relating to, or otherwise cooperate in any way with or assist or facilitate any Acquisition Proposal, (c) enter into any letter of intent, memorandum of understanding or Contract with respect to any Acquisition Proposal or (d) sell, transfer or otherwise dispose of, or enter into any Contract with respect to the sale, transfer or disposition of, any interest in Securities of the Company other than as provided in this Agreement. The Company and each Selling Shareholder immediately shall cease and cause to be terminated any existing discussions, conversations, negotiations and other communications with any Persons with respect to any Acquisition Proposal. The Company and each Selling Shareholder shall notify Purchaser promptly if any Acquisition Proposal, or any inquiry, offer, proposal, indication of interest or other contact with any Person with respect to any Acquisition Proposal (each, an “Inquiry”), is made and shall, in any such notice to Purchaser, indicate the identity of the Person making such Acquisition Proposal or Inquiry and the terms and conditions of such Acquisition Proposal or Inquiry (including a copy of any written or electronic mail transmissions received in connection therewith).

Section 7.05	Regulatory and Other Authorizations; Notices and Consents

(a)       Each of the Purchaser and the Company shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate the Transactions as promptly as reasonably practicable; and (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made, or avoid any Proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions.

(b)       To the extent instructed by Purchaser, the Company shall give termination notices to third parties pursuant to the Contracts listed in Section 7.05(b) pursuant to a form of consent reasonably acceptable to the Purchaser (to the extent that such consent is required); provided that the Company shall not, as a condition to obtaining the consent to any such termination from the applicable counter-party to a Contract, agree to provide additional consideration or otherwise agree to incur any additional Liability (beyond that which is already contemplated by the Contract).

Section 7.06	Confidentiality and Announcements

(a)       Each Party shall, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives to, keep confidential and not disclose to any other Person any Transaction Information or, in the case of the Selling Shareholders, any Confidential Information. Notwithstanding the foregoing each Party may disclose Transaction Information and, in the case of the Selling Shareholders, Confidential Information, to its Affiliates, Representatives and lenders, in each case only where such persons or entities are under appropriate nondisclosure obligations of a similar nature. The obligations of a Party under this Section 6.05(b) shall not apply to information which: (i) is or becomes generally available to the public without breach of obligations under this 6.05(b), (ii) becomes available to a Party on a non-confidential basis from a source other than a Party to this Agreement (provided that such Party can demonstrate that such source was not known by such Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality. If a Selling Shareholder or any of its Affiliates or their respective representatives to this Agreement is require to disclose any information by Law or any Order, such Person shall notify to the Purchaser as early as practicable prior to disclosure to allow Purchaser to take appropriate measures to preserve the confidentiality of such information. Any breach of this Section 6.05(b) by any Affiliate, Representative or lender of a Party shall be deemed to be a breach by such Party. “Transaction Information” includes (i) the existence or terms of this Agreement or the other Documents, or (ii) the existence of discussions and negotiations between or among the Purchaser, the Company, and the holders of any Company Securities or any of their respective Representatives.

(b)       Notwithstanding Section 6.05(b), the Purchaser shall determine in its sole discretion whether any public announcement, press release or response to media inquiries regarding this Agreement, the other Documents or the Transactions may be made and shall be entitled to issue any such public announcement or press release or respond to media inquiries which may include terms of the Transactions. Following the issuance of such press release, any party may issue a subsequent press release in content consistent therewith.

(c)       Notwithstanding the foregoing, (i) a Selling Shareholder that is a venture capital fund may inform its respective limited partners, investors and professional advisors of the Transactions consistent with its prior practice, provided that any such communication advises such limited partners, investors and professional advisors of the confidential nature of the information contained in such communication, and (ii) a Selling Shareholder that is a venture capital fund may inform bona fide prospective investors who are under appropriate confidentiality provisions of the amount of their investment in the Company and the return on such investment that resulted from the Transactions and, and only after Parent has publicly acknowledged its involvement in the Transaction, Parent’s identity.

Section 7.07	Further Assurances

From and after the Closing, the Selling Shareholders and Purchaser shall execute and deliver such further instruments of conveyance, transfer and assignment and shall take such other actions as a Party may reasonably request of another party in order to effectuate the purposes of this Agreement and the other Documents to which they are parties and to carry out the terms hereof and thereof.

Section 7.08	Form S-8.

With respect to the Assumed Options of Company Employees, Purchaser shall cause Parent to use commercially reasonable efforts to file with the SEC a registration statement on Form S-8 (or any successor form), relating to the Parent Common Stock issuable pursuant to the exercise of Assumed Options by the Registration Deadline. Purchaser shall cause Parent to use commercially reasonable efforts, subject to applicable securities laws, to maintain the effectiveness of such registration statement for so long as any assumed Company Options remain outstanding, subject to Parent’s standard policies regarding securities Law compliance. Purchaser shall cause Parent, as soon as practicable after the Closing Date, to deliver to each holder of Assumed Options written notice documenting the assumption of the Company Options. Such notice shall specify the number of shares of Parent Common Stock subject to the Assumed Options, as well as the exercise price per share of Parent Common Stock subject to the Assumed Options. For purposes hereof, “Registration Deadline” means the date that is not later than ten (10) Business Days following Parent’s filing with the SEC of the first Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, following the regularly scheduled meeting of Parent’s board of directors for the earlier of the first quarterly period or yearly period, as applicable, ending subsequent to the Closing Date.

Section 7.09	Communications with Employees.

Prior to the Closing Date, neither the Company nor the Selling Shareholders shall (and the Company and the Selling Shareholders shall not permit their respective Representatives, any Acquired Company or any Acquired Company’s Representatives to) communicate with any employees of the Acquired Companies regarding post-Closing employment matters with Purchaser or any Subsidiary or affiliate of Purchaser, including post-Closing employee benefit plans and compensation, without the prior approval of Purchaser.

Section 7.10	Resignation of Directors.

The Company shall obtain and deliver to Purchaser at or prior to the Closing the resignation of each director of each Acquired Company, effective as of the Closing, in the form set forth as Exhibit D hereto.

Section 7.11	Insurance.

(a)       Prior to the Closing, the Company shall purchase a “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, for acts or omissions occurring prior to the Closing that will remain in effect for a period of seven (7) years after the Closing (the “D&O Tail Insurance”). After the Closing, neither Parent nor Purchaser will cancel the D&O Tail Insurance during its term. The cost of the Company D&O Tail Policy will be treated as a Transaction Expense hereunder.

(b)       Subject to the Company purchasing the D&O Tail Insurance and such D&O Tail Insurance being valid, for a period of seven (7) years following the Closing, Purchaser or its successor shall fulfill and honor the obligations of the Company as provided under indemnification provisions under the Articles and under any other organizational documents of the Company in effect immediately prior to Closing, including with respect to the indemnification agreements set forth in Schedule 7.07Section 7.11 that contain any indemnification, reimbursement, advancement of expenses, hold harmless and exculpation from liability provisions, with each individual who is a party to such agreements, and/or that at any time prior to the Closing was a director or officer of the Company (the “Indemnification Schedule”), in each case subject to applicable Law, insofar as such provisions relate to the directors or officers of the Company on or prior to the Closing Date, as set forth in the Indemnification Schedule (such directors and officers being herein called the “Company Indemnitees”), regardless of whether any proceeding relating to any Company Indemnitees’ rights to indemnification or advancement of expenses or to any such acts or omissions is commenced before or after the Closing (provided in the case of a proceeding that commenced prior to the Closing, such proceeding was fully disclosed to the Purchaser prior to the Closing). The rights of each Company Indemnitee under this Section 7.11Section 7.11 shall be enforceable by each such Company Indemnitee or his or her heirs. If any claim is made against or involves any Company Indemnitee on or prior to the seventh (7th) anniversary of the Closing, the provisions of this Section 7.11 shall continue in effect with respect to such claim until the final disposition thereof. The obligations of the Purchaser and the Company (following the consummation of the transactions contemplated by this Agreement) or its successors under this Section 7.11 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnitee (or his or her heirs) without the prior written consent of such Company Indemnitee (or his or her heirs, as applicable).

(c)       The provisions of clauses (a) and (b) of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties; provided that recourse shall first be against the Company D&O Tail Policy until it is exhausted before recovery against Parent or Purchaser shall take place.

Section 7.12	Registration Rights

On or prior to the date that is ninety (90) days following the Closing Date, Parent prepare and file with the Securities and Exchange Commission a registration statement for a resale offering, to be made on a continuous basis, of the Consideration Shares. Parent shall use its commercially best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof (but in no event later than the 60th day following the filing of the registration statement) and shall use its commercially best efforts to keep such registration statement, with respect to each Selling Shareholder, continuously effective under the Securities Act until the earlier to occur of (i) the date on which such Selling Shareholders may sell the Consideration Shares then held in compliance with Rule 144, or (ii) all Consideration Shares covered by the registration statement have been sold by such Selling Shareholder.

Section 7.13	Restricted Shares

Upon the lapse of six (6) months as of the Closing Date, and subject to the terms of the Lock-Up Agreement (and with respect to the Key Executive, also subject to the Holdback Agreement), the Parent shall remove any restrictive legend under the Securities Act with respect to any shares that such Selling Shareholder informs Parent in writing of its intention to sell, without the need of such Selling Shareholder to provide a legal opinion for such sale.

ARTICLE VIII

TAX MATTERS

Section 8.01	Tax Returns

(a)       Tax Returns. The Company shall (i) timely prepare or cause to be prepared (taking into account any extensions of time in which to prepare) and timely file or cause to be filed (taking into account any extensions of time in which to file) Tax Returns of the Acquired Companies required to be filed prior to the Closing Date, and (ii) shall pay or cause to be paid (taking into account any extensions of time) all Taxes required to be paid prior to the Closing Date. Parent and the Purchaser shall (i) timely prepare or cause to be prepared (taking into account any extensions of time in which to prepare) and timely file or cause to be filed (taking into account any extensions of time in which to file) all Tax Returns for the Acquired Companies required to be filed after the Closing, and (ii) timely pay or cause to be paid (taking into account any extensions of time) all Taxes required to be paid after the Closing Date. To the extent such Tax Returns include any Taxes relating to a period prior to the Closing Date, such Tax Returns shall be prepared in accordance with applicable Law and consistent with the past practices of the Acquired Companies. Parent and the Purchaser shall provide any Tax Return that includes any Taxes relating to a period prior to the Closing Date to the Holder Representative for review a reasonable period of time prior to such Tax Return’s due date (which period shall be 25 days in the case of any income Tax Return) and shall consider in good faith any comments made by the Holder Representative that are submitted to Parent not less than 15 days prior to such due date.

(b)       Cooperation. Parent, the Purchaser and the Holder Representative, on behalf of the Indemnifying Persons, shall cooperate, as and to the extent reasonably requested by the other party, in connection with (i) the filing of any Tax Returns of or with respect to the Acquired Companies, and (ii) any audit, examination, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Acquired Companies (a “Tax Contest”). Such cooperation shall include retaining and providing records and information that are reasonably relevant to any such Tax Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(c)       Post-Closing Limitation. Parent and the Purchaser shall not amend any Tax Returns of the Acquired Companies that include any Taxes relating to a period prior to the Closing Date or file a Tax Return that includes any Taxes relating to a period prior to the Closing Date in a jurisdiction in which the Acquired Companies has not historically filed Tax Returns reporting that type of Tax without the Holder Representative’s prior written consent, if such action would reasonably be expected to have the effect of resulting in an indemnification obligation by the Indemnifying Persons.

Section 8.02	Tax Refunds

Tax refunds that are received by Parent, the Purchaser, the Acquired Companies or any of their Affiliates that relate to Taxes paid by the Company for any period prior to the Closing Date shall be for the account of the Indemnifying Parties. Parent and the Purchaser shall pay to the Paying Agent for distribution to the Indemnifying Persons of any such Tax refund, less any Taxes incurred in connection with such Tax refund and reasonable out-of-pocket costs incurred solely for the purpose of obtaining such refund, within 15 calendar days after receipt thereof.

Section 8.03	Treatment of Payments

All amounts paid by the Indemnifying Persons under Article XI shall, to the extent permitted by Law, be treated for all purposes as adjustments to the Aggregate Consideration.

Section 8.04	Purchaser’s Use

Nothing in this Agreement shall be construed to require Purchaser to make any payment to any Selling Shareholder for Purchaser’s use in a Tax Return for a period beginning after the date of this Agreement, of any excess Tax credit (including any excess foreign tax credits), net operating loss, or other Tax attribute of the Company or any of its Subsidiaries.

ARTICLE IX

CONDITIONS TO THE TRANSACTIONS

Section 9.01	Conditions to the Obligations of Each Party.

The obligations of the Company, Purchaser and the Selling Shareholders to consummate the Transactions are subject to the satisfaction of the following conditions (any and all of which may be waived by Purchaser, the Company and the Holder Representative in whole or in part in such Party’s sole discretion):

(a)       No Adverse Law. No Law or Order shall have been enacted, entered or promulgated by any court of competent jurisdiction or Governmental Authority that makes illegal, or otherwise prohibits the consummation of the Transactions.

Section 9.02	Conditions to the Obligations of Purchaser.

The obligations of Purchaser to consummate the Transactions are subject to the satisfaction, or waiver by Purchaser in its sole discretion, at or prior to the Closing, of the following further conditions:

(a)       Representations and Warranties. The representations and warranties of each of the Selling Shareholders and the Company set forth in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall be true and correct in all material respects (except for such representations and warranties that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects).

(b)       Covenants. Each of the Company and the Selling Shareholders shall have performed, and complied in all material respects with each covenant or obligation required to be performed or complied with by such parties pursuant to this Agreement as of the Closing.

(c)       No Proceedings. No Proceeding shall be overtly threatened or pending against Purchaser, Parent or the Company or any Selling Shareholder (in his/her/its capacity as such) by any Governmental Authority arising out of, or in any way connected with, the Transactions contemplated by this Agreement, that could materially impair the ability of the Purchaser or the Company to consummate the Closing and the Transactions contemplated by this Agreement.

(d)       Contracts. The Company shall have (i) terminated each of those Contracts set forth on Section 7.05(b); and (iii) sent the notices and obtain the consents (to the extent applicable) as set forth on Section 3.04 of the Disclosure Schedule.

(e)       Closing Deliveries by the Company. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(1)       the Escrow Agreement substantially in the form attached as Exhibit A, executed by the Holder Representative (on behalf of himself and each Indemnifying Person);

(2)       a certificate, in the form attached hereto as Exhibit E, executed on behalf of the Company by its Chief Executive Officer (the “Company Closing Certificate”) and containing representations and warranties of the Company to the effect that the conditions set forth in Sections 8.02(a) and 8.02(b) have been duly satisfied;

(3)       the Consideration Allocation Certificate, executed on behalf of the Company by its Chief Financial Officer;

(4)       a legal opinion of Meitar, Law Offices, legal counsels to the Company, in the form attached hereto as Exhibit I;

(5)       written resignations of all directors of each Acquired Company, to be effective as of the Closing Date; and

(6)       a certificate executed by the Chief Executive Officer of the Company attaching and certifying (i) the resolutions of the board of directors of the Company approving this Agreement and the Transactions, and (ii) the resolutions of the shareholders of the Company approving this Agreement and the Transactions.

(7)       The Lock-Up Agreements, executed by each of the Selling Shareholders.

(8)       Executed Employment Agreement between Purchaser and the Key Executive, in the form attached hereto as Exhibit G.

(9)       The Interim Option Ruling and 104H Interim Ruling approved by the ITA.

(f)       No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(g)       Termination of Company Warrants. All unexercised Company Warrants (but excluding any Company Warrants exercised in a way of cashless exercise contingent upon the Closing) shall terminate and be null and void as of the Closing and thereafter shall not be exercisable for any Securities of the Company.

(h)       Share Certificates and Share Registry.

(1)       Each Selling Shareholder shall have delivered to Purchaser all certificates representing the Company Shares set forth on Schedule 1 with respect to such Selling Shareholder (or Affidavits of Lost Shares with respect thereto), together with share transfer deeds satisfactory in form and substance to Purchaser and its counsel, such that Purchaser shall have received in the aggregate certificates representing all outstanding Company Shares owned by such Selling Shareholders.

(2)       The Company shall have delivered to Purchaser a copy of the share registry of the Company evidencing the transfer and ownership of all of the Company Shares to Purchaser certified by the Chief Executive Officer of the Company on behalf of the Company.

(i)       Ownership of Company Shares. This Agreement is executed by Selling Shareholders holding one hundred percent (100%) of the issued and outstanding Company Shares, including Company Shares issued upon exercise of Company Warrants outstanding on the date of this Agreement and Company Shares issued after the date of this Agreement.

(j)       Transaction Expenses. The Company shall transfer the Transaction Expenses to the Paying Agent for the benefit of the payees thereof.5

Section 9.03	Conditions to the Obligations of the Company and the Selling Shareholders.

The obligations of the Company and the Selling Shareholders to consummate the Transactions are subject to the satisfaction, or waiver by the Company and the Holder Representative at each Party’s sole discretion, of the following further conditions:

(a)       Representations and Warranties. Each of the representations and warranties made by Purchaser and Parent in this Agreement shall have been accurate as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date except for failures to be accurate which would not, individually or in the aggregate, reasonably be expected to materially impair Purchaser’s ability to consummate the Transactions.

(b)       Covenants. Each of the covenants and obligations that each of Purchaser and Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)       Escrow Agreement. The Company and Holder Representative shall have received from Purchaser, duly executed Escrow Agreement by the Escrow Agent, Purchaser and Parent.

(d)       Paying Agent Agreement. The Company and Holder Representative shall have received from Purchaser, duly executed Paying Agent Agreement by the Paying Agent, Purchaser and Parent.

(e)       Share Transfers. (i) Purchaser shall deposit or cause the deposit of the Escrow Fund with the Escrow Agent, (ii) Purchaser shall deposit or cause the deposit of the Shareholders Consideration with the Paying Agent (for further distribution in accordance with this Agreement), and (iii) Purchaser shall have delivered, or caused to be delivered, to the Holder Representative evidence of Consideration Shares issuance.

5 TBD

ARTICLE X

TERMINATION

Section 10.01	Termination.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)       by mutual written agreement of the Company and Purchaser;

(b)       by Purchaser or the Company by written notice to the other, , in each case if the Transactions have not been consummated on or before ninety (90) days from the date of this Agreement (which date may be extended by written mutual agreement of the Purchaser and the Company if the conditions set forth in Section 9.02 or Section 9.03 hereof have not been satisfied as of such time); provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

(c)       by Purchaser or the Company with written notice to the other, if a Governmental Authority shall have issued any Order or taken any other action, in each case, which has become final and non-appealable and which enjoins or otherwise prohibits the Transactions (whereby in such case, Purchaser, Company, Parent and Holder Representative shall negotiate in good faith alternative transactions which shall be, the extent possible substantially similar to the Transaction, or otherwise, if applicable, amend those terms of the Transaction which are the cause of such prohibition);

(d)       by Purchaser by written notice to the Company, if Purchaser is not in material breach of any its obligations under this Agreement and there has been a material breach of any representation or warranty of the Company or a Selling Shareholder contained in this Agreement such that the condition set forth in Section 9.02(a) would not be satisfied, or (ii) the covenants or obligations of the Company or the Selling Shareholders contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 9.02(b) would not be satisfied; provided, however, that such material breach is curable by the Company or the applicable Selling Shareholder during the 30-day period after Purchaser notifies the Company and the Holder Representatives in writing of the existence of such material breach or

(e)       by the Company by written notice to the Purchaser, if the Company is not in material breach of any its obligations under this Agreement and there has been a material breach of any representation or warranty of the Purchaser or Parent in this Agreement such that the condition set forth in Section 9.03(a) would not be satisfied, or (ii) the covenants or obligations of the Purchaser or the Parent contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 9.03(b) would not be satisfied; provided, however, that such material breach is curable by the Purchaser or the Parent during the 30-day period after the Company notifies the Purchaser and the Parent in writing of the existence of such material breach.

The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give a notice of such termination to the other Parties specifying the provision pursuant to which such termination is effective and setting forth a brief description of the basis on which such Party is terminating this Agreement.

Section 10.02	Effect of Termination.

If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect and all further obligations of the Parties shall terminate; provided that: (a) none of the Parties shall be relieved of any obligation or liability arising from any prior breach by such Party of any provision of this Agreement; and (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Article XIII and Section 7.06.

ARTICLE XI

INDEMNIFICATION

Section 11.01	Survival Periods

The representations and warranties of the Company, the Selling Shareholders and Parent contained in this Agreement, or in the Company Closing Certificate delivered by them to the Purchaser at the Closing pursuant to the terms this Agreement, shall survive the Closing (i) with respect to all representations and warranties until 11:59 p.m. Pacific Time on the six (6)-month anniversary of the Closing Date (the first day following the last day of survivability period, the “Release Date”), other than the representations of Parent contained in Section 6.02Section 6.03 and Section 6.03 (“Parent Fundamental Representations”), which shall survive until the expiration of the applicable statute of limitation. None of the representations or warranties of the Purchaser shall survive the Closing, other than the representations contained in Section 5.07, which shall survive indefinitely. Notwithstanding the foregoing, any claims for Losses with respect to the Company’s collection and remission of US sales taxes, within the applicable tax period (i.e., open tax years), and in connection with the filing of sales tax returns (“Sales Tax Losses”) shall survive the Closing until 11:59 p.m. Pacific Time on the twelve (12)-month anniversary of the Closing Date. Notwithstanding the foregoing, in no case shall the termination of the representations, warranties, covenants and agreements affect any claim for or arising out of or relating to fraud, willful misrepresentation or intentional breach. The Parties agree that if an Officer’s Claim Notice in accordance with the terms herein is duly and timely delivered to the Holder Representative, or the Parent, as applicable in good faith and on reasonable grounds, with respect to an Indemnified Event occurring prior to the Release Date, then the lapsing of the representations and warranties shall not affect the claim specified in such Officer’s Claim Notice, which claim shall survive until finally resolved in accordance with Section 10.04. Any claim (other than for fraud or willful misrepresentation) with respect to which an Officer’s Claim Notice was not delivered to the Holder Representative, or the Parent, as applicable, prior to the Release Date shall be deemed to have been waived and shall be absolutely and forever barred and unenforceable, null and void, and of no force or effect whatsoever and the Company and Selling Shareholders, or the Parent, as applicable, shall have no liability with respect thereto. By way of clarification for the purpose of ensuring compliance with the Israeli Limitation Law, 5718-1958, it is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 10.01 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby in this Article X. The Parties further acknowledge that the time periods set forth in this Section 10.01 for the assertion of claims are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

Section 11.02	Indemnification by Indemnifying Persons

(A)       Subject to the terms and conditions of this Article X, each Selling Shareholder (each, an “Indemnifying Person”), from and after the Closing shall, severally and not jointly (each in accordance with its Indemnity Pro Rata Share), indemnify, defend and hold harmless the Purchaser, its Affiliates, and their respective shareholders, officers, directors, employees, agents (including, from and after the Closing, the Company) and their successors and assigns (collectively, the “Purchaser Indemnified Parties”), and shall reimburse the Purchaser Indemnified Parties for, any Losses to the extent arising, directly or indirectly, from or in connection with (each, an “Indemnified Event”):

(a)       any breach of any representation or warranty made by the Company in this Agreement or any certificate delivered to the Purchaser by the Company to be true and correct as of the Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case, such representations and warranties shall be true and correct on and as of such specified date or dates);

(b)       any breach of any covenant or obligation of the Company in this Agreement or in any certificate delivered at the Closing by or on behalf of the Company pursuant to this Agreement, to perform or comply with such covenant or obligation on or prior to the Closing;

(c)       any inaccuracy in the Consideration Allocation Certificate, including as a result of any inaccuracy in the Transaction Expenses and Change of Control Payments, in any such case, has resulted in entitlement to payment of any portion or issuance of any securities of the Aggregate Consideration which was not included in the Consideration Allocation Certificate;

(d)       any fraud or willful misrepresentation by or on behalf of the Company; and

(e)       Any Losses arising from the claim of patent infringement or related claims raised by or referred to, raised by ObVus, Solutions LLC in its letter dated January 8, 2021 to Company, which made available to the Purchaser, (the “ObVus Claims”), which will be recovered solely from the Special IP Escrow. Notwithstanding any other provisions of this Agreement, Company’s indemnification obligations under this subsection shall survive termination or expiration of this Agreement, and shall terminate only upon the Special IP Escrow End Date.

(B)       Subject to the terms and conditions of this Article X, each Indemnifying Person, from and after the Closing shall, severally and not jointly, indemnify, defend and hold harmless the Purchaser Indemnified Parties, and shall reimburse the Purchaser Indemnified Parties (provided that in each case the Indemnified Parties shall act solely through Purchaser) for, any Losses to the extent arising, directly or indirectly, from or in connection with:

(a)       any failure of any representation or warranty made by such Indemnifying Person (in his/her/its capacity as shareholder of the Company) in this Agreement or any certificate delivered to the Purchaser by such Indemnifying Person to be true and correct as of the Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case, such representations and warranties shall be true and correct on and as of such specified date or dates); and

(b)       any breach of any covenant or obligation of such Indemnifying Person (in his/her/its capacity as shareholder of the Company) in this Agreement or in any certificate delivered at the Closing by or on behalf of such Indemnifying Person pursuant to this Agreement, to perform or comply with such covenant or obligation on or prior to the Closing.

Section 11.03	Limitations on Indemnification by Indemnifying Persons

(a)       The Indemnifying Persons shall not be liable to indemnify the Purchaser Indemnified Parties for Losses arising out of or in connection with Section 10.02(a) and (b) unless and until the total amount of Losses suffered by the Purchaser Indemnified Parties for all such indemnification claims exceeds $200,000 (the “Threshold”), following which, the Indemnifying Persons shall indemnify the Purchaser Indemnified Parties against the entire portion of Losses (as of the first dollar); provided, however, that indemnification for the ObVus Claims, Sales Tax Losses, fraud or willful misrepresentation by the Company, or by the Indemnifying Person (solely which respect to such Indemnifying Person) shall not be subject to the Threshold.

(b)       No Indemnifying Person will have any indemnification liability under Section 11.02, in accordance with its terms, other than with respect to (i) fraud or willful misrepresentation by the Company or by such Indemnifying Person (solely with respect to such Indemnifying Person), and (ii) Section 11.02(A) and, solely with respect to such Indemnifying Person, Section 11.02(B)(a) trough (b). For purposes of calculating Losses with respect to any breach or failure by the Company of any of its representations and warranties contained in or made by or pursuant to this Agreement that are qualified by materiality or Material Adverse Effect (including for the purpose of determining whether the Threshold has been satisfied) (but not for purposes of determining whether such a breach has occurred), all such qualifications shall be disregarded; provided, that each such qualification shall not be disregarded for the purposes of the initial determination of whether there was a breach or failure of such representation or warranty to be true and correct, as foresaid.

(c)       The Regular Escrow Fund, shall be available to Purchaser Indemnified Parties to satisfy the indemnification obligations of the Indemnifying Persons pursuant toSection 11.02 (except with respect to Section 11.02(A)(e)), subject to the terms of this Article X and the Escrow Agreement. Except with respect to Losses arising from or relating to fraud or willful misrepresentation, from and after the Closing, the sole and exclusive remedy of the Purchaser Indemnified Parties against the Indemnifying Persons for any Losses arising will be to make a claim in respect of, and solely to the extent of, the then outstanding Escrow Fund and in accordance with the allocation of indemnifiable Losses between the Regular Escrow Fund and Special IP Escrow Fund. The Special IP Escrow Fund shall be available to Purchaser Indemnified Parties to satisfy the indemnification obligations of the Indemnifying Persons pursuant to Section 11.02(A)(e).

(d)       Anything to the contrary herein notwithstanding, other than with respect to fraud or willful misrepresentation of an Indemnifying Person (solely with respect to such Indemnifying Person), the aggregate liability of such Indemnifying Person for indemnification under this Article XI, shall not exceed the Consideration Shares actually issued to such Indemnifying Person’s (including trough the Paying Agent or Escrow Agent, as applicable) Indemnity Pro Rata Share of the Aggregate Indemnity Amount (and each case, subject to the allocation of indemnifiable Losses between the Regular Escrow Fund and Special IP Escrow Fund as set forth in Section 11.03(c)). The liability of the Indemnifying Persons hereunder shall be several but not joint. For the purposes of clarity, no Indemnifying Person shall have any liability for Losses as a result of or arising out of Section 11.02(B), except the specific Indemnifying Person whose actions or omissions are the subject of such indemnification claim for Losses pursuant to Section 11.02(B).

(e)       Claims made by a Purchaser Indemnified Party for indemnification under Section 11.02 shall be satisfied from funds held in the Escrow Fund (based on, with respect to the portion of the Losses attributed to each Indemnifying Person, based on their respective Indemnity Pro Rata Share of the Escrow Fund), and in each case, in accordance with the allocation of indemnifiable Losses between the Regular Escrow Fund and Special IP Escrow Fund as set forth in Section 11.03(c).

(f)       The amount of any Losses payable by the Indemnifying Person shall be net of any amounts actually recovered by the Purchaser Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, net of any expenses incurred by such Purchaser Indemnified Party in investigating, prosecuting and collecting such amount and net of any increase to the applicable insurance premiums. If the Purchaser Indemnified Party receives any amounts under applicable insurance policies, or from any other Person responsible for any Losses, after the Indemnifying Person makes an indemnification payment in respect of such Losses, and which amounts were not previously deducted from the Losses payable by the Indemnifying Person, then the Purchaser Indemnified Party shall promptly reimburse the Indemnifying Person for any payment made or expense incurred by such Indemnifying Person in connection with providing such indemnification payment up to the amount received by the Purchaser Indemnified Party, net of any expenses incurred by such Purchaser Indemnified Party in investigating, prosecuting and collecting such amount and net of any increase to the applicable insurance premiums. Nothing in this Agreement shall derogate from the Purchaser Indemnified Parties’ obligation to use commercially reasonable efforts to mitigate any Losses.

(g)       Notwithstanding anything contained in this Agreement to the contrary, no Purchaser Indemnified Party shall have any right to indemnification under this Article X with respect to any Losses to the extent such Losses are duplicative of Losses that have previously been recovered, even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement or have resulted in an adjustment to the Aggregate Consideration.

(h)       The representations and warranties of the Company and the Selling Shareholders contained in this Agreement and in the Company Disclosure Schedule constitute the sole and exclusive representations and warranties made by or on behalf of the Company or the Selling Shareholders in connection with the transactions contemplated by this Agreement, and Purchaser understands, acknowledges and agrees that all other representations and warranties made by or on behalf of the Company or the Selling Shareholders of any kind or nature, express or implied, are specifically disclaimed by the Company and the Selling Shareholders.

Section 11.04	Indemnification by Parent

(A)       Subject to the terms and conditions of this Article X, Parent, from and after the Closing shall indemnify, defend and hold harmless the Selling Shareholders and their successors and assigns (collectively, the “Selling Shareholders Indemnified Parties”), and shall reimburse the Selling Shareholders Indemnified Parties (provided that in each case the Selling Shareholders Indemnified Parties shall act solely through Holder Representative, except with respect to Parent Fundamental Representations) for, any Losses to the extent arising, directly, from or in connection with:

(a)       any breach of any representation or warranty made by the Parent in this Agreement or any certificate delivered to the Company or the Selling Shareholders by the Parent to be true and correct as of the Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case, such representations and warranties shall be true and correct on and as of such specified date or dates);

(b)       any breach of any covenant or obligation of the Parent in this Agreement or in any certificate delivered at the Closing by or on behalf of the Parent pursuant to this Agreement, to perform or comply with such covenant or obligation on or prior to the Closing; and

(c)       any fraud or willful misrepresentation by or on behalf of the Parent.

Section 11.05	Limitations on Indemnification by Parent

(a)       The Parent shall not be liable to indemnify the Selling Shareholders Indemnified Parties for Losses arising out of or in connection with Section 11.04 unless and until the total amount of Losses suffered by the Selling Shareholders Indemnified Parties for all such indemnification claims exceeds $200,000 (the “Parent Threshold”), following which, Parent shall indemnify the Selling Shareholders Indemnified Parties against the entire portion of Losses (as of the first dollar); provided, however, that indemnification for Losses as a result of or arising out of a breach of the Parent Fundamental Representations, fraud or willful misrepresentation by the Parent shall not be subject to the Parent Threshold.

(b)       For purposes of calculating Losses with respect to any breach or failure by the Parent of any of its representations and warranties contained in or made by or pursuant to this Agreement that are qualified by materiality or Material Adverse Effect (including for the purpose of determining whether the Parent Threshold has been satisfied) (but not for purposes of determining whether such a breach has occurred), all such qualifications shall be disregarded; provided, that each such qualification shall not be disregarded for the purposes of the initial determination of whether there was a breach or failure of such representation or warranty to be true and correct, as foresaid.

(c)       Anything to the contrary herein notwithstanding, other than with respect to any breach of the Parent Fundamental Representations, fraud or willful misrepresentation of Parent, the aggregate liability of Parent for indemnification under this Article XI, shall not exceed 14.13% of the Aggregate Consideration payable to such Selling Shareholders.

(d)       Claims made by a Selling Shareholder Indemnified Party for indemnification under Section 11.04 shall be satisfied by issuance of additional Consideration Shares.

(e)       Notwithstanding anything contained in this Agreement to the contrary, no Selling Shareholder Indemnified Party shall have any right to indemnification under this Article X with respect to any Losses to the extent such Losses are duplicative of Losses that have previously been recovered, even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement or have resulted in an adjustment to the Aggregate Consideration.

(f)       The representations and warranties of the Parent contained in this Agreement and in the Parent Disclosure Schedule constitute the sole and exclusive representations and warranties made by or on behalf of the Parent in connection with the transactions contemplated by this Agreement, and the Selling Shareholders and the Company understand, acknowledge and agree that all other representations and warranties made by or on behalf of the Parent of any kind or nature, express or implied, are specifically disclaimed by the Parent.

Section 11.06	Procedure for Indemnification; Third Party Claims

(a)       Claim Notice. If any Purchaser Indemnified Party or Selling Shareholder Indemnified Party has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification, compensation or reimbursement pursuant to Section 11.02A or 11.02B or 11.04, as applicable, the Purchaser or the Holder Representative (or the Selling Shareholder Indemnified Party, to the extent that such claim apply only to such Selling Shareholder), as applicable, may deliver to the Holder Representative or the Parent, as applicable, a certificate signed on behalf of the Purchaser or the Holder Representative (or the Selling Shareholder Indemnified Party, to the extent that such claim apply only to such Selling Shareholder), as applicable, with a copy to the Escrow Agent (if and to the extent that the Indemnified Party is seeking recourse against the Regular Escrow Fund or the Special IP Escrow Fund, as applicable according to the allocation set forth Section 11.03(c)), and to one or more Indemnifying Persons (if and to the extent that the Purchaser Indemnified Party is seeking recourse directly against any such Indemnifying Person or Indemnifying Persons) prior to the Release Date (the “Officer’s Claim Notice”):

(1)       stating that a Purchaser Indemnified Party or a Selling Shareholder Indemnified Party, as applicable, incurred, paid, sustained, reserved or accrued, or in good faith believes that it may incur, pay or sustain indemnifiable Losses with respect to a breach of or inaccuracy in a representation, warranty or covenant contained in this Agreement that such Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable, is or may otherwise be entitled to indemnification under this Article X;

(2)       to the extent possible, containing a good faith non-binding, preliminary estimate of the amount which such Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable, claims to be entitled to receive hereunder, which shall be an estimate of the amount of Losses such Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable, claims to have so incurred or suffered (the aggregate amount of such estimate being referred to as the “Claimed Amount”); and

(3)       containing a brief description, in reasonable detail (based upon the information then possessed by Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable) of the facts, circumstances or events, known to the Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable, giving rise to such alleged indemnifiable Losses, including (A) the basis for such anticipated liability and the nature of the breach to which such Losses relate, (B) the identity of any third party claimant (if any) and (C) copies of any formal demand or complaint from any third party claimant (if any), and together with any other supporting documentation or evidence.

The Officer’s Claim Notice shall be delivered by the Purchaser Indemnified Party or the Holder Representative (or the Selling Shareholder Indemnified Party, to the extent that such claim apply only to such Selling Shareholder), as applicable, reasonably promptly after such Purchaser Indemnified Party or the Holder Representative (or the Selling Shareholder Indemnified Party, to the extent that such claim apply only to such Selling Shareholder), as applicable, becomes aware of the existence of a claim; provided, however, that no delay on the part of an Purchaser Indemnified Party or the Holder Representative (or the Selling Shareholder Indemnified Party, to the extent that such claim apply only to such Selling Shareholder), as applicable, in delivering an Officer’s Claim Notice shall relieve any Indemnifying Person or the Parent, as applicable, from any of its obligations under this Article X unless (and then only to the extent that) the Indemnifying Person or the Parent, as applicable, is materially prejudiced thereby in terms of any defense or claim available to the Indemnifying Person or the Parent, as applicable, or the amount of Losses for which the Indemnifying Person or the Parent, as applicable, is obligated to indemnify the Parent Indemnified Parties or the Selling Shareholder Indemnified Parties, as applicable, or otherwise.

(b)       Dispute Procedure. During the thirty (30) days’ period commencing upon the date that an Officer’s Claim Notice is deemed duly delivered pursuant to clause (a) above, the Holder Representative or the Parent, as applicable, may deliver to Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable, a written response (the “Response Notice”) in which the Holder Representative or the Parent, as applicable, either: (i) agrees that the full Claimed Amount is owed to the Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable; or (ii) agrees that a portion, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable; or (iii) indicates that no portion of the Claimed Amount is owed to the Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable. Any part of the Claimed Amount that is not agreed to be owed to the Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable, pursuant to the Response Notice shall be referred to as a “Contested Amount”.

(c)       Payment of Agreed Amount. If the Holder Representative or the Parent, as applicable, delivers to the Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable, a Response Notice agreeing that the full Claimed Amount or an Agreed Amount is owed to the Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable, then (A) in the event of indemnification by an Indemnifying Person (i) during the Escrow Period or the Special IP Escrow Period, (1) the Holder Representative shall promptly notify the Escrow Agent thereof, and (2) the Parent shall instruct the 104H Trustee to reduce the Key Executive Indemnity (first from the Key Executive Indemnity that is vested consideration according to the terms of the Holdback Agreement (if any), and if such vested consideration is not sufficient to satisfy such Key Executive’s Indemnity Pro Rata Share of such Losses, then from the Key Executive Indemnity that is not vested consideration) by the aggregate amount of such Key Executive’s Indemnity Pro Rata Share of such Losses (such amount not to exceed in any event in the aggregate the Key Executive’s Indemnity Pro Rata Share of the Aggregate Indemnity Amount) and the Key Executive shall have forfeited such portion of his Key Executive Share Consideration, and (ii) after expiration of the Escrow Period and the Special IP Escrow Period, within thirty (30) calendar days following the delivery of such Response Notice to Purchaser Indemnified Party, the applicable Indemnifying Persons shall transfer to the Purchaser Indemnified Party such number of Consideration Shares equal to the Claimed Amount or the Agreed Amount (the number of which shall be calculated in accordance with (d)Section 2.06(d)) and any amount in excess of the value of the Consideration Shares held by such Indemnifying Person with respect to the Losses shall be paid by such Indemnifying Person in cash, as the case may be, to the Purchaser Indemnified Party, in each case subject to the limitations set forth herein, and (B) in the event of indemnification by the Parent, then within thirty (30) calendar days following the delivery of such Response Notice to Selling Shareholder Indemnified Party and the Holder Representative, the Parent shall pay the Claimed Amount or the Agreed Amount, as the case may be, by issuing additional Consideration Shares to the Selling Shareholder Indemnified Party (the number of which shall be calculated in accordance with (d)Section 2.06(d)), in each case subject to the limitations set forth herein.

(d)       Resolution between the Parties. If the Holder Representative or the Parent, as applicable, delivers to the Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable, a Response Notice indicating that there is a Contested Amount, the Holder Representative, or the Parent, as applicable, and Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable, shall attempt in good faith to resolve the dispute related to the Contested Amount for a period of at least 45 days after delivery of the Response Notice by the Holder Representative or the Parent, as applicable. If Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable, and the Holder Representative or the Parent, as applicable, resolve such dispute, such resolution shall be binding and a settlement agreement stipulating the amount owed to the Purchaser Indemnified Parties or Selling Shareholder Indemnified Party, as applicable (the “Stipulated Amount”), shall be signed by Purchaser or Parent, as applicable, and the Holder Representative, and (A) in the event of indemnification by the Indemnifying Parties (i) during the Escrow Period or the Special IP Escrow Period, (1) the Holder Representative shall notify the Escrow Agent thereof and (2) the Parent shall instruct the 104H Trustee to reduce the Key Executive Indemnity (first from the Key Executive Indemnity that is vested consideration according to the terms of the Holdback Agreement (if any), and if such vested consideration is not sufficient to satisfy such Key Executive’s Indemnity Pro Rata Share of such Losses, then from the Key Executive Indemnity that is not vested consideration) by the aggregate amount of such Key Executive’s Indemnity Pro Rata Share of such Losses (such amount not to exceed in any event in the aggregate the Key Executive’s Indemnity Pro Rata Share of the Aggregate Indemnity Amount) and the Key Executive shall have forfeited such portion of his Key Executive Share Consideration, or (ii) after expiration of the Escrow Period and the Special IP Escrow Period, the applicable Indemnifying Persons shall within thirty (30) calendar days following the execution of such settlement agreement shall transfer to the Purchaser Indemnified Party such number of Consideration Shares equal to the Stipulated Amount (the number of which shall be calculated in accordance with (d)Section 2.06(d)) and any amount in excess of the value of the Consideration Shares held by such Indemnifying Person with respect to the Losses shall be paid by such Indemnifying Person in cash, and (B) in the event of indemnification by the Parent, the Parent shall within thirty (30) calendar days following the execution of such settlement agreement pay the Stipulated Amount by issuing additional Consideration Shares to the Selling Shareholder Indemnified Parties (the number of which shall be calculated in accordance with (d)Section 2.06(d)). If the Holder Representative and Purchaser or Parent, as applicable, are unable to resolve the dispute related to the Contested Amount, each of the Holder Representative or the Purchaser or the Parent, as applicable, may refer to the dispute for arbitration in accordance with Section Section 13.06.

(e)       Except as otherwise provided for in this Section 11.04, in the event that any Purchaser Indemnified Party receives a notice of the assertion of any third-party claim from any Person (other than a Party hereto) (“Third Party Claim”) for which such Purchaser Indemnified Party is entitled to indemnification under this Article X, then the Purchaser Indemnified Party shall deliver, during the Release Period, an Officer’s Claim Notice to the Holder Representative as promptly as reasonably practicable (and, in the event indemnification is being sought hereunder directly from an Indemnifying Person, also to such Indemnifying Person). Failure to so notify the Holder Representative shall not relieve the Indemnifying Persons of any liability except to the extent that the defense of such Third Party Claim is materially prejudiced thereby. The Holder Representative shall have the right, and not the obligation, to control the defense of or settle such Third Party Claim, provided, that if the Holder Representative fails to do so, the Holder Representative shall, on behalf of and at the expense of the Indemnifying Persons, be entitled (or, in the event indemnification is being sought hereunder directly from a specific Indemnifying Person, such Indemnifying Person shall be entitled) to participate in any investigation, defense and settlement of such Third Party Claim and shall have the right to receive copies of all pleadings, notices and communications in a timely manner with respect to the Third-Party Claim to the extent that receipt of such documents does not adversely affect any material privilege relating to any Purchaser Indemnified Party. If the Holder Representative (or, in the event indemnification is being sought hereunder directly and only from a specific Indemnifying Person, such Indemnifying Person) does not consent in writing to any settlement of a Third Party Claim (unless if such consent is unreasonably withheld, conditioned or delayed), such settlement shall not be determinative as to the existence of, or amount of, Losses or as to the entitlement of the Purchaser Indemnified Party for indemnification in that respect hereunder. The Purchaser Indemnified Parties shall not be entitled to any indemnification from the Indemnifying Persons, unless final judgment from which no appeal may be taken is entered against the Indemnifying Persons for such indemnifiable Losses.

(f)       With respect to any Third Party Claim subject to indemnification under this Article X: (i) both the Purchaser Indemnified Parties subject to such Third Party Claim and the Holder Representative shall keep the other Person fully informed in all material respects of the status of such Third Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) to the extent possible, the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(g)      With respect to any Third Party Claim subject to indemnification under this Article X, the Parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or has participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure) and (ii) all communications between any Parties hereto and counsel responsible for or participating in the defense of any Third-Party Claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

Section 11.07	Effect of Investigation; Reliance

The right to indemnification for Losses in this Article X or the availability of any other remedy will not be affected by any investigation conducted by any Purchaser Indemnified Party or its Representatives with respect to, or any knowledge possessed or acquired (or capable of being acquired) by any Purchaser Indemnified Party or its Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by or on behalf of the Company or any Selling Shareholders. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement.

Section 11.08	Sole Remedy.

Other than the right to seek the rights and remedies set forth in Section 13.10 and in connection with fraud or willful misrepresentation by an Indemnifying Person or the Parent, as applicable, the parties hereto hereby agree that this Article XI (as limited and qualified herein) shall be the sole and exclusive remedy of any Purchaser Indemnified Party or Selling Shareholder Indemnified Party, as applicable (whether at law or in equity), for (i) any breach of any representation, warranty or covenant set forth in this Agreement or any documents delivered in connection therewith, or (ii) any other claims with respect to this Agreement or otherwise in connection with the transactions contemplated hereby, under any theory of law.

ARTICLE XII

HOLDER REPRESENTATIVE

Section 12.01	Appointment of Holder Representative; Power and Authority.

(a)       By virtue of the execution or adoption of this Agreement, each Indemnifying Person, hereby irrevocably agrees, constitutes and appoints the Holder Representative (and by the execution of this Agreement as a Holder Representative, the Holder Representative hereby accepts each of his appointment) as the true, exclusive and lawful agent and attorney-in-fact of each of the Indemnifying Persons to act: (i) as a Holder Representative under this Agreement, the Escrow Agreement and any other applicable Document and to have the right, power and authority to perform all actions (or refrain from taking any actions) the Holder Representative deems necessary, appropriate or advisable in connection with, or related to, this Agreement, the Escrow Agreement, any other applicable Document and the Transactions, (ii) in the name, place and stead of each Indemnifying Person (A) in connection with the Transactions, in accordance with the terms and provisions of this Agreement, and (B) in any Proceeding involving this Agreement, and (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Holder Representative shall deem necessary or appropriate in connection with the Transactions (including any Document). This power of attorney is coupled with an interest and is irrevocable. All actions, decisions and instructions of the Holder Representative shall be conclusive and binding upon all of the Selling Shareholders.

(b)       Without derogating from the generality of the foregoing, as of the date of this Agreement, the Holder Representative shall have the right, power and authority to:

(1)       act for the Indemnifying Persons with regard to all matters set forth in this Agreement, including those pertaining to the indemnification referred to in this Agreement, the power to compromise or settle any claim or any indemnity claim on behalf of the Indemnifying Persons and to transact matters of litigation or other Proceedings (except as expressly provided herein and except with respect to any actions with respect to Losses recoverable from any source other than the Escrow Fund);

(2)       execute and deliver the Paying Agent Agreement and the Escrow Agreement on behalf of all Indemnifying Persons and all amendments, waivers, ancillary agreements, share powers, certificates and documents that the Holder Representative deems necessary or appropriate in connection with the consummation of the Transactions;

(3)       receive funds for the payment of expenses of the Indemnifying Persons and apply such funds in payment for such expenses;

(4)       do or refrain from doing any further act or deed on behalf of the Indemnifying Persons that the Holder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Indemnifying Persons could do if personally present;

(5)       give and receive all notices or other required or permitted documents, instructions and communications given or to be given to the Holder Representative by Purchaser pursuant to this Agreement, the Paying Agent Agreement or the Escrow Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Indemnifying Person individually);

(6)       receive service of process on behalf of any Indemnifying Person in connection with any claims under this Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Indemnifying Person individually);

(7)       negotiate, undertake, compromise, defend, resolve and settle any suit, Proceeding, claim or dispute under this Agreement or the Escrow Agreement on behalf of the Indemnifying Persons, in accordance with the terms of this Agreement and the Escrow Agreement;

(8)       engage special counsel, accountants and other advisors and incur such other expenses in connection with the Transactions;

(9)       take such other action as the Holder Representative may deem appropriate, including:

(i)       agreeing to any modification or amendment of this Agreement in accordance with Section 13.11 or the Escrow Agreement and executing and delivering an agreement of such modification or amendment;

(ii)      taking any actions required or permitted under the Escrow Agreement; and

(iii)     all such other matters as the Holder Representative may deem necessary, appropriate or advisable to carry out the intents and purposes of this Agreement, the Paying Agent Agreement and the Escrow Agreement.

(c)       The Holder Representative may at any time by giving at least ten (10) days’ notice to the Purchaser and the Indemnifying Persons, and may be removed or replaced (or in the event the Holder Representative has resigned, a successor may be appointed) only upon delivery of written notice to the Company and the Purchaser by the Selling Shareholders holding at least sixty percent (60%) of the issued and outstanding Ordinary Shares, Preferred A Shares and Preferred B Shares, counted together as a single class, on an as-converted-to Company Ordinary Shares basis (or following the Closing, Selling Shareholders that immediately prior to the Closing held at least sixty percent (60%) of the Ordinary Shares, Preferred A Shares and Preferred B Shares, counted together as a single class, on an as-converted-to Company Ordinary Shares basis); provided, however, that such resignation or removal shall not be effective unless and until a successor Holder Representative has been appointed and accepts such position and the terms of this Agreement and the Escrow Agreement. Notwithstanding the foregoing, a vacancy in the position of the Holder Representative may be filled by the Indemnifying Persons holding a majority in interest of the Escrow Fund. Purchaser, the Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Holder Representative in all matters referred to herein (within its authority described above).

(d)       Notwithstanding the foregoing or anything to the contrary set forth herein, the powers conferred above shall not authorize or empower the Holder Representative to do or cause to be done any of the foregoing (i) in a manner that improperly discriminates between or among the Indemnifying Persons; or (ii) as to any matter insofar as such matter relates solely and exclusively to a single Indemnifying Person, whereupon the Holder Representative may appoint the Indemnifying Person who is alleged to be in breach to handle all matters related to such indemnification claim on behalf of the Holder Representative, and all references to the Holder Representative in such event shall include also such Indemnifying Person. Without implying that other actions would constitute an improper discrimination, each of the Indemnifying Persons agrees that discrimination between or among the Indemnifying Persons solely on the basis of the respective number of Company Shares or Vested Company Options held by each Indemnifying Person or their respective Pro Rata Share shall not be deemed to be improper. Further, notwithstanding anything herein to the contrary, the Holder Representative shall not be entitled to, and shall not, including by way of amending or waiving any provision hereof, take any action on behalf of any Indemnifying Person that would or could (i) cause any Indemnifying Person’s liability hereunder to exceed its portion of the Escrow Fund, (ii) involve any obligation, restriction or agreement other than the payment of monetary damages, (iii) result in the amounts payable hereunder to any Indemnifying Person being distributed in any manner other than as set forth in this Agreement and the Escrow Agreement, or (iv) result in an increase of any Indemnifying Person’s indemnity or other obligations or liabilities under this Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations), without (in each case) such Indemnifying Person’s prior written consent.

Section 12.02	Reimbursement.

(a)       The Holder Representative shall be entitled to receive reimbursement from the Indemnifying Persons, for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Holder Representative in the performance or discharge of its rights and obligations under this Agreement (the “Rep Expenses”). The Indemnifying Persons shall so reimburse the Holder Representative, severally and not on a joint basis, on the basis of their respective Indemnity Pro Rata Share. At the Closing, the Company shall deposit an amount equal to the Rep Expense Amount with the Paying Agent; the Rep Expense Amount shall be held in a separate account by the Paying Agent solely for the use of the Holder Representative to pay the Rep Expenses (including, without limitation, all Rep Expenses arising in connection with claims for indemnification herein) related to the Holder Representative actions taken with respect to this Agreement or the Escrow Agreement, and shall not be deemed to be part of the Escrow Fund. Neither Parent nor any Purchaser Indemnified Party shall have any right, title or interest to the Rep Expense Amount and shall not make any claims against the Rep Expense Amount under this Agreement or otherwise. The Holder Representative shall have sole signature authority over such separate account, and may pay any Rep Expenses out of such account and be reimbursed or reimburse any third party for any Rep Expenses from the Rep Expense Amount, as a first resort, at any time at its sole discretion. Should the Rep Expense Amount not suffice for payment of the Rep Expenses, then upon written request of the Holder Representative, the Holder Representative shall be entitled to call upon the Indemnifying Persons to contribute additional amounts to such account, in proportion to their Indemnity Pro Rata Share. The Holder Representative shall not be required to provide to the Purchaser a copy of any document provided to the Paying Agent regarding the Rep Expense Amount.

(b)       The Holder Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him, her or it. The Indemnifying Persons shall be responsible for and shall on a pro rata basis based on their Indemnity Pro Rata Share, reimburse the Holder Representative or any member thereof upon demand for all reasonable expenses, disbursements and advances incurred or made by the Holder Representative in connection the Holder Representative duties in accordance with any of the provisions of this Agreement, the Escrow Agreement or any other documents executed in connection herewith or therewith, including the costs and expense of receiving advice of counsel according to this Agreement and the Escrow Agreement.

Section 12.03	Release from Liability; Indemnification.

Each Indemnifying Person hereby releases the Holder Representative and each Indemnifying Person agrees, severally and not jointly, on a pro rata basis based on their Indemnity Pro Rata Share, to indemnify, defend and hold harmless the Holder Representative (including any losses incurred, as such losses are incurred) for, arising out of or in connection with the acceptance or administration of the Holder Representative’s duties hereunder or any action taken or not taken by him, her or it in his, her or its capacity as such agent (including the reasonable legal costs and expenses of defending the Holder Representative against any claim or liability (and all actions, claims, proceedings and investigations in respect thereof) in connection with, caused by or arising out of, directly or indirectly from, the performance of the Holder Representative’s duties hereunder), except for the liability of the Holder Representative, or any member thereof, to an Indemnifying Person for loss which such holder will suffer from the willful misconduct, fraud or gross negligence of the Holder Representative in carrying out his, her or its duties hereunder. If not paid directly to the Holder Representative by the Indemnifying Persons, any such losses, liabilities or expenses may be recovered by Holder Representative from any amounts in the Rep Expense Amount and the Escrow Fund otherwise distributable to the Indemnifying Persons pursuant to the terms hereof, the Paying Agent Agreement and the Escrow Agreement at the time of distribution to the Indemnifying Persons in accordance with written instructions delivered by the Holder Representative to the Paying Agent or the Escrow Agent, as applicable; provided that while this section allows the Holder Representative to be paid from any distributable portion of the Rep Expense Amount and Escrow Fund, this does not relieve the Indemnifying Persons from their obligation to promptly pay such losses, liabilities and expenses as they are suffered or incurred, nor does it prevent the Holder Representative from seeking any remedies available to it at law or otherwise. In no event will the Holder Representative be required to advance its own funds on behalf of the Indemnifying Persons or otherwise. The Holder Representative will not incur any liability with respect to any action taken or suffered by him, her or it in reliance upon any notice, direction, instruction, consent, statement or other document believed by him, her or it to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct. In all questions arising under this Agreement or the Escrow Agreement, the Holder Representative may rely on the advice of counsel, and the Holder Representative will not be liable to the Indemnifying Persons for anything done, omitted or suffered by the Holder Representative based on such advice. Except as expressly provided herein, any and all decisions, acts, consents or instructions made or given by the Holder Representative in connection with this Agreement or the Escrow Agreement shall constitute a decision of all the Indemnifying Persons and shall be final, binding and conclusive upon each and every Indemnifying Person, and the Purchaser shall be entitled to rely upon any such decision, act, consent or instruction of the Holder Representative. The Indemnifying Persons acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Holder Representative or the termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.01	Expenses.

All costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Documents and the transactions contemplated hereby and thereby are to be paid by the Party incurring such expenses, except to the extent otherwise provided herein.

Section 13.02	Notices.

All notices, requests, demands, claims and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Purchaser:

Labstyle Innovations Ltd.

Address: 8 HaTokhen Street, Caesarea Industrial Park, Israel 3088900

Attention: Zvi Ben David

Email: Zvi@mydario.com

With a copy to:

Dario Health Corp

Address: 142 W 57th Street, New York, NY 10019, USA

Attention: Zvi Ben David

Email: Zvi@mydario.com

With a copy to:

Sullivan & Worcester LLP

1633 Broadway

New York, New York 10019

Attention: Oded Har-Even

E-mail: ohareven@sullivanlaw.com If to the Company:

If to the Company:

Upright Technologies Ltd.

Address: 23Shoken St., Tel Aviv, Israel

Attention: Oded Cohen

Email: oded@uprightpose.com

With a copy to:

Meitar, Law Offices

16 Abba Hillel St.

Ramat Gan, 5250608, Israel

Attention: Itay Frishman, Adv.

Email: itayf@meitar.com

If to the Holder Representative:

Vertex V (C.I.) Fund L.P.

Address: 1 HaShikma Street, Savyon

Attention: Ran Gartenberg

Email: ran@vertexventures.com

With a copy to:

Meitar, Law Offices

16 Abba Hillel St.

Ramat Gan, 5250608, Israel

Attention: Itay Frishman, Adv.

Email: itayf@meitar.com

or to such other address with respect to a Party as such Party notifies the other in writing as provided above.

Section 13.03	Third Party Beneficiaries.

Except as specifically set forth or referred to in this Agreement, this Agreement does not benefit or create any legal or equitable right, remedy or claim in or on behalf of any Person other than the Parties. Except as specifically set forth or referred to in this Agreement, this Agreement and all of its terms and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

Section 13.04	Complete Agreement.

This Agreement, including the Appendices and Exhibits hereto, the Company Disclosure Schedule and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the Parties on the date of this Agreement, including the Documents, constitute the entire agreement and understanding and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any Party or by any director, officer, member, partner, employee, agent, Affiliate or Representative of any Party in their capacity as such.

Section 13.05	Headings; References.

The titles, captions or headings contained in this Agreement are for convenience of reference only and are not intended to be a part of this Agreement and do not affect the interpretation or construction hereof. When a reference is made in this Agreement to a Section or an Article, such reference is to a Section or Article of this Agreement unless otherwise indicated.

Section 13.06	Governing Law; Jurisdiction.

(a)       This Agreement (including any claim or controversy arising out of or relating to this Agreement and the Documents) shall be governed by, and construed in accordance with, the laws of the State of Israel without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)       All disputes arising out of or in connection with this Agreement which the parties are unable to resolve within thirty (30) calendar days shall be resolved exclusively in arbitration in accordance with the rules provisions of the Israeli Arbitration Law-1968 (the “Rules”) in Tel-Aviv, Israel by a single arbitrator appointed jointly by Purchaser and the Holder Representative, and if no agreement is reached on the identity of the arbitrator within ten (10) days following a written demand, the identity of the arbitrator will be determined in accordance with the Rules. The language to be used the arbitral shall be English. Any ruling or decision of the Arbitrator may be enforced in any court of competent jurisdiction. The arbitrator shall not be bound by procedure law or rules of evidence, but will rule consistent with the substantive law of the State of Israel. The award of the Arbitrator shall be in writing, state the reasons upon which it is based, and shall be final and binding upon the parties. This Section constitutes an Arbitration Agreement in accordance with the Rules. In the event of any contradiction between the provisions hereof and the Rules, the provisions of this Agreement shall prevail. All arbitral proceedings conducted with reference to this arbitration clause shall be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to any third party without the written consent of all Parties, except for their legal advisors and other advisors or Persons (and, in the case of the Holder Representative, except also for the Indemnifying Parties) with a need to know of such proceedings, provided that such third party advisors and Persons are subject to confidentiality undertaking not less strict than the provisions of this confidentiality undertaking. The immediately preceding sentence notwithstanding, no Party shall be prevented from disclosing such information if, and to the extent, such Party is obliged to disclose it under statute, regulation, decision of a Governmental Authority, stock exchange contract or similar, provided that (to the extent lawfully possible) the disclosing party first consults with any affected Party as to the nature, proposed form, timing and purpose of such disclosure and uses all reasonable endeavors to ensure that such information is treated by any receiving party as confidential.

Section 13.07	Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision is to be interpreted to be only as broad as is enforceable.

Section 13.08	Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. A signature to this Agreement delivered by facsimile or electronic mail will be sufficient for all purposes between the Parties.

Section 13.09	Rules of Construction.

The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 13.10	Specific Performance.

Except as otherwise provided in Article X, the rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 13.11	Amendments and Waivers.

(a)       This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser, the Holder Representative (acting exclusively for and on behalf of all of the Indemnifying Parties) and, until the Closing, the Company (provided no amendment may be entered into which discriminates any specific Indemnifying Person, without the prior written consent of such specific Indemnifying Person).

(b)       Except as expressly set forth in this Agreement, no failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 13.12	Binding Effect; Benefit; Assignment.

(a)       The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Except as otherwise set forth in this Agreement, this Agreement is not intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person, other than the Parties hereto and their respective successors and assigns.

(b)       No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that Purchaser may transfer or assign its rights and obligations under this Agreement, without obtaining the consent or approval of any other Party hereto, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that the Purchaser remains ultimately liable for all of Purchaser’s obligations hereunder.

Section 13.13	No Right of Setoff.

The Purchaser shall not be entitled to set-off against any payment obligations owing by it to any of the Equityholders under this Agreement, or any other certificate, agreement, document or other instrument to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby, or against any claims that the Purchaser may have under such agreements against any of the Equityholders.

Section 13.14	Conflict Waiver

Notwithstanding that the Company has been represented by Meitar | Law Offices (the “Firm”) in the preparation, negotiation and execution of this Agreement, the Documents and the transactions contemplated herein (“Transaction”), each of the Company and the Purchaser agrees that after the Closing Date the Firm may represent the Holder Representative, the Indemnifying Parties and/or their Affiliates in matters related to this Agreement and the ancillary agreements hereto, including without limitation in respect of any indemnification claims in connection with this Transaction. The Company hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation. Neither the Company nor the Purchaser Indemnified Parties may waive attorney-client privilege with respect to the Transaction without Holder Representative’s written consent.

[Signature Page Follows]

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officers as of the date first written above.

Labstyle Innovation Limited

By:	/s/ Zvi Ben David
Name:	Zvi Ben David
Title:	Director

DarioHealth Corp.

By:
Name:	/s/ Erez Raphael
Title:	CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

LABSTYLE INNOVATION LTD

By:

Name:

Title:

DARIO HEALTH CORP

By:

Name:

Title:

UPRIGHT TECHNOLOGIES LTD

By:	/s/ Oded Cohen

Name:

Title:

[Signature Page to Share Purchase Agreement (Project Dario)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

VERTEX V (C.I.) FUND L.P.			VERTEX ISRAEL OPPORTUNITY FUND, L.P.

By:	/s/ Ran Gartenberg	/s/ Aviad Ariel	By:	/s/ Ran Gartenberg	/s/ Aviad Ariel

Name:			Name:

Title:			Title:

SBI – VERTEX V (C.I.) ISRAEL FUND, L.P.			VERTEX ISRAEL OPPORTUNITY FUND UT,

By:	/s/ Ran Gartenberg	/s/ Aviad Ariel	By:	/s/ Ran Gartenberg	/s/ Aviad Ariel

Name:			Name:

Title:			Title:

[Signature Page to Share Purchase Agreement (Project Dario)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

VERTEX V (C.I.) FUND L.P., solely in its capacity as the Holder Representative

By:	/s/ Aviad Ariel	/s/ Ran Gartenberg

Name:

Title:

[Signature Page to Share Purchase Agreement (Project Dario)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

ZEN INVESTMENTS LIMITED		THREE SEVEN INVESTMENT SPC LIMITED

By:	/s/ Anthony Arzt	By:	/s/ Anthony Arzt

Name:		Name:

Title:		Title:

[Signature Page to Share Purchase Agreement (Project Dario)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

DAMSI INVESTMENTS, LLC		VLTCM LTD.

By:	/s/ Mauro Wjuniski	By:	/s/ Angela Tordesillas

Name:		Name:

Title:		Title:

RAMI LIPMAN		SHARI BLECHER
/s/ Rani Lipman		/s/ Shari Blecher

ILAN KAUFTHAL		ARI PERKINS AND JENNIFER PERKINS
/s/ Ilan Kaufthal		/s/ Ari Perkins And Jennifer Perkins

ANDY BURSKY		PETER BACON
/s/ Andy Bursky		/s/ Peter Bacon

SHLOMO AJAMI		YOAV HARLAP
/s/ Shlomo Ajami		/s/ Yoav Harlap

RONIT SHRAGA		ELAD SHRAGA
/s/ Ronit Shraga		/s/ Elad Shraga

GERARD LEVY
/s/ Gerard Levy

[Signature Page to Share Purchase Agreement (Project Dario)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

ODED COHEN

/s/ Oded Cohen

[Signature Page to Share Purchase Agreement (Project Dario)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

ALTSHULER SHAHAM TRUSTS LTD.
in trustfor Liran Reller

By:	/s/ Oded Cohen

Name:

Title:

[Signature Page to Share Purchase Agreement (Project Dario)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

ALTSHULER SHAHAM TRUSTS LTD.
in trust for Sergei Burgsdof

By:	/s/ Roy Fisher

Name:

Title:

[Signature Page to Share Purchase Agreement (Project Dario)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

ALTSHULER SHAHAM TRUSTS LTD.
in trust for Omer Gerzon

By:	/s/ Roy Fisher

Name:

Title:

[Signature Page to Share Purchase Agreement (Project Dario)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

ALTSHULER SHAHAM TRUSTS LTD.
in trust for Inbal Aharon

By:	/s/ Roy Fisher

Name:

Title:

[Signature Page to Share Purchase Agreement (Project Dario)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

ALTSHULER SHAHAM TRUSTS LTD.
in trust for Ori Fruhauf

By:	/s/ Roy Fisher

Name:

Title:

[Signature Page to Share Purchase Agreement (Project Dario)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

ALTSHULER SHAHAM TRUSTS LTD.
in trust for Hadas Cohen

By:	/s/ Roy Fisher

Name:

Title:

[Signature Page to Share Purchase Agreement (Project Dario)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

ALTSHULER SHAHAM TRUSTS LTD.
in trust for Yifah Avital

By:	/s/ Roy Fisher

Name:

Title:

[Signature Page to Share Purchase Agreement (Project Dario)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

ALTSHULER SHAHAM TRUSTS LTD.
in trust for Adi Yarden

By:	/s/ Roy Fisher

Name:

Title:

[Signature Page to Share Purchase Agreement (Project Dario)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officers as of the date first written above.

Tmura

By:	/s/ Baruch Lipner

Name:

Title:

[Signature Page to Share Purchase Agreement]

Schedule 1

Selling Shareholders

1. Oded Cohen

2. Yoav Harlap

3. Gerard Levy

4. Elad Shraga

5. Ronit Shraga

6. Shlomo Ajami

7. VLTCM Ltd.

8. Zen Investments Limited

9. Three Seven Investments SPC Limited

10. Peter Bacon

11. Damsi Investments, LLC

12. Shari Blecher

13. Ilan Kaufthal

14. Rami Lipman

15. Ari Perkins and Jennifer Perkins

16. Andy Bursky

17. Vertex V (C.I.) Fund L.P.

18. SBI – Vertex V (C.I.) Israel Fund, L.P.

19. Vertex Israel Opportunity Fund, L.P.

20. Vertex Israel Opportunity Fund UT, L.P.

21. Altshuler Saham Trusts Ltd. in trust for Liran Reller

22. Altshuler Saham Trusts Ltd. in trust for Sergei Burgsdof

23. Altshuler Saham Trusts Ltd. in trust for Omer Gerzon

24. Altshuler Saham Trusts Ltd. in trust for Inbal Aharon Almozlino

25. Altshuler Saham Trusts Ltd. in trust for Ori Fruhauf

26. Altshuler Saham Trusts Ltd. in trust for Hadas Cohen

27. Altshuler Saham Trusts Ltd. in trust for Yifah Avital

28. Altshuler Saham Trusts Ltd. in trust for Adi Yarden

29. Tmura – The Israeli Public Service Venture Fund

Schedule 2

Knowledge Group

1. Oded Cohen

2. Limor Farchy